   As filed with the Securities and Exchange Commission on November 1, 2001


                                                     Registration No. 333-71132

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                Amendment No. 1


                                      To

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------
                           TELEMUNDO HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)

                               -----------------

           Delaware                         4833                   13-3993031
(State or other jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification Number)

                             2290 West 8th Avenue
                            Hialeah, Florida 33010
                                (305) 889-7068
  (Address, including zip code, and telephone number, including area code, of each of the co-registrants' principal executive offices)

                               -----------------

                               Glenn A. Dryfoos
                   Senior Vice President and General Counsel
                             2290 West 8th Avenue
                            Hialeah, Florida 33010
                                (305) 889-7266
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                            Gregory A. Ezring, Esq.
                               Latham & Watkins
                               885 Third Avenue
                           New York, New York 10022
                                (212) 906-1200

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                               -----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 $293,991,000

                           Telemundo Holdings, Inc.

                               OFFER TO EXCHANGE

         $293,991,000 principal amount at maturity of its outstanding
           Series A, B, and C 11 1/2% Senior Discount Notes due 2008 for its Series D 11 1/2% Senior Discount Notes due 2008,
          which have been registered under the Securities Act of 1933

                               -----------------

   We are offering to issue the Series D 11 1/2% senior discount notes due 2008 offered hereby in exchange for all of our outstanding (1) Series A 11 1/2% senior discount notes due 2008 issued on August 12, 1998, which we refer to as the Unregistered 1998 Notes and Series B 11 1/2% senior discount notes due 2008 issued in exchange therefor pursuant to a registration rights agreement, which we refer to as the Registered 1998 Notes and (2) all of our Series C 11 1/2% senior discount notes due 2008 issued on August 10, 2001, which we refer to as the Unregistered 2001 Notes, for our registered Series D 11 1/2% senior discount notes due 2008, which we refer to as the Registered 2001 Notes. We refer to (1) the Unregistered 1998 Notes and the Registered 1998 Notes collectively as the 1998 Notes; (2) the 1998 Notes and the Unregistered 2001 Notes collectively as the Old Notes; and (3) the Old Notes and the Registered 2001 Notes collectively as the Notes. The terms of the Notes are identical except that the Registered 1998 Notes are and the Registered 2001 Notes will be registered under the Securities Act of 1933 and, therefore, are freely transferable.

*Please consider the following:


   . Our offer to exchange the Old Notes for the Registered 2001 Notes will be open until 5:00 p.m., New York City time, on December 7, 2001, unless we extend the offer.


   . You should carefully review the procedures for tendering the Old Notes beginning on page 23 of this prospectus.

   . If you fail to tender your Unregistered 1998 Notes and Unregistered 2001
     Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

   . No public market currently exists for the Notes. We do not intend to list the Registered 2001 Notes on any securities exchange and, therefore, no active public market is anticipated.

   You should carefully review the Risk Factors beginning on page 12 of this prospectus.

   We are not making the exchange offer in any state or jurisdiction where it is not permitted.

                               -----------------

   Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------


                The date of this prospectus is November 1, 2001

   Each broker-dealer that receives Registered 2001 Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered 2001 Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                               -----------------

                               TABLE OF CONTENTS


                                                                                      Page
                                                                                      ----
Industry Data........................................................................  ii
Cautionary Note Regarding Forward-Looking Statements.................................  ii
Where You Can Find More Information..................................................  ii
Prospectus Summary...................................................................   1
Risk Factors.........................................................................  12
Use of Proceeds......................................................................  21
NBC Acquisition......................................................................  21
The Exchange Offer...................................................................  22
Capitalization.......................................................................  29
Selected Historical Consolidated Financial Data......................................  30
Management's Discussion and Analysis of Results of Operations and Financial Condition  32
Business.............................................................................  40
Management...........................................................................  60
Security Ownership...................................................................  65
Certain Relationships and Related Transactions.......................................  68
Description of Certain Indebtedness..................................................  71
Description of the Registered 2001 Notes.............................................  73
Book-Entry, Delivery and Form........................................................ 106
Certain U.S. Federal Income Tax Considerations....................................... 108
Plan of Distribution................................................................. 108
Legal Matters........................................................................ 109
Experts.............................................................................. 109
Index to Pro Forma Condensed Consolidated Financial Statements....................... P-1
Index to Historical Financial Statements............................................. F-1

                                 INDUSTRY DATA

   The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and our estimates. Our estimates are based on information obtained from our trade and business organizations and other contacts in the markets in which we operate and our management's knowledge and experience in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size or similar calculations. The terms "market area" and "DMA" refer to the term Designated Market Area, developed by Nielsen Media Research, Inc. ("Nielsen TV") and used by the television industry to indicate a geographically distinct television market.

                           CAUTIONARY NOTE REGARDING
                          FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION


   We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 (Reg. No. 333-71132) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

   We file annual, quarterly, special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

   Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

   You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

                           Telemundo Holdings, Inc.
                             2290 West 8th Avenue
                               Hialeah, FL 33010
                      Attention: Chief Financial Officer
                                (305) 889-7068

   To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the Registered 2001 Notes. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes to these statements in this prospectus. All references in this prospectus to "we," "us," "our," or "Telemundo Holdings" mean Telemundo Holdings, Inc. and its subsidiaries, unless indicated otherwise. References to the "Network Company" or the "Network" mean our affiliate, Telemundo Network Group LLC, references to "Telemundo Group" mean our wholly-owned subsidiary Telemundo Group, Inc. and its subsidiaries and references to "Telemundo Communications" mean our parent, Telemundo Communications Group, Inc. (See the structure diagram on page 5.) For purposes of this prospectus, unless we specify otherwise, references to the United States exclude Puerto Rico.

                                  The Company

   We are one of two national Spanish-language television broadcast companies currently operating in the United States. We own and operate ten full-power UHF television stations serving Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio, Dallas and Denver. Nine of these stations serve the eight largest Hispanic market areas, and four of the five largest general market areas, in the United States. We also own and operate the leading full-power VHF television station and related production facilities in Puerto Rico and 16 domestic low-power television stations ("LPTVs") in the United States. Additionally, we operate WEYS, a full-power UHF television station serving Miami pursuant to a local marketing agreement.

   Our stations broadcast a wide variety of network programming, including telenovelas (soap operas), talk shows, movies, entertainment programs, national and international news, sporting events, children's programming, music, comedy and dramatic series. In addition, we supplement our network programming with local programming focused on local news and community events. Programming is provided 24-hours a day to our network affiliated U.S. stations by the Network Company. KWHY in Los Angeles, WKAQ in Puerto Rico and WEYS in Miami broadcast a similar variety of programs. However, while these independent stations air certain of the Network Company's programming, a substantial amount of their programming is either internally developed and produced, or acquired directly by the stations from third party producers unrelated to the Network Company. Including our owned and operated stations, the Network Company currently serves 81 markets in the United States, including 49 of the 50 largest Hispanic markets, and reaches approximately 88% of all U.S. Hispanic households.

   Over the past two years, the Network's share of the Spanish-language television audience has grown from a low of 11% in February 1999 to 30% in May 2001. In addition, the Network's share of the prime-time Hispanic audience has grown from a low of 8% in February 1999 to 24% in May 2001. During the recent sweeps in February and May of 2001, our owned and operated Miami station WSCV had the largest market share in prime-time, beating all Spanish and English language competitors. We believe our ratings have grown significantly due to the Network's successfully redirected programming strategy. The new strategy included replacing many prime-time dramas, comedies and movies with telenovelas, as well as adding daytime talk shows and weekend sports programming.

Television Stations

   The following table sets forth information about our eleven owned and operated full-power Spanish-language television stations, nine of which account for 61% of the Network's coverage, as well as WEYS, which we operate pursuant to a local marketing agreement.

                                                                                                 Number of
                                                                                                   Other
                                                                                                 Full-Power
                                                                                                  Spanish-
                                                                     Ranking of     Ranking of    Language
                                       Number of                    Market Area    Market Area   Television
                                       Hispanic      Hispanics as   by Number of   by Number of   Stations
                                      Television     a Percentage     Hispanic        Total      Operating
                                     Households in     of Total      Television     Television   in Market
Market Area Served Station/Channel  Market Area (1) Population (2) Households (1) Households (1)  Area (3)
------------------ ---------------- --------------- -------------- -------------- -------------- ----------
Los Angeles, CA... KVEA (Ch. 52)
                   KWHY (Ch. 22)(4)    1,531,640          40%             1              2           2
New York, NY...... WNJU (Ch. 47)       1,058,550          18%             2              1           1
Miami, FL......... WSCV (Ch. 51)
                   WEYS (Ch. 22)(5)      507,080          39%             3             16           3
San Francisco, CA. KSTS (Ch. 48)         349,600          20%             4              5           1
Chicago, IL(6).... WSNS (Ch. 44)         340,240          14%             5              3           1
Houston, TX....... KTMD (Ch. 48)         336,870          25%             6             11           1
San Antonio, TX... KVDA (Ch. 60)         322,770          54%             7             37           1
Dallas, TX........ KXTX (Ch. 39)         233,940          16%             8              7           2
Denver, CO........ KMAS (Ch. 24)         147,640          14%            16             18           1
San Juan, PR...... WKAQ (Ch. 2)        1,222,115          --             --             --           6

--------
(1)Estimated by Nielsen TV as of January 2001, except for Puerto Rico, which was estimated by Mediafax as of January 2001.
(2)Claritas, Inc., 2000, derived from U.S. Census Bureau data and other government statistics.
(3)We and each of our Spanish-language competitors broadcast over UHF, except in Puerto Rico, where WKAQ and its three major competitors broadcast over VHF. (Not including stations contemplated to be operated by Telefutura or Azteca America.) See "Business--Competition."
(4)We operate KWHY as an independent station. It does not receive programming from the Network Company.
(5)WEYS is owned by an unaffiliated third party. We operate WEYS as an independent station pursuant to a local marketing agreement.
(6)We own a 74.5% interest in WSNS through a joint venture. The remaining 25.5% is owned by Essaness Theatres Corporation.

   We also own and operate 16 LPTVs. LPTVs generally operate at significantly lower levels of power than full-power stations and may not cover the full-market area in which they are located. LPTVs extend our coverage in areas where we do not have a full-power network affiliate. Our LPTVs operate with minimal staff and generally do not originate programming or have their own sales force.

Investment Considerations and Competitive Strengths

   We believe that our competitive position is attributable to a number of key factors, including the following:

   The Growing Hispanic Population. The number of Hispanics in the U.S. has increased by nearly 58% from 1990 to 2000. Recently, the U.S. Census Bureau reported that the Hispanic population in the United States exceeds 35.0 million, making it the fifth largest Hispanic marketplace in the world. Applying historical average growth rates, by 2005 the U.S. will have the second largest Hispanic population in the world.

   Focus on the Hispanic Population by Advertisers. U.S. Hispanics are becoming increasingly more attractive to advertisers. According to industry publications, $2.4 billion of total advertising expenditures in the United States were spent on Spanish-language media in 2000. Of this amount, approximately 53%, or $1.3 billion, of advertising expenditures targeting Hispanics was spent on Spanish-language television advertising. After Mexico and Spain, the U.S. has the largest Spanish-language television advertising market in the world. Industry sources estimate that consumer spending among U.S. Hispanics totaled $444.0 billion in 2000, a 300% increase from 1990. Hispanics currently account for 7.2% of total consumer expenditures in the U.S. and are projected to account for 13.0% by 2020.

   Strategic Market Positions. Nine of our ten owned and operated full-power UHF stations are located in the top eight U.S. Hispanic market areas. In 2000, the Hispanic population in these top eight DMA's totaled over 17 million, or approximately 49% of the 35.3 million Hispanics in the U.S. The Hispanic population represents approximately 25% of the total population in these markets.

   Broad and Diverse Group of Advertisers. The Hispanic market attracts advertisers from a variety of well-known consumer brand names, including AT&T, Americatel, Anheuser-Busch, McDonald's, MCI, Miller Brewing, Philip Morris, Proctor & Gamble, Sears, and Toyota Motors, all of which advertise on our stations. No single advertiser accounted for more than 10% of our 2000 total revenue. Spanish-language advertising is currently growing at more than four times the rate of total advertising.

   Experienced Senior Management Team and Strong Sponsorship. Our senior management team possesses more than 50 years of combined experience in the television broadcasting and entertainment industries. Under the new strategy implemented by our management team, we have experienced 7 consecutive sweeps periods of ratings growth. Telemundo Communications' shareholders, Sony Pictures Entertainment Inc. ("Sony Pictures"), Liberty Media Corporation ("Liberty"), Station Partners, LLC ("Station Partners"), Bron-Villanueva Capital, LLC ("BV Capital") and TLMD LLC, provide us with access to motion pictures and other programming and experience in television operations.

   World-Class Production Arrangements. We benefit from the Network Company's programming arrangements with premier independent production houses throughout Latin America and Mexico. These contracts allow the Network Company to purchase and/or co-produce content from proven producers on an exclusive basis for the U.S. market. We believe that this diversity of production houses provides us with the best creative content of the Hispanic culture and caters to the diversity of the Hispanic community in the U.S. Since the Network Company implemented this programming strategy, our ratings have steadily improved, increasing over 100% since November 1998.

Recent Developments

   The Restructuring. On December 15, 2000, the ownership of Telemundo Holdings and of the Network Company was restructured (the "Restructuring"). As a result of the Restructuring, Telemundo Holdings became a wholly-owned subsidiary of Telemundo Communications. As part of the Restructuring, Council Tree Hispanic Broadcasters II, L.L.C. ("Council Tree") purchased all of the membership interests in Station Partners owned by Apollo Investment Fund III, LP ("Apollo") and contributed four stations in Colorado (KMAS-TV in Steamboat Springs, KSBS-LP in Denver, KMAS-LP in Denver and K34FB in Pueblo) to Station Partners, which subsequently contributed the stations to us.

   Equity Contribution and Issuance of Convertible Preferred Stock. On May 31, 2001, in connection with the acquisition of KWHY, Telemundo Communications issued shares of its Series A Convertible Preferred Stock and its Series B Convertible Preferred Stock in exchange for $70.0 million from certain of its stockholders. Station Partners, Sony Pictures, Liberty, BV Capital and TLMD now beneficially own our voting interests indirectly through their ownership of voting interests in our parent Telemundo Communications.

   Acquisition of KWHY. On June 1, 2001 we acquired the full-power UHF independent Spanish-language television station KWHY in Los Angeles California, for $239.0 million. Acquiring KWHY provided us with a second full-power television station in Los Angeles, the largest U.S. Hispanic market area and the second largest U.S. general market area.

   Acquisition of KXTX. On September 28, 2001, we acquired the full-power independent television station KXTX in Dallas, Texas for approximately $65.0 million. Dallas is the eighth largest Hispanic market area and the seventh largest general market area in the U.S. This purchase represents our eleventh fully owned and operated station and was funded primarily by the proceeds of the Unregistered 2001 Notes.

   Refinancing. On June 1, 2001, in connection with the acquisition of KWHY, we refinanced our senior secured credit facilities. Our senior secured credit facilities are now comprised of a $100.0 million revolving credit facility and $430.0 million of term loans. We used the proceeds from the term loans and an additional $70.0 million equity contribution from Telemundo Communications' shareholders to finance the acquisition of KWHY, refinance our existing credit facilities and pay fees and expenses associated with these transactions.

   WEYS Local Marketing Agreement. On June 1, 2001, we entered into a local marketing agreement with WEYS Television Corp. to operate full-power Spanish-language television station WEYS in Key West, Florida, serving the Miami market area. We also entered into an option agreement to acquire the assets of WEYS and its associated LPTVs for approximately $9.0 million. With this agreement and the acquisition of KWHY, we have created duopolies in two of the three largest Hispanic market areas in the U.S.


   September 11, 2001 Terrorist Attack. On September 11, 2001, terrorists attacked the World Trade Center in New York and the Pentagon in Washington, D.C. The antenna and transmitter facilities for our New York station, WNJU, were located on the north tower of the World Trade Center. As of the date of this prospectus, we cannot determine if these terrorist attacks will have a material impact on our business. However, as a result of our expanded news coverage following both attacks, we experienced a significant loss in advertising revenues and increased incremental operating expenses. Additionally, we have incurred capital costs related to replacing and relocating WNJU's transmitter and antenna facilities to an alternate site in Alpine, New Jersey. The events of September 11, 2001 have also further depressed economic activity in the U.S. and globally, including the markets in which we operate. If weak economic conditions in the U.S. continue or worsen, our financial condition and results of operations may be materially and adversely affected.





   NBC Acquisition. On October 11, 2001, General Electric Company ("GE"), along with its wholly-owned indirect subsidiary National Broadcasting Company, Inc. ("NBC"), entered into a definitive agreement with SPE Mundo Investment Inc. ("SPE Mundo") and Telemundo Communications for the acquisition of Telemundo Communications through merger with a wholly-owned acquisition subsidiary of GE. NBC has also agreed to purchase the remaining 33% of the membership interests of the Network Company owned by SPE Mundo. The aggregate consideration to be paid in the transaction is approximately $1.98 billion, consisting of GE common stock and cash in the merger, and cash for the purchase of the membership interests owned by SPE Mundo. NBC will also assume approximately $700.0 million of existing debt, including the Registered 2001 Notes. The NBC acquisition of Telemundo Communications and the Network Company is subject to regulatory approval and other customary closing conditions. We expect the acquisition to close in the second quarter of 2002.

Corporate Structure


   The following chart outlines our corporate structure and economic ownership./(a)/


                                  [FLOW CHART]


--------
(a)Voting interests are as follows: Sony Pictures Entertainment Inc.: 15.67%; Liberty Media Corporation: 24.92%; Station Partners, LLC: 55.48%; Bron-Villanueva Capital, LLC.: 3.33%; and TLMD LLC: 0.59%. Liberty Media's 24.92% voting interest is subject to an irrevocable proxy in favor of Station Partners. Consequently, Station Partners controls 80.40% of the voting interests in Telemundo Communications.
(b)The managing member of TLMD LLC is an affiliate of Bron-Villanueva Capital, LLC.

                    Summary of Terms of the Exchange Offer


The Exchange Offer............... $1,000 principal amount at maturity of Registered 2001 Notes will be issued in exchange for each $1,000 principal amount at maturity of Old
                                  Notes validly tendered. As of the date hereof, the Accreted Value of the
                                  Old Notes was $240.4 million.

Resale........................... Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that Registered 2001
                                  Notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:
                                  .are an "affiliate" of ours within the meaning of Rule 405 under the
                                   Securities Act
                                  .are a broker-dealer who purchased the Old Notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;
                                  .acquired the Registered 2001 Notes other than in the ordinary course of your business; or
                                  .have an arrangement with any person to engage in the distribution of
                                   Registered 2001 Notes.

                                  However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date.................. The exchange offer will expire at 5:00 p.m., New York City time, on
                                  December 7, 2001, unless we in our sole discretion, extend it (the
                                  "Expiration Date").

Conditions to the Exchange Offer. The exchange offer is subject to certain customary conditions, some of which may be waived by us. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedure for Tendering Old Notes If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the Old Notes through The
                                  Depository Trust Company and wish to accept the exchange offer, you must do so through The Depository Trust Company's Automated Tender
                                  Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us as described under "The Exchange Offer--Purpose and Effect."

                                  We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the Expiration Date. The
                                  Registered 2001 Notes issued in the exchange offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--
                                  Terms of the Exchange Offer."

Special Procedures for                If you are the beneficial owner of Old Notes registered in the name of
  Beneficial Owners.................. a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your Notes are registered and promptly instruct the person to tender on your behalf.

Guaranteed Delivery Procedures....... If you wish to tender your Old Notes and time will not permit your required documents to reach the exchange agent by the Expiration
                                      Date, or the procedure for book-entry transfer cannot be completed on time, you may tender your Notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.................... The tender of the Old Notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Old Notes and Delivery  Subject to customary conditions, we will accept Old Notes which are of Registered 2001 Notes........... properly tendered in the exchange offer and not withdrawn prior to the
                                      Expiration Date. The Registered 2001 Notes will be delivered as promptly as practicable following the Expiration Date.

Consequence of Failure to Exchange... Old Notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation to provide for registration under the Securities Act of such Old Notes.

Registration Rights Agreement; Effect We sold the Unregistered 2001 Notes on August 10, 2001, and the on Holders......................... Unregistered 1998 Notes on August 12, 1998, each in a private placement in reliance on Section 4(2) of the Securities Act. The
                                      Unregistered 2001 Notes and the Unregistered 1998 Notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. On March 18, 1999, we completed an exchange offer in which we exchanged the Unregistered
                                      1998 Notes for the Registered 1998 Notes. On August 10, 2001, we
                                      entered into a registration rights agreement with the initial purchasers of the Unregistered 2001 Notes requiring us to make this exchange offer. The registration rights agreement also requires us to:
                                      .cause the registration statement filed with respect to the exchange offer to be declared effective by January 7, 2002.
                                      .consummate the exchange offer by February 6, 2002.

                                      See "The Exchange Offer--Purpose and Effect." If we do not do so,
                                      liquidated damages will be payable on the Unregistered 2001 Notes.
                                      No liquidated damages will be payable with respect to the 1998 Notes.

Certain U.S. Federal Income Tax       The exchange of Old Notes for Registered 2001 Notes by tendering
  Considerations..................... holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See "Certain U.S. Federal Income Tax Considerations."

Exchange Agent....................... The Bank of New York is serving as exchange agent in connection with the exchange offer.

Use of Proceeds...................... We will not receive any proceeds from the exchange offer.

               Summary of the Terms of the Registered 2001 Notes


Issuer..................... Telemundo Holdings, Inc.

Securities Offered......... $293,991,000 aggregate principal amount at maturity of Series D
                            11 1/2% Senior Discount Notes due 2008.

Issue Price................ The Unregistered 2001 Notes were issued at $798.37 per $1,000 principal amount at maturity; and the 1998 Notes were issued at
                            $571.20 principal amount at maturity.

Maturity Date.............. August 15, 2008.

Yield to Maturity; Interest 11 1/2% per year (computed on a semiannual bond equivalent basis)
                            calculated from August 10, 2001. The Registered 2001 Notes will accrete at a rate of 11 1/2%, compounded semiannually, to 100% of the principal amount at maturity by August 15, 2003. Except as described in this prospectus, no cash interest will accrue on the Registered 2001
                            Notes prior to August 15, 2003. The Registered 2001 Notes will begin to accrue cash interest at a rate of 11 1/2% per year commencing on
                            August 15, 2003, and cash interest will be payable thereafter on
                            February 15 and August 15 of each year, commencing February 15,
                            2004.

Original Issue Discount.... The Registered 2001 Notes are being offered at an original issue discount for U.S. federal income tax purposes. Thus, although no cash interest will accrue on the Registered 2001 Notes prior to August 15,
                            2003, the accretion of original issue discount will be includible, periodically, in a holder's gross income for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. See "Certain U.S. Federal Income Tax
                            Considerations."

Ranking.................... The Registered 2001 Notes will be senior unsecured obligations and will rank equally with all of our unsecured senior indebtedness, including any Old Notes not exchanged for Registered 2001 Notes in the exchange offer. The Registered 2001 Notes will be structurally subordinated to all indebtedness and other obligations (including trade payables) of our subsidiaries. As of June 30, 2001, assuming we had used the proceeds of the Unregistered 2001 Notes to consummate the acquisition of KXTX on that date, our subsidiaries would have had
                            $440.5 million of indebtedness outstanding (including the senior secured credit facilities), and would have had availability of
                            $89.8 million under the revolving credit facility.

Optional Redemption........ We cannot redeem the Registered 2001 Notes until August 15, 2003.
                            Thereafter, we can redeem some or all of the Registered 2001 Notes at the redemption prices set forth in this prospectus.

Change of Control Offer.... If we undergo a change of control, we may be required to make an offer to purchase each holder's Registered 2001 Notes at a price equal to 101% of the aggregate accreted value if the purchase occurs prior to
                            August 15, 2003 or 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase, if such purchase occurs thereafter.


Covenants The indenture contains covenants that limit our ability and that of our subsidiaries to:

          .incur additional indebtedness;

          .pay dividends or distributions on, or redeem or repurchase, our capital stock;

          .make investments;

          .engage in transactions with affiliates;

          .transfer or sell assets;

          .create liens;

          .engage in sale-leaseback transactions;

          .engage in asset swaps;

          .restrict dividend or other payments to us from our subsidiaries;

          .issue or sell capital stock of our subsidiaries;

          .consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

          .amend our affiliation agreements with the Network Company.

          These covenants are subject to important exceptions and qualifications, which are described in "Description of the Registered 2001 Notes--
          Certain Covenants."

         Summary Historical and Pro Forma Consolidated Financial Data

   The selected historical consolidated financial data for the period August 13, 1998 to December 31, 1998 and the two years ended December 31, 2000 have been derived from our audited consolidated financial statements. The selected consolidated financial data for the six months ended June 30, 2000 and 2001 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial data reflect all adjustments (consisting of normal recurring accruals only) necessary to fairly present the information for such periods.

   The unaudited summary pro forma statement of operations data for the year ended December 31, 2000 and the six and twelve months ended June 30, 2001 have been prepared as if the acquisition of KWHY, the acquisition of KXTX, the refinancing of the senior secured credit facilities and the issuance of the Unregistered 2001 Notes had occurred on January 1, 2000. The unaudited summary pro forma balance sheet data as of June 30, 2001 have been prepared as if the acquisition of KXTX had occurred on such date. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

   The summary historical and pro forma consolidated financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our historical financial statements and the notes which are included elsewhere in this prospectus.

         Summary Historical and Pro Forma Consolidated Financial Data

                                             Historical                                 Pro Forma
                        ---------------------------------------------------  -------------------------------
                                                             Six Months                     Six      Twelve
                                         Year Ended             Ended                      Months    Months
                        August 13 to    December 31,          June 30,        Year Ended   Ended     Ended
                        December 31, ------------------  ------------------  December 31, --------  --------
                          1998(a)      1999      2000      2000      2001        2000        June 30, 2001
                        ------------ --------  --------  --------  --------  ------------ ------------------
                                                       (Dollars in Thousands)
Statement of Operations
 Data:
Net revenue............   $ 68,667   $165,534  $199,684  $ 95,007  $108,524    $244,590   $126,406  $254,731
Operating income.......     17,075     20,377    38,923    15,949    15,827      46,555     18,542    47,597
Interest expense, net..    (14,618)   (36,447)  (37,719)  (18,696)  (20,502)    (62,884)   (27,120)  (61,573)
Minority interest......       (606)    (1,475)   (1,768)     (884)   (1,200)     (1,768)    (1,200)   (2,084)
Income, (loss) before
 extraordinary item....        472    (13,551)   (3,577)   (3,962)   (4,544)    (14,271)    (6,926)  (12,242)
Extraordinary item-
 extinguishment of debt         --         --        --        --    (3,095)     (3,360)    (3,095)   (3,095)
Net income (loss)......        472    (13,551)   (3,577)   (3,962)   (7,639)    (17,631)   (10,021)  (15,337)

Other Financial Data:
EBITDA(b)..............   $ 26,719   $ 45,478  $ 66,204  $ 29,272  $ 31,384    $ 84,539   $ 38,706  $ 86,513
EBITDA margin..........         (c)        27%       33%       (c)       (c)         35%        (c)       34%
Cash interest expense..   $  8,567   $ 19,942  $ 19,406  $  9,781  $ 10,537    $ 35,821   $ 17,911  $ 35,821
Capital expenditures...      3,506     14,608    22,123     6,642     7,302      24,005      7,526    24,206
Depreciation and
 amortization..........     10,640     28,394    30,903    15,133    17,549      41,606     22,156    42,538

                                                           June 30, 2001
                                                       ---------------------
                                                       Historical Pro Forma
                                                       ---------- ----------
   Balance Sheet Data:
   Working capital.................................... $   33,707 $   34,707
   Broadcast licenses and other intangible assets, net    842,083    898,498
   Total assets.......................................  1,018,777  1,088,947
   Long-term debt.....................................    603,083    673,253
   Minority interest..................................      5,652      5,652
   Stockholder's equity...............................    273,412    274,983

--------
(a)We have not provided historical financial data for periods prior to August 13, 1998 as we did not have any operations or account balances prior to the acquisition of our wholly-owned subsidiary Telemundo Group by TLMD Acquisition Co., on August 12, 1998. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Transactions Affecting Comparability of Results of Operations and Financial Condition."
(b)EBITDA is operating income before depreciation and amortization, reduced by cash minority interest. Although EBITDA is not intended to represent cash flow or any other measure of financial performance under generally accepted accounting principles and may not be comparable between companies, we believe it is helpful in understanding cash flow generated from operations that is available for debt service, taxes, working capital requirements and capital expenditures. The use of the term "EBITDA" is materially consistent with the use of the term in certain financial covenants, including those in the indenture.
(c)Due to seasonality, EBITDA margins for periods less than one year are not applicable.

                                 RISK FACTORS

   You should carefully consider the risks described below before deciding to invest in the Registered 2001 Notes. If any of the following risks and uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, we may not be able to make principal and interest payments on the Registered 2001 Notes, and you may lose all of your investment.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

              Risks Relating to the Notes and the Exchange Offer

If you do not properly tender your Old Notes, your ability to transfer such Old Notes will be adversely affected.

   We will only issue Registered 2001 Notes in exchange for Old Notes that are received by the exchange agent on or prior to 5:00 p.m. on the Expiration Date, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Unregistered 2001 Notes or Unregistered 1998 Notes or if we do not accept your Unregistered 2001 Notes or Unregistered 1998 Notes because you did not tender your Unregistered 2001 Notes or Unregistered 1998 Notes properly, then, after we consummate the exchange offer, you may continue to hold Unregistered 2001 Notes or Unregistered 1998 Notes that are subject to the existing transfer restrictions. In addition, if you tender your Old Notes for the purpose of participating in a distribution of the Registered 2001 Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Registered 2001 Notes. If you are a broker-dealer that receives Registered 2001 Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Registered 2001 Notes. After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be less Old Notes outstanding. In addition, if a large amount of Old Notes are not tendered or are tendered improperly, the limited amount of Registered 2001 Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Registered 2001 Notes.

Our substantial indebtedness and the restrictions imposed by the terms of our debt could adversely affect our financial position and our ability to fulfill our obligations on the Registered 2001 Notes.

   We have a substantial amount of indebtedness which will require significant interest payments. On June 30, 2001, assuming the sale of the Unregistered 2001 Notes had occurred on that date and we had used the proceeds to consummate the acquisition of KXTX, we would have had approximately $673.3 million of debt.

   As a result of our level of debt and the terms of the indenture and the senior secured credit facilities:

    . our vulnerability to adverse general economic conditions and competitive pressures is heightened;

    . we will be required to dedicate a portion of our cash flow from operations to repayment of debt, limiting the availability of cash for working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

    . we are and will continue to be governed by restrictive covenants that require us to maintain certain financial ratios and limit our ability to, among other things, borrow additional funds, make capital expenditures, pay dividends, make investments, purchase our stock, prepay the Notes, consummate asset sales or conduct mergers and acquisitions;

    . our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

    . we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates;

    . our ability to obtain additional financing in the future for working capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and

    . we may be at a competitive disadvantage compared to our competitors with less debt.

   Our ability to pay principal of and interest on the Registered 2001 Notes, to service our other debt and to refinance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

   We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the Registered 2001 Notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or raising additional equity capital. However, we cannot assure you that any alternative strategies will be available when required on terms satisfactory to us or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. See "Description of the Registered 2001 Notes" and "Description of Certain Indebtedness."

   In addition, we may be able to incur substantial additional debt in the future. The terms of the senior secured credit facilities and the indenture permit us to incur a substantial amount of additional debt. In particular, as of June 30, 2001, assuming the sale of the Unregistered 2001 Notes had been completed on that date and we used the proceeds to consummate the acquisition of KXTX, we would have had approximately $89.8 million of additional borrowing capacity. If new debt is added to our current debt levels, our debt-related risks could increase.

The Registered 2001 Notes are obligations of us, a holding company, which has no operations and we depend on our subsidiaries for cash.

   As a holding company, we derive substantially all of our operating income from our subsidiaries. We must rely upon cash flow from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal of and interest on the Registered 2001 Notes and any other indebtedness. Our subsidiaries will have no obligation, contingent or otherwise, to pay interest or principal on our indebtedness, including the Registered 2001 Notes, or make any funds available to us. The senior secured credit facilities do, and future indebtedness of us and our subsidiaries may, restrict the ability of our subsidiaries to pay dividends to us. However, assuming no default or event of default under the senior secured credit facilities, the senior secured credit facilities will not restrict our subsidiaries' ability to pay dividends to us to enable us to make scheduled payments of cash interest on the Registered 2001 Notes. There can be no assurance that we will obtain sufficient funds from our subsidiaries in order to make payments on our indebtedness, including the Registered 2001 Notes. See "Description of Certain Indebtedness--Senior Secured Credit Facilities."

The Registered 2001 Notes will be effectively subordinated to our secured indebtedness and to all of the debt of our subsidiaries.

   The Registered 2001 Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, including indebtedness under the senior secured credit facilities. In addition, the Registered 2001 Notes will not be secured by any of our or our subsidiaries' assets. Therefore, the Registered 2001 Notes will be structurally subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The senior secured credit facilities are guaranteed on a senior basis by us and by substantially all of our wholly-owned domestic subsidiaries, and are secured by substantially all of the assets of us and such subsidiaries. See "Description of Certain Indebtedness--Senior Secured Credit Facilities." In the event of our bankruptcy, liquidation or reorganization of any of our subsidiaries or in the event of acceleration of any indebtedness of any of our subsidiaries upon the occurrence of an event of default, our assets or the assets of such subsidiary would be available to pay obligations on the Registered 2001 Notes only after our secured indebtedness or other indebtedness of such subsidiary has been paid in full. As of June 30, 2001, assuming the sale of the Unregistered 2001 Notes had been completed on that date and we used the proceeds to consummate the acquisition of KXTX, the aggregate amount of our subsidiaries' indebtedness (not including trade payables) to which the holders of the Registered 2001 Notes would be structurally subordinated would have been approximately $440.5 million. We and our subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing such indebtedness. Such indebtedness may be incurred by us or our subsidiaries and may be secured indebtedness.

If we do not comply with restrictive covenants under the senior secured credit facilities and the indenture, we may be required to prepay these borrowings.

   The senior secured credit facilities and the indenture contain a number of covenants restricting our ability to, among other things:

    .  incur additional debt;

    .  pay dividends;

    .  make investments and other restricted payments;

    .  engage in transactions with affiliates;

    .  transfer or sell assets;

    .  create liens;

    .  engage in sale-leaseback transactions;

    .  engage in asset swaps;

    .  restrict dividend or other payments to us from our subsidiaries;

    .  issue or sell capital stock of our subsidiaries; and

    .  amend our affiliation agreements with the Network Company.

   In addition, the senior secured credit facilities will require us to meet certain financial ratios and tests.

   Our failure to comply with these covenants could cause an event of default, which, if not cured or waived, could require us to repay these borrowings before their due date. If we are unable to make this repayment or otherwise refinance these borrowings, the lenders under the senior secured credit facilities could foreclose on our assets. If we refinance these borrowings on less favorable terms, increased costs and rates could harm our results of operations and financial condition.

We may not be able to purchase the Registered 2001 Notes upon a change of control.

   In the event of a change of control, we will be required to purchase all of these outstanding Registered 2001 Notes at 101% of their accreted value at the date of purchase, if such purchase occurs prior to August 15, 2003, or 101% of their aggregate principal amount, plus any accrued and unpaid interest thereon to the date of purchase, if the purchase occurs thereafter. The exercise by the holders of the Registered 2001 Notes of their rights to require us to offer to purchase the Registered 2001 Notes upon a change of control could also cause a default under our other indebtedness, including the senior secured credit facilities, even if the change of control itself does not, because of the financial effect of such purchase on us. Our ability to pay cash to any of the holders of Registered 2001 Notes upon a change of control may be limited by our then existing capital resources. There can be no assurance that in the event of a change of control, we will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness, including the senior secured credit facilities, to pay the required purchase price for any Registered 2001 Notes. See "Description of the Registered 2001 Notes--Change of Control."

Because of the lack of a public market for the Registered 2001 Notes, you may not be able to sell your Notes easily or at an attractive price.

   The Registered 2001 Notes are a new issue of securities with no existing trading market. We do not intend to have the Registered 2001 Notes listed on a national securities exchange. Also, while the initial purchasers of the Unregistered 2001 Notes and the Unregistered 1998 Notes have advised us that they currently intend to make a market in the Registered 2001 Notes, they are not obligated to do so, and may discontinue market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the market for the Registered 2001 Notes or the prices at which you may be able to sell the Registered 2001 Notes.

   In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the Registered 2001 Notes will be subject to disruptions. Any such disruptions may adversely affect the value of your Registered 2001 Notes.

You will be required to pay U.S. Federal income tax on accrual of original issue discount on the Registered 2001 Notes even if we do not pay cash interest.

   The Registered 2001 Notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Registered 2001 Notes prior to August 15, 2003, and there will be no periodic payments of cash interest on the Registered 2001 Notes prior to February 15, 2004, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Registered 2001 Notes) will accrue from the issue date of the Registered 2001 Notes. Consequently, purchasers of the Registered 2001 Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the Registered 2001 Notes) and the issue price of the Registered 2001 Notes. See "Certain U.S. Federal Income Tax Considerations."

   If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the Registered 2001 Notes, the claim of a holder of the Registered 2001 Notes may be limited to an amount equal to the sum of (1) the initial offering price and (2) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of Registered 2001 Notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

                        Risks Relating to Our Business

We have a history of losses and may not become profitable.

   For the year ended December 31, 2000 and for the 12 months ended June 30, 2001, assuming that the acquisition of KWHY, the acquisition of KXTX, the refinancing of the senior secured credit facilities and the issuance of the Unregistered 2001 Notes had occurred at the beginning of each period, we would have incurred a pro forma net loss of $17.6 million and $15.3 million, respectively. There can be no assurance that we will achieve or sustain profitability in the future.

Cancellations and reductions in advertising could cause our results of operations to fluctuate and, therefore, could adversely affect the market price of the Registered 2001 Notes.

   Substantially all of our revenues are derived from advertisers in many different industries. We rarely obtain long-term commitments from advertisers, and advertisers may cancel, reduce or postpone orders without penalty.

Cancellations, reductions or delays in purchases of advertising could, and often do, occur as a result of a general economic downturn, an economic downturn in one or more industries or one or more geographic areas, or a failure to agree on contractual terms. Since the middle of the third quarter last year, there has been a general slowdown in the advertising industry. As a result of the slowdown, some of our advertisers have cancelled, reduced or postponed their orders with us. If these trends continue, and if we are unable to replace any lost or delayed advertising orders, our results of operations would be adversely affected.

If we are unable to compete effectively against our competitors, we may suffer a decrease in advertising revenues.

   Our owned and operated television stations face competition for advertising revenue from other Spanish-language broadcasters such as Univision Communications, Inc. ("Univision") as well as English-language television broadcasters. Our competitors also include cable television operators, wireless cable systems, direct broadcast satellite systems, telephone company video systems, Spanish-language and English-language radio broadcasters and other media, including newspapers, magazines, computer on-line services, movies and other forms of entertainment and advertising.

   The ability of television broadcast stations to generate advertising revenues depends to a significant degree upon audience ratings. Technological innovation and the resulting proliferation of programming alternatives, such as independent broadcast stations, cable television and other multi-channel competitors, pay-per-view, VCRs, DVDs and the Internet, have fragmented television viewing audiences and subjected television broadcast stations to new types of competition. During the past decade, cable television and independent stations have captured an increasing market share and overall viewership of general market broadcast network television has declined.

   Furthermore, certain of our stations, particularly in Miami and Los Angeles, also face competition on a local level from various independent
Spanish-language television stations. Increased competition for viewers and revenues may have a material adverse effect on our financial condition or future results of operations.

   We also compete with English-language broadcasters for Hispanic viewers, including the four principal English-language television networks, ABC, CBS, NBC and Fox, and, in certain cities, the UPN and WB networks. Sony Pictures provides programming to each of the principal English-language networks. Certain of these and other English-language networks have begun producing Spanish-language programming and simulcasting certain programming in English and Spanish. Several cable programming networks, including HBO, ESPN and CNN, provide Spanish-language services as well. There can be no assurance that current Spanish-language television viewers will continue to watch our or any other Spanish-language broadcaster's programming rather than English-language programming or Spanish-language simulcast programming. Many of our competitors are better capitalized and have greater financial resources and flexibility than we do. Increased competition for viewers and revenues may have a material adverse effect on our financial condition or future results of operations.


Industry and economic conditions, which appear to have been adversely impacted by the events of September 11, 2001, may have a negative effect on our business.


   Our profitability may be affected by numerous factors, including changes in audience viewing preferences, priorities of advertisers, reductions in advertisers' budgets, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological advances, proposals to eliminate the tax deductibility of certain advertising expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance television station acquisitions and operations. We cannot predict which, if any, of these or other factors might have a significant impact on the television broadcasting industry in the future, nor can we predict what impact, if any, the occurrence of these or other events might have on our financial condition or future results of operations.

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

   Historically, advertising in most forms of media has correlated with the general condition of the economy. Television broadcasters are also exposed to the general economic conditions of the local regions in which they operate. The recent terrorist attacks on September 11, 2001 appear to have depressed economic activity in the U.S. and globally, including the markets in which we operate. If the weak economic conditions in the U.S. continue or worsen or if a wider global recession materializes, our business, financial condition and results of operations may be materially and adversely affected.

Our revenues reflect seasonal patterns.

   Seasonal revenue fluctuations are common in the television broadcasting industry and our revenue reflects seasonal patterns with respect to advertiser expenditures. Increased advertising during the holiday season results in increases in advertising revenue for the fourth quarter, particularly in Puerto Rico. As a result, we experience seasonal fluctuations in our revenue to a greater degree than our direct competitors and the broadcasting industry in general. Because costs are more ratably spread throughout the year, the impact of this seasonality on operating income may be pronounced.

We are subject to risks associated with future acquisitions and joint ventures.

   We intend to continue to pursue acquisitions of stations and to enter into joint venture arrangements that have the potential to expand our business. If we cannot identify suitable acquisition opportunities, we will not be able to pursue this strategy. In addition, the negotiation of potential acquisitions or joint ventures, as well as the integration of an acquired business or station, could require us to incur significant costs and divert management's time and resources. In particular, the following consequences may result from future acquisitions:

    .  incurrence of debt and contingent liabilities;

    .  impairment of goodwill and other intangibles; and

    .  other expenses related to acquisitions.

   We may not be able to raise sufficient funds on terms acceptable to us to pursue this strategy. Failure to achieve the anticipated benefits of any acquisition or to successfully integrate the operations of the acquired companies could also adversely affect our business and results of operations.

If we are unable to successfully convert KXTX into a Spanish-language format, our anticipated benefits from the acquisition will diminish.

   We intend to convert KXTX into a Spanish-language format. The conversion process will require a substantial investment of both financial and management resources. In addition, KXTX may incur losses for a period of time after the format change due to the time required to strengthen station loyalty and ratings. The format conversion may take longer than expected or be unsuccessful altogether, and we may incur substantial costs and losses in implementing this strategy as a result.

New technologies may adversely affect our results of operations.

   In recent years, the FCC has adopted rules and policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. Further advances in technology such as video compression, direct broadcast satellites and programming delivered through fiber optic telephone lines could facilitate the entry of new channels and encourage the development of increasingly specialized "niche" programming. In particular, we may be affected by the development of digital television ("DTV") technology and the adoption of standards and regulations for DTV technology and operations by the FCC. The FCC requires broadcasters to complete the transition from analog to DTV broadcasting by 2006, subject to biennial reviews by the FCC to evaluate the industry's progress toward full implementation of DTV broadcasting. DTV implementation will impose significant additional costs on us, primarily due to the capital costs associated with construction of DTV facilities and increased operating costs both during and after the transition period, and no assurance can be given that we will have adequate financial resources to incur such costs. Moreover, broadcasters who elect not to engage in DTV broadcasting at an early stage could suffer a significant competitive disadvantage. We are unable to predict the effect that technological changes associated with DTV will have on the broadcast television industry or on our financial condition or future results of operations.

   The FCC has acknowledged that during the transition, the allotment of DTV channels to broadcasters may require the displacement of existing LPTVs, particularly in major television markets. Accordingly, our existing owned and operated LPTVs and LPTV broadcast affiliates may be materially adversely affected. Although our LPTVs increase our broadcast penetration in their respective markets, we derive less than 1% of our revenues through our LPTV operations.

   In addition, the Balanced Budget Act of 1997 requires (unless the FCC finds that certain conditions relating to DTV receiver penetration have not been met) broadcasters to return their analog channels by 2006 to permit them to be reauctioned to new licensees. This transition period could require us to end analog transmission in a market before all the viewers in that market have purchased DTV-compatible reception equipment.

We are dependent on the Network Company for our station programming.

   In 1998, the Network Company entered into an umbrella affiliation agreement with us and related affiliation agreements with our stations pursuant to which the Network Company provides network programming to us and we and the Network Company pool and share advertising revenue pursuant to a revenue sharing arrangement. We rely solely on the Network Company for all of our network programming and are dependent, to a significant extent, on the ability of the Network Company to generate advertising revenue. The Spanish-language television market share for our stations is dependent upon the Network Company's ability to produce or acquire and distribute programming which attracts significant viewer levels. If the programming provided by the Network Company fails to attract viewers, each of our and the Network Company's ability to attract advertisers and generate revenue and profits will be impaired. There can be no assurance that the programming provided by the Network Company will achieve or maintain satisfactory viewership levels or that we or the Network Company will be able to generate significant advertising revenue.

   The initial term of each affiliation agreement is ten years and the Network Company has the right to renew for two consecutive five-year terms if certain performance goals are met. Each affiliation agreement is terminable by either party in the event of a material default of a material provision. The termination of the umbrella affiliation agreement between us and the Network Company would constitute an event of default under the senior secured credit facilities and the indenture and would have a material adverse effect on our financial condition and results of operations. In addition, the obligations of the Network Company under an affiliation agreement as to a particular station can be terminated under certain limited circumstances. Such termination, if materially adverse to us, would constitute an event of default under the indenture.

We are controlled by an existing stockholder of Telemundo Communications.


   Currently, Station Partners directly owns 55.48% of the voting interests of Telemundo Communications. Further, Liberty has granted Station Partners a proxy to vote all of the shares of Telemundo Communications' common and convertible preferred stock owned by Liberty and, as a result, Station Partners has the right to control 80.4% of the voting interests of Telemundo Communications. Also, Station Partners, and certain other stockholders of Telemundo Communications, have entered into put/call arrangements with respect to their shares of common and convertible preferred stock, which, subject to FCC requirements, are exercisable in 2004. In addition, the stockholders of Telemundo Communications and certain other affiliates have entered into a stockholders agreement with Telemundo Communications, providing for, among other things, the election of directors and voting with respect to major decisions. See "Certain Relationships and Related Transactions--Amended and Restated Stockholders' Agreement." In addition, upon consummation of the acquisition of

Telemundo Communications by GE, GE will directly own 100% of the voting interests of Telemundo Communications. See "NBC Acquisition." Circumstances could arise in which the interests of the stockholders of Telemundo Communications could be in conflict with the interests of the holders of the Registered 2001 Notes. These stockholders could pursue transactions that in their judgment enhance the value of their equity investment but involve risks to holders of the Registered 2001 Notes.



   In addition, Telemundo Communications currently owns 67% of the Network Company. Upon consummation of the acquisition of Telemundo Communications and simultaneous acquisition of the remaining 33% of the membership interests of the Network Company owned by SPE Mundo, GE will own 100% of the Network Company. We believe that our transactions with the Network Company are on arm's-length terms. However, we cannot assure you that Telemundo Communications or its stockholders, including GE upon the consummation of the acquisition of Telemundo Communications by NBC, will not cause us to enter into transactions with the Network Company that enhances Telemundo Communications' equity interest in the Network Company but involve risks to you as a holder of the Registered 2001 Notes.


The occurrence of a satellite defect, loss or reduced performance would impair our ability to operate.

   Our stations receive network broadcast feeds by satellite. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, launch failure, destruction and damage and incorrect orbital placement. There can be no assurance that disruptions of transmissions will not occur in the future or that other comparable satellites will be available, or if available, whether a lease agreement with respect to such other satellites could be obtained on favorable terms. The operation of the satellite is outside our control and a disruption of the transmissions could prevent us from receiving our programming content. The transmission of programming is also subject to other risks of equipment failure, including natural disasters, power losses, software errors or telecommunications errors.

   We own or lease antenna and transmitter space for each of our owned and operated stations. If we were to lose any of our antenna tower leases, we cannot assure you that we would be able to secure replacement leases on commercially reasonable terms, or at all, which could also prevent us from transmitting our programs. Disruptions in our programs, disruptions in our ability to receive or transmit our programming broadcasts could have a material adverse effect on our audience levels, advertising revenues and future results of operations.

The television broadcasting industry is a highly regulated industry.

   The television broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules and policies require that each television broadcaster must operate in compliance with a license issued by the FCC. Each of our television stations operates pursuant to one or more licenses issued by the FCC that expire at different times. We must file an application with the FCC to renew these licenses, and third parties may challenge those applications. Although we have no reason to believe that our licenses will not be renewed in the ordinary course, there can be no assurance that our licenses will be renewed. The Communications Act also prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without prior approval of the FCC. To obtain the FCC's prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC, which are subject to challenge by third parties. Although we have no reason to believe that applications filed by us to acquire broadcast licenses will not be granted, there can be no assurances that such applications will be granted. In addition, any changes in the FCC's ownership and attribution rules and policies could affect our ability to acquire, operate and dispose of stations.

   Recent and prospective actions by the FCC could cause us to face increased competition. These include:

    . relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

    . the establishment of a Class A television service for certain low power stations that gives such stations primary status and certain interference protections against full-power stations; and

    . permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations.

   In addition, Congress and the FCC currently have under consideration, and may in the future adopt new laws or modify existing laws and regulations and policies regarding, a wide variety of matters. Compliance with these regulations and policies could increase costs. We cannot assure you that we will be able to obtain and retain all necessary governmental authorizations and permits or comply with all regulations. Failure to do so could negatively affect our existing operations and could delay or prevent our proposed operations. We may be required to modify our business plans or operations as new regulations arise. We cannot assure you that we will be able to do so in a cost-effective manner, or at all. The adoption of various measures could accelerate the existing trend toward vertical integration in the media and home entertainment industries and could cause us to face more formidable competition in the future.

Laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our operations.

   Pursuant to the "must-carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those "must-carry" rights as they relate to the carriage of digital television signals is uncertain. The current FCC rules generally relate only to the carriage of analog television signals (although the FCC has recently interpreted certain of the must-carry rules to apply to stations broadcasting only with a digital signal). It is not clear what, if any, "must-carry" rights television stations will have after they make the transition to DTV broadcasting. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our operations.

The loss of key personnel could disrupt our business.

   We believe that our success will continue to be dependent upon our ability to attract and retain skilled managers and other personnel, including our current officers and network and station employees. The loss of the services of any key personnel may have a material adverse effect on our results of operations or financial condition. We presently do not maintain any key man life insurance policies on any of our personnel. We generally have employment agreements with our key personnel which contain non-competition or non-interference covenants.


Telemundo Communications may not be able to consummate the transaction with NBC.



   The consummation of the pending acquisition of Telemundo Communications by NBC is subject to the final approval of foreign and domestic regulators and certain other conditions. There is no assurance that NBC will receive the required approval from the necessary regulators or that the other conditions specified in the merger agreement will be satisfied. See "NBC Acquisition."





NBC may not be able to retain ownership of three full-power television stations in the Los Angeles market.



   The acquisition of Telemundo Communications by NBC is subject to the approval of the FCC, including the grant by the FCC of a temporary waiver of the Television Duopoly Rule which prohibits a single entity from owning more than two television stations with overlapping Grade B contours in the same television market. NBC currently owns full-power television station KNBC in the Los Angeles market, whose Grade B contour overlaps the Grade B contours of Telemundo's KVEA and KWHY in the Los Angeles market. Thus, upon consummation of the merger, NBC would own three full-power television stations in that market in contravention of the Television Duopoly Rule. There is no assurance that the FCC will waive its rules to permit NBC to retain ownership of the three stations on a temporary basis following the merger and if the FCC does not, we would have to divest either KVEA or KWHY in order to consummate the NBC acquisition of Telemundo Communications. Moreover, unless NBC is able to obtain a permanent waiver of the Television Duopoly Rule, NBC would be obligated to divest KVEA or KWHY following the acquisition of Telemundo Communications.

                                USE OF PROCEEDS

   The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.


                                NBC ACQUISITION



   On October 11, 2001, GE, along with its wholly-owned indirect subsidiary NBC, entered into a definitive agreement with SPE Mundo and Telemundo Communications for the acquisition of Telemundo Communications through merger with a wholly-owned acquisition subsidiary of GE. NBC has also agreed to purchase the remaining 33% of the membership interests of the Network Company owned by SPE Mundo. The aggregate consideration to be paid in the transaction is approximately $1.98 billion, consisting of GE common stock and cash in the merger, and cash for the purchase of the membership interests owned by SPE Mundo. NBC will also assume approximately $700.0 million of existing debt, including the Registered 2001 Notes. The NBC acquisition of Telemundo Communications is subject to the approval of the FCC, including the FCC's grant of a waiver of its ownership rules to permit the temporary common ownership by NBC of three television stations in the Los Angeles market, and certain other conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the making or receipt of required filings and/or approvals in any applicable foreign jurisdiction. Subject to the receipt of all regulatory approvals, we anticipate that this transaction will close in the second quarter of 2002. There are no assurances that NBC will receive the required regulatory approvals to consummate the transaction.



   Upon consummation of the acquisition of Telemundo Communications, we will be required to offer to repurchase the notes at the option of the holders of the notes pursuant to the indenture. In the event NBC makes an offer to repurchase the notes in the same manner, at the times and otherwise in compliance with requirements set forth in the indenture, we will not be obligated to do so. See "Description of the Notes--Change of Control."

                              THE EXCHANGE OFFER

Purpose and Effect

   Concurrently with the sale of the Unregistered 2001 Notes on August 10, 2001, we entered into a registration rights agreement with the initial purchasers of the Unregistered 2001 Notes, which requires us to file the registration statement under the Securities Act with respect to the Registered 2001 Notes and, upon the effectiveness of the registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Registered 2001 Notes. The Registered 2001 Notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must cause the registration statement to be declared effective by January 7, 2002 and must consummate the exchange offer by February 6, 2002.

   Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the Unregistered 2001 Notes and the Registered 2001 Notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the Unregistered 2001 Notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of Old Notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the Unregistered 2001 Notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the Old Notes could be adversely affected upon consummation of the exchange offer.

   In order to participate in the exchange offer, a holder must represent to us, among other things, that:

    . the Registered 2001 Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

    . the holder is not engaging in and does not intend to engage in a distribution of the Registered 2001 Notes;

    . the holder does not have an arrangement or understanding with any person to participate in the distribution of the Registered 2001 Notes; and

    . the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of Telemundo Holdings.

   Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the Old Notes pursuant to Rule 415 under the Securities Act.

   Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, Registered 2001 Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of Registered 2001 Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

    . is an "affiliate" of Telemundo Holdings within the meaning of Rule under the Securities Act;

    . is a broker-dealer who purchased Old Notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

    . acquired the Registered 2001 Notes other than in the ordinary course of the holder's business; or

    . the holder has an arrangement with any person to engage in the distribution of Registered 2001 Notes.

   Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Registered 2001 Notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Registered 2001 Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Registered 2001 Notes. See "Plan of Distribution." Broker-dealers who acquired Old Notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Old Notes.

Terms of the Exchange Offer


   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 7, 2001, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of Registered 2001 Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.


   The Registered 2001 Notes will evidence the same debt as the Old Notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the Unregistered 2001 Notes.


   As of the date of this prospectus, the accreted value of the Old Notes was $240.4 million. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the Old Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.


   We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Registered 2001 Notes from us. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "--Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder of those Old Notes as promptly as practicable after the Expiration Date unless the exchange offer is extended.

   Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments


   The Expiration Date shall be 5:00 p.m., New York City time, on December 7, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right, in our sole discretion:


      (A) to delay accepting any Old Notes, to extend the exchange offer or, if any of the conditions set forth under "--Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

      (B) to amend the terms of the exchange offer in any manner.

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

   In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

   Only a holder of Old Notes may tender the Old Notes in the exchange offer. Except as set forth under "--Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the Expiration Date. In addition:

    . certificates for the Old Notes must be received by the exchange agent along with the letter of transmittal prior to the Expiration Date;

    . a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date; or

    .  you must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "--Exchange Agent" prior to the Expiration Date.

   Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

   The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the Expiration Date. No letter of transmittal or Old Notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

   Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless Old Notes tendered pursuant thereto are tendered:

      (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

      (B) for the account of an Eligible Institution.

   If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an Eligible Institution.

   If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed in the letter of transmittal, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

   If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date, unless the exchange offer is extended.

   In addition, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

   By tendering, you will be representing to us that, among other things:

    . the Registered 2001 Notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such Registered 2001 Notes, whether or not such person is the registered holder;

    . you are not engaging in and do not intend to engage in a distribution of the Registered 2001 Notes;

    . you do not have an arrangement or understanding with any person to participate in the distribution of such Registered 2001 Notes; and

    . you are not an "affiliate," as defined under Rule 405 of the Securities Act, of Telemundo Holdings.

   In all cases, issuance of Registered 2001 Notes for Old Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged Old Notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

   Each broker-dealer that receives Registered 2001 Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Registered 2001 Notes. See "Plan of Distribution."

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

   The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender Old Notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

   If a registered holder of the Old Notes desires to tender Old Notes and the Old Notes are not immediately available, or time will not permit that holder's Old Notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    .  the tender is made through an Eligible Institution;

    . prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from that Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of Old Notes and the amount of the Old Notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the exchange agent; and

    . the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.


Withdrawal Rights

   Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

   For a withdrawal of a tender of Old Notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

    . specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor");

    . identify the Old Notes to be withdrawn, including the certificate number or numbers and principal amount of such Old Notes;

    . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Old Notes into the name of the person withdrawing the tender; and

    . specify the name in which any such Old Notes are to be registered, if different from that of the Depositor.

   All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those Old Notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "--Procedures for Tendering" at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue Registered 2001 Notes in exchange for, any Old Notes and may terminate or amend the exchange offer if at any time before the acceptance of those Old Notes for exchange or the exchange of the Registered 2001 Notes for those Old Notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any Old Notes tendered, and no Registered 2001 Notes will be issued in exchange for those Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

   All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:


               By Hand Delivery,                           By Facsimile
Overnight Courier, Registered or Certified Mail
             The Bank of New York                  (Eligible Institutions Only)
                20 Broad Street                           (914) 773-5015
                  Lower Level
           New York, New York 10005
        Attention: Santino Ginocchietti

      Reference: Telemundo Holdings, Inc.       Reference: Telemundo Holdings, Inc.



           For Information or Confirmation by Telephone: (914) 747-8445


   Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

   We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

   Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register Registered 2001 Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Old Notes.

                                CAPITALIZATION

   The following table sets forth our combined capitalization on June 30, 2001, and as adjusted to give effect to the sale of the Unregistered 2001 Notes (after deducting discounts to the initial purchasers and estimated expenses of the sale) and pro forma to give effect to the acquisition of KXTX as if they had occurred on June 30, 2001. This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our historical financial statements and the notes thereto included elsewhere in this prospectus. See also "Use of Proceeds."

                                                                                     June 30, 2001
                                                                                 ----------------------
                                                                                                Pro
                                                                                   Actual      Forma
                                                                                  --------    --------
                                                                                       unaudited
                                                                                 (Dollars in Thousands)
Debt:
   Senior secured credit facilities:
       Revolving credit facility................................................ $     --    $ 10,170
       Term Loan "A"............................................................   75,000      75,000
       Term Loan "B"............................................................  355,000     355,000
   Other debt...................................................................      305         305
   Outstanding 11 1/2% senior discount notes due 2008 issued on August 12, 1998.  172,778     172,778
   Outstanding 11 1/2% senior discount notes due 2008 issued on August 10, 2001.       --      60,000
                                                                                  --------    --------
       Total debt...............................................................  603,083     673,253
Minority interest...............................................................    5,652       5,652
Stockholder's equity............................................................  273,412     274,983
                                                                                  --------    --------
       Total capitalization..................................................... $882,147    $953,888
                                                                                  ========    ========

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following presents our selected historical consolidated financial data. The selected historical consolidated financial data for the five years ended December 31, 2000 have been derived from our audited consolidated financial statements. The selected historical consolidated financial statements for the six months ended June 30, 2000 and 2001 have been derived from our unaudited consolidated statements. In the opinion of management, the unaudited consolidated financial data reflect all adjustments (consisting of normal recurring accruals only) necessary to fairly present the information for such periods.

   The selected historical consolidated financial data should be read in conjunction with "Prospectus Summary--Summary Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our historical financial statements and the notes thereto included elsewhere in this prospectus.

                                           Predecessor(a)                         Telemundo Holdings(b)
                                   -----------------------------  -----------------------------------------------------
                                                       January 1   August 13
                                       Year ended          to          to          Year ended           Six months
                                      December 31,     August 12, December 31,    December 31,        ended June 30,
                                   ------------------  ---------- ------------ ------------------  --------------------
                                     1996      1997       1998        1998       1999      2000      2000       2001
                                   --------  --------  ---------- ------------ --------  --------  --------  ----------
                                       (Dollars in Thousands)                     (Dollars in Thousands)
Statement of Operations Data:
Net revenue....................... $202,713  $197,588   $124,671    $ 68,667   $165,534  $199,684  $ 95,007  $  108,524
Operating income..................   29,306    16,121      3,595      17,075     20,377    38,923    15,949      15,827
Merger related expenses...........       --    (1,707)    (5,506)         --         --        --        --          --
Interest expense, net.............  (18,920)  (20,849)   (13,067)    (14,618)   (36,447)  (37,719)  (18,696)    (20,502)
Minority interest.................   (2,125)   (2,808)    (1,898)       (606)    (1,475)   (1,768)     (884)     (1,200)
Income (loss) before extraordinary
 item.............................   (1,179)  (13,444)   (19,989)        472    (13,551)   (3,577)   (3,962)     (4,544)
Extraordinary item--extinguishment
 of debt..........................  (17,243)       --         --          --         --        --        --      (3,095)
Net income (loss).................  (18,422)  (13,444)   (19,989)        472    (13,551)   (3,577)   (3,962)     (7,639)
Other Financial Data:
EBITDA(c)......................... $ 40,556  $ 27,339   $ 10,627    $ 26,719   $ 45,478  $ 66,204  $ 29,272  $   31,384
EBITDA margin.....................       20%       14%        (d)         (d)        27%       33%       (d)         (d)
Capital expenditures..............    9,125    11,156      6,569       3,506     14,608    22,123     6,642       7,302
Depreciation and amortization.....   13,311    13,938      9,024      10,640     28,394    30,903    15,133      17,549
Ratio of earnings to fixed
 charges(e).......................      1.1x       --         --        1.1x         --        --        --          --

                                           Predecessor(a)                         Telemundo Holdings(b)
                                   -----------------------------  -----------------------------------------------------
Balance Sheet Data
 (at end of period):
Working capital................... $ 44,769  $ 44,177               $ 15,619   $  6,862  $ 14,528  $ 11,829  $   33,707
Broadcast licenses and other
 intangible assets, net...........  132,831   128,366                650,907    621,585   614,136   610,694     842,083
Total assets......................  295,560   290,086                771,398    746,886   761,360   735,750   1,018,777
Long-term debt, net of current
 portion..........................  179,695   189,081                398,889    396,962   400,199   398,917     603,083
Stockholders' equity..............   42,893    29,909                214,485    200,934   212,050   196,972     273,412

--------
(a)On August 12, 1998, our wholly-owned subsidiary TLMD Acquisition Co. acquired all the equity interests of Telemundo Group and was merged with and into Telemundo Group, whereby Telemundo Group became our wholly-owned subsidiary. The purchase method of accounting was used to record assets acquired and liabilities assumed. As a result of the acquisition of Telemundo Group and related transactions, the accompanying financial statements of the Predecessor (for purposes of the financial statements and related notes, the term "Predecessor" refers to Telemundo Group for periods prior to August 13, 1998) and us are not comparable in all material respects and are separated, since the financial statements report financial position, results of operations, and cash flows of these two separate entities.

(b)We have not provided historical financial data for periods prior to August 13, 1998 as we did not have any operations or account balances prior to the acquisition of Telemundo Group by TLMD Acquisition Co., a wholly-owned subsidiary of Telemundo Holdings, on August 12, 1998. See "Management's Discussion and Analysis of Results of Operations and Financial Conditions--Transactions Affecting Comparability of Results of Operations and Financial Condition."
(c)EBITDA is operating income before depreciation and amortization, reduced by cash minority interest. Although EBITDA is not intended to represent cash flow or any other measure of financial performance under generally accepted accounting principles and may not be comparable between companies, we believe it is helpful in understanding cash flow generated from operations that is available for debt service, taxes, working capital requirements and capital expenditures. The use of the term "EBITDA" is materially consistent with the use of the term in certain financial covenants, including those in the indenture.
(d)Due to seasonality, EBITDA margins for periods less than one year are not applicable.
(e)For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income (loss), before extraordinary items, income taxes, Merger-related expenses and fixed charges. Fixed charges consist of interest expense--net, which includes interest on capital leases, the interest component of operating leases and amortization of deferred financing fees. Earnings were insufficient to cover fixed charges by approximately $7.5 million and $11.4 million for the year ended December 31, 1997 and for the period January 1 to August 12, 1998, respectively. Earnings were insufficient to cover fixed charges by approximately $18.0 million, $0.3 million, $3.6 million and $5.5 million, respectively, for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2000 and 2001. The seasonality of our earnings impacts the ratio of earnings to fixed charges for periods less than one year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

   The following is a discussion of our results of operations and current financial position. This discussion should be read in conjunction with our consolidated historical financial statements and audited notes included elsewhere in this prospectus. Our discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. For information about risks and exposures relating to our businesses and our company, you should read the section entitled "Risk Factors" in this prospectus.

Overview

   We are one of two national Spanish-language television broadcast companies currently operating in the United States. We own and operate ten full-power UHF television stations serving Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio, Dallas and Denver. Nine of these stations serve the eight largest Hispanic market areas, and four of the five largest general market areas, in the United States. We also own and operate the leading full-power VHF television station and related production facilities in Puerto Rico and 16 domestic LPTVs in the United States. Additionally, we operate WEYS serving Miami pursuant to a local marketing agreement.

   Our stations broadcast a wide variety of network programming, including telenovelas (soap operas), talk shows, movies, entertainment programs, national and international news, sporting events, children's programming, music, comedy and dramatic series. In addition, we supplement our network programming with local programming focused on local news and community events. Programming is provided 24-hours a day to our network affiliated U.S. stations by the Network Company. KWHY in Los Angeles, WKAQ in Puerto Rico and WEYS in Miami broadcast a similar variety of programs. However, while these independent stations air certain of the Network Company's programming, a substantial amount of their programming is either internally developed and produced, or acquired directly by the stations from third party producers unrelated to the Network Company. Including our owned and operated stations, the Network Company currently serves 81 markets in the United States, including 49 of the 50 largest Hispanic markets, and reaches approximately 88% of all U.S. Hispanic households.

Recent Developments

   The Restructuring. On December 15, 2000, the ownership of Telemundo Holdings and of the Network Company was restructured. As a result of the Restructuring, Telemundo Holdings became a wholly-owned subsidiary of Telemundo Communications. As part of the Restructuring, Council Tree purchased all of the membership interests in Station Partners owned by Apollo and contributed four stations in Colorado (KMAS-TV in Steamboat Springs, KSBS-LP in Denver, KMAS-LP in Denver and K34FB in Pueblo) to Station Partners, which subsequently contributed the stations to us.

   Equity Contribution and Issuance of Convertible Preferred Stock. On May 31, 2001, in connection with the acquisition of KWHY, Telemundo Communications issued shares of its Series A Convertible Preferred Stock and its Series B Convertible Preferred Stock in exchange for $70.0 million from certain of its stockholders. Shares of the Series A Convertible Preferred Stock, which have one vote per share and are convertible into Telemundo Communications' Class A Common Stock, were issued to Liberty, Sony Pictures, SPE Mundo and TLMD LLC. Shares of the Series B Convertible Preferred Stock, which have three votes per share and are convertible into Telemundo Communications' Class B Common Stock, were issued to Station Partners. Accordingly, on a voting basis, the issued and outstanding capital stock of Telemundo Communications (including the Class A and Class B Common Stock and the Series A and Series B Convertible Preferred Stock on a combined basis) may be voted 15.67% by Sony Pictures (which includes the shares held by SPE Mundo),

24.92% by Liberty, 55.48% by Station Partners, 3.33% by Bron-Villanueva Capital, LLC ("BV Capital") and 0.59% by TLMD LLC. Liberty's voting rights are subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all the shares of Telemundo Communications held by Liberty.

   Acquisition of KWHY. On June 1, 2001, we completed our acquisition of the full-power independent Spanish-language television station KWHY in Los Angeles from Harriscope of Los Angeles, Inc., for $239.0 million cash. The acquisition of KWHY, the most successful independent Spanish-language television station in the U.S., creates the first Spanish-language broadcasting duopoly in the largest Hispanic market in the U.S. In connection with the acquisition, we refinanced our senior secured credit facilities. The senior secured credit facilities are comprised of a $100.0 million revolving credit facility and $430.0 million of term loans. We used the proceeds from the term loans and an additional $70.0 million equity contribution from Telemundo Communications' shareholders to finance the acquisition of KWHY, refinance our existing credit facilities and pay fees and expenses associated with these transactions.

   WEYS Local Marketing Agreement. On June 1, 2001, we entered into a local marketing agreement with WEYS Television Corp. to operate the full-power Spanish-language television station WEYS in Key West, Florida, serving the Miami market. We also entered into an option agreement to acquire the assets of WEYS and its associated LPTVs for approximately $9.0 million. With this agreement and the acquisition of KWHY, we have created duopolies in two of the three largest Hispanic markets in the U.S.

   Acquisition of KXTX. On September 28, 2001, we acquired the full-power independent television station KXTX in Dallas, Texas from Southwest Sports for approximately $65.0 million. We funded the acquisition and the related fees and expenses with the proceeds from the sale of the Unregistered 2001 Notes as well as with borrowings under our revolving credit facility.


   September 11, 2001 Terrorist Attack. On September 11, 2001, terrorists attacked the World Trade Center in New York and the Pentagon in Washington, D.C. The antenna and transmitter facilities for our New York station, WNJU, were located on the north tower of the World Trade Center. As of the date of this prospectus, we cannot determine if these terrorist attacks will have a material impact on our business. However, as a result of our expanded news coverage following both attacks, we experienced a significant loss in advertising revenues and increased incremental operating expenses. Additionally, we have incurred capital costs related to replacing and relocating WNJU's transmitter and antenna facilities to an alternate site in Alpine, New Jersey. The events of September 11, 2001 have also further depressed economic activity in the U.S. and globally, including the markets in which we operate. If weak economic conditions in the U.S. continue or worsen, our financial condition and results of operations may be materially and adversely affected.



   NBC Acquisition. On October 11, 2001, GE, along with its wholly-owned indirect subsidiary NBC, entered into a definitive agreement with SPE Mundo and Telemundo Communications for the acquisition of Telemundo Communications through merger with a wholly-owned acquisition subsidiary of GE. NBC has also agreed to purchase the remaining 33% of the membership interests of the Network Company owned by SPE Mundo. The aggregate consideration to be paid in the transaction is approximately $1.98 billion, consisting of GE common stock and cash in the merger, and cash for the purchase of the membership interests owned by SPE Mundo. NBC will also assume approximately $700.0 million of existing debt, including the 2001 Registered Notes. The NBC acquisition of Telemundo Communications and the Network Company is subject to regulatory approval and other closing conditions. We expect the acquisition to close in the second quarter of 2002.


Transactions Affecting Comparability of Results of Operations and Financial Condition

   Telemundo Holdings was originally formed as a holding company in connection with the 1998 acquisition of Telemundo Group (the "Merger"). Following the Merger, Telemundo Holdings was owned 24.95% by Liberty, 24.95% by Sony Pictures and 50.1% by Station Partners. Station Partners was originally owned 68% by Apollo and 32% by Bastion Capital Fund, L.P. ("Bastion"). The Network Company was owned 50% by Liberty and 50% by Sony Pictures through wholly-owned subsidiaries.

   The purchase method of accounting was used to record assets acquired and liabilities assumed in the Merger. In connection with the Merger, Telemundo Group sold its network operations (the "Network Sale"), which consisted of substantially all of its programming and production assets and the related liabilities to the Network Company. As a result of the Merger and related transactions, the accompanying financial statements of the Predecessor (for purposes of MD&A, the term "Predecessor" refers to Telemundo Group prior to the Merger and related transactions) and Telemundo Holdings are not comparable in all material respects.

   In connection with the Merger and Network Sale, the Network Company entered into an affiliation agreement with us and related affiliation agreements with our stations (collectively, the "Affiliation Agreement"), pursuant to which the Network Company provides network programming to us, and we and the Network Company pool and share advertising revenue pursuant to a revenue sharing arrangement. Pursuant to the Affiliation Agreement, we receive a formula-based share of pooled advertising revenue generated by us and the Network Company. The following revenue sources (collectively, the "Aggregate Net Advertising Receipts") are included in the pooled revenue: (1) 61% of the net advertising revenue received by the Network Company pursuant to the sale of network advertising and (2) 100% of the net advertising revenue received by us (excluding WKAQ, KWHY and WEYS) from the sale of local and national spot advertising time. The pooled revenue is shared between us and the Network Company, with our share based on the following formula for the first year of the agreement: (i) 80% of the first $130.0 million of Aggregate Net Advertising Receipts; plus (ii) 55% of the incremental Aggregate Net Advertising Receipts above $130.0 million up to $230.0 million; plus (iii) 45% of the incremental Aggregate Net Advertising Receipts above $230.0 million. After the first year, the threshold levels (i.e., $130.0 million and $230.0 million) increase 3% annually. Currently, we are in the fourth year of the agreement and the thresholds are $142.1 million and $251.3 million.

Results of Operations

  Six months ended June 30, 2001 and 2000

   Net revenue for the three and six months ended June 30, 2001 as compared to the corresponding periods of 2000 was as follows:

                                     Three Months Ended        Six Months Ended
                                          June 30,                 June 30,
                                     ------------------        ----------------
                                       2001      2000   Change   2001    2000   Change
                                      -------  -------  ------ -------- ------- ------
                                                  (Dollars in Thousands)
Local............................... $40,122   $31,151    29%  $ 68,210 $53,521   27%
National spot.......................  13,785    11,018    25%    22,704  20,560   10%
Incremental revenue from Affiliation
  Agreement.........................     560     4,675   (88)%   12,946  12,044    7%
Other revenue.......................   2,964     3,919   (24)%    4,664   8,882  (47)%
                                      -------  -------         -------- -------
Net revenue......................... $57,431   $50,763    13%  $108,524 $95,007   14%
                                      =======  =======         ======== =======

   Local revenue at our domestic television stations increased by 49% and 45% for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively, which was primarily the result of increases in audience share at our major stations, continued growth in the local Spanish-language televisions markets and the addition of KWHY from June 1, 2001. Local revenue at WKAQ-Puerto Rico increased by 3% and 4% for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively, as a result of increases in audience share. Excluding the impact of KWHY, local revenue at our domestic television stations would have increased by 33% and 36% for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively.

   The increases in national spot revenue of 25% and 10% for the three and six months ended June 30, 2001 from the corresponding periods of the prior year, respectively, were primarily the result of increases in audience share. Excluding the impact of KWHY, national revenue at our domestic television stations would have increased by 22% and 9% for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively.

   Our network's average share of the Spanish-language television audience (Adults 18-49) was 26% during the first and second quarters of 2001 and 23% during the fourth quarter of 2000, compared to 22% during the second quarter of 2000, 18% during the first quarter of 2000 and 19% during the fourth quarter of 1999. Throughout 2000 and the first half of 2001, our audience share levels have increased significantly as a result of various successful programming initiatives. A change in audience share typically has a delayed impact on revenue.

   Incremental revenue from the Affiliation Agreement represents the share of the pooled revenue pursuant to the Affiliation Agreement in excess of revenue generated by our U.S. stations. The amount of incremental revenue recognized in any period is impacted by the timing of the attainment of the Aggregate Net Advertising Receipts thresholds discussed above.

   Other revenue decreased by 24% and 47% for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively, which was primarily the result of the elimination of substantially all U.S. paid programming (i.e., infomercials) at the end of the second quarter of 2000, with the exception of KWHY. These decreases were offset in part by including KWHY's June results in the 2001 periods.

   Direct operating costs increased by 16% and 18% for the three and six months ended June 30, 2001 from the corresponding periods of the prior year, respectively. This was primarily the result of an increase in costs incurred to enhance and expand local news in the U.S. and the addition of KWHY. Excluding KWHY, direct operating costs would have increased by 11% and 15% for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively.

   Selling, general and administrative expenses increased by 17% for both the three and six months ended June 30, 2001 from the corresponding periods of the prior year. This was primarily the result of the payment of increased sales commissions relating to the increase in local revenue, an increase in advertising expenditures and the addition of KWHY. Excluding KWHY, selling, general and administrative expenses would have increased by 14% and 15% for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively.

   Corporate expenses increased by $195,000 and $391,000 for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively.

   Depreciation and amortization increased by $1.5 million and $2.4 million for the three and six months ended June 30, 2001 from the corresponding periods of the prior year, respectively. This was primarily a result of the additions to property and equipment during 2000 and 2001, including those relating to upgrading stations to a digital technology platform and the addition of KWHY. Excluding KWHY, depreciation and amortization would have increased by $581,000 and $1.5 million for the three and six months ending June 30, 2001 from the corresponding periods of the prior year, respectively.

   Interest expense, net increased by $1.4 million and $1.8 million for the three and six months ended June 30, 2001 from the corresponding periods of the prior year, respectively. This was primarily the result of higher interest rates on greater balances outstanding under the senior secured credit facilities and an increase in interest accreted on the $218.8 million aggregate principal amount at maturity 11 1/2% Senior Discount Notes due 2008.

   The income tax (provision) benefit for the three and six months ended June 30, 2001, respectively, result primarily from the tax effect of changes in federal, state and Puerto Rico deferred temporary differences, offset in part by a current provision for federal, state and Puerto Rico income taxes. The income tax provision for the three and six months ended June 30, 2000 results primarily from a current provision for federal, state and Puerto Rico income taxes and Puerto Rico withholding taxes related to intercompany interest, offset in part by the tax effect of changes in federal, state and Puerto Rico deferred temporary differences. We are in a net operating loss position for federal income tax purposes. Our use of our net operating loss carryforwards are subject to certain limitations imposed by Section 382 of the Internal Revenue Code and their use will be limited.

   Minority interest represents the accounting impact of distributions to the 25.5% partner in Video 44, which is based on a minimum preferred distributions to such partner. Video 44 is a partnership that owns and operates WSNS-Chicago.

   Extraordinary item--extinguishment of debt, net of taxes increased by $3.1 million for the three and six months ended June 30, 2001 from the corresponding periods of the prior year. This was the result of a write-off of the debt issuance costs from the credit facilities upon refinancing.

  Fiscal years ended December 31, 2000, 1999 and 1998

   Net revenue for each of the three years in the period ended December 31, 2000 was as follows:

                                                Year Ended          Year Ended          Year Ended
                                               December 31,        December 31,        December 31,
                                                   2000     Change     1999     Change   1998 (a)
                                               ------------ ------ ------------ ------ ------------
                                                              (Dollars in Thousands)
Local.........................................   $119,996     21%    $ 98,973      7%    $ 92,145
Network and national spot.....................     41,384     74%      23,828    (63%)     65,219
Incremental revenue from Affiliation Agreement     26,116              24,870               8,011
Other revenue.................................     12,188    (32%)     17,863    (36%)     27,963
                                                 --------            --------            --------
Net revenue...................................   $199,684     21%    $165,534    (14%)   $193,338
                                                 ========            ========            ========

--------
(a)The aggregate of the period from August 13 to December 31, 1998 and the period from January 1 to August 12, 1998 (Predecessor) (the "1998 Combined Periods").

   Local revenue at our domestic television stations increased by 39% in 2000 from the prior year. This was primarily the result of significant increases in audience share at our stations, continued growth in the local Spanish-language television markets and increases in the number of sales personnel. Local revenue for the U.S. stations increased marginally in 1999 from the prior year, where strong growth in the local Spanish-language television markets more than offset an overall decline in audience share. Local revenue at WKAQ in Puerto Rico increased in 2000 from the prior year primarily as a result of increases in political revenue. Local revenue at WKAQ increased in 1999 from the prior year as a result of WKAQ maintaining its dominant audience share in a mature market.

   National spot revenue increased 74% in 2000 from the prior year. This was primarily the result of significant increases in audience share at our stations and strong growth in the Spanish-language national spot market, including significant Internet-related advertising. The decrease in network and national spot revenue in 1999 from the prior year is primarily the result of the Network Sale. Excluding network revenue, national spot revenue would have decreased by 5% in 1999 from the prior year as a result of the decline in overall average audience share.

   The Network Company's average share of the Spanish-language television network audience was 18%, 22%, 22% and 21% for the first four quarters of 2000, respectively, and was 13% during the first and second quarters of 1999, 15% during the third quarter of 1999 and 17% during the fourth quarter of 1999. Audience share increases were achieved as a result of various successful programming initiatives. A change in audience share typically has a delayed impact on revenue.

   As noted above, during the fourth quarter of 1999 and on a quarterly basis beginning with the first quarter of 2000, audience share levels have increased significantly. In August 1999, the Network Company launched its revised programming schedule. The new schedule included a lineup consisting of telenovelas, original and acquired talk shows, improved sports programming and news programs. These initiatives are reflected in the improvement in audience share beginning in the third and fourth quarters of 1999 and continuing throughout 2000.

   Incremental revenue from the Affiliation Agreement represents the share of the pooled revenue pursuant to the Affiliation Agreement in excess of revenue generated by our U.S. stations. The amount of incremental revenue recognized in any period is impacted by the timing of the attainment of the Aggregate Net Advertising Receipts thresholds.

   Other revenue decreased by 32% in 2000 from the prior year, primarily as a result of the elimination of local and national blocks of broadcast time in the U.S. sold to independent programmers at the end of the second quarter of 2000. Other revenue decreased by 36% in 1999 from the prior year primarily due to a decrease in the sale of blocks of broadcast time to independent programmers, the elimination of international program sales and affiliate revenue as a result of the Network Sale.

   Direct operating costs increased by 11% in 2000 from the prior year. This was primarily the result of an increase in station programming and production expenses related to costs incurred to produce and acquire programming at WKAQ and produce local news in the U.S. Direct operating costs decreased by 27% in 1999 from the prior year as a result of the Network Sale. Excluding those costs relating to the Telemundo Group network, direct operating costs would have increased by 12% in 1999 from the prior year. This was primarily attributed to increases in local news expenditures and increases in programming and production costs at WKAQ. As discussed above, pursuant to the Affiliation Agreement, the Network Company bears all network programming costs. We incur non-network programming expenditures in connection with our stations, including all programming expenditures for WKAQ.

   Selling, general and administrative expenses increased by 14% in 2000 from the prior year. This was primarily the result of an increase in advertising and promotional expenditures, enhancing and increasing our sales force and increases in audience measurement services. Selling, general and administrative expenses increased by 14% in 1999 from the prior year. This was primarily the result of an increase in advertising and promotional expenditures and contractual increases in audience measurement services.

   Corporate expenses decreased by $275,000 in 2000 from the prior year. This was the result of a decrease in certain third-party consulting fees. Corporate expenses decreased by $125,000 in 1999 from the prior year. This was primarily the result of a reduction in corporate staffing in connection with the Merger and lower performance-based compensation, offset in part by the classification of certain functions as corporate expenses that were classified as network expenses prior to the Merger, such as corporate engineering, human resources and management information systems.

   Depreciation and amortization increased by 9% in 2000 from the prior year. This was primarily a result of additions to property and equipment during 2000, including those relating to upgrading certain stations to a digital technology platform. Depreciation and amortization increased by 44% in 1999 from the prior year. This was primarily a result of the additional amortization of broadcast licenses and other intangible assets recorded as a result of applying the purchase method of accounting to the Merger.

   Merger related expenses include investment banking, legal, accounting and other costs incurred through August 12, 1998 in connection with the Merger.

   Interest expense increased by 3% in 2000 from the prior year as a result of accretion on our $218.8 million Senior Discount Notes Due 2008 which were issued at a discount and structured to produce a yield to maturity of 11 1/2% per annum (the "11 1/2% Notes"), offset in part by lower interest expense related to interest accrued and paid on our credit facilities providing for aggregate borrowings of up to $350.0 million. Our credit facilities had an average interest rate of 7.39% and 7.23% during 2000 and 1999, respectively. Interest expense increased by 32% in 1999 from the prior year as a result of the restructuring of our capital structure which included an increase in our outstanding debt from that of the Predecessor. Interest expense was offset by interest income of $334,000, $345,000, $197,000, and $180,000 for 2000, 1999,
the period August 13 to December 31, 1998 and for the period January 1 to August 12, 1998, respectively.

   The income tax provision in 2000 results primarily from current Puerto Rico withholding taxes related to intercompany interest and Puerto Rico, federal and state income taxes, offset in part by a deferred net benefit for federal, state and Puerto Rico income taxes resulting from the tax effect of the reversal of temporary differences and the utilization of net operating losses. The income tax benefit in 1999 results primarily from the tax effect of the reversal of federal and state deferred temporary differences, offset in part by a deferred provision resulting from the utilization of Puerto Rico net operating losses and a current provision for federal and state income and franchise taxes, Puerto Rico income and withholding taxes related to intercompany interest. We are in a net operating loss position for federal income tax purposes. Our use of our net operating losses are subject to certain limitations imposed by
Section 382 of the Internal Revenue Code and their use will be limited.

   Minority interest represents the accounting impact of distributions to the 25.5% partner in Video 44, which is based on a minimum preferred distribution to such partner. Video 44 is a partnership that owns and operates WSNS in Chicago.

Liquidity and Sources of Capital

   Cash flows provided from operating activities were $37.8 million for 2000, $31.0 million for 1999 and $34.3 million for the 1998 Combined Periods. The increase in 2000 from the prior year is primarily the result of the increase in operating income before depreciation and amortization offset in part by changes in certain asset and liability accounts. The decrease in 1999 from the prior year is primarily the result of changes in certain asset and liability accounts, including the collection of network operations receivables in 1998, and the change in deferred taxes, offset in part by the increase in operating income before depreciation and amortization.

   Cash flows (used in) provided from operating activities were ($7.7) million and $11.5 million for the six months ended June 30, 2001 and 2000, respectively. The decrease is primarily the result of changes in certain asset and liability accounts, and the timing of the payments of accounts payable, taxes and interest, and an increase in net loss due to the increases in depreciation and amortization and interest expense. We had working capital of $33.7 million at June 30, 2001.

   Capital expenditures of approximately $22.1 million were made during 2000 for the replacement and upgrading of equipment and upgrading of facilities, including upgrading stations to a digital technology platform. Capital expenditures of approximately $7.3 million were made during the six months ended June 30, 2001 to replace and upgrade equipment and facilities, including upgrading stations to a digital technology platform. We expect to incur capital expenditures of approximately $20.0 million in 2001 in connection with the continued conversion to digital technology as well as regular maintenance capital spending.

   The senior secured credit facilities refinanced our previously existing credit facilities and provide for aggregate borrowings of up to $530.0 million. See "Description of Certain Indebtedness."

   The senior secured credit facilities, the indenture governing the 1998 Notes and the indenture governing the Unregistered 2001 Notes, restrict our ability to, among other things, incur additional indebtedness, make certain payments, enter into transactions with affiliates and sell assets. The senior secured credit facilities restrict Telemundo Group's ability to pay dividends to us.

   Our principal sources of liquidity are expected to be cash flow from operations and the senior secured credit facilities. We plan on financing cash needs through cash generated from operations and borrowings under our revolving credit facility, under which there was none outstanding at June 30, 2001. We believe that our cash flow from operations, together with amounts available to us under the senior secured credit facilities, will be sufficient to fund our debt service and other currently anticipated cash requirements.

   Our interest income and expense are sensitive to changes in the general level of U.S. and certain European interest rates. In this regard, changes in these rates affect the interest earned on our cash equivalents as well as interest paid on our senior secured credit facilities. To mitigate the impact of fluctuations in interest rates, we entered into two fixed rate for London Interbank Offered Rates ("LIBOR") swap transactions in late 1998. We use derivative financial instruments to manage financing cost associated with changes in interest rates. Interest rate swaps involve periodic exchange of payments without the exchange of underlying principal or notional amounts. Net payments are recognized as an adjustment to interest expense, net. We do not use any of these instruments for trading purposes. If we were to have borrowings outstanding for the maximum amount possible under the revolving credit facility, it would have $100.0 million principal amount subject to change in interest rates, whereby a change of 100 basis points would have approximately a $1.0 million impact on pre-tax earnings and pre-tax cash flows over a one-year period.

   Our credit risk associated with these derivative contracts is generally limited to an unrealized gain on those contracts with a positive fair market value, should any counterparty fail to perform as contracted. The counterparty to our derivative contracts is a major international financial institution. We continually monitor the credit quality of this financial institution and do not expect non-performance by the counterparty.

                                   BUSINESS

Overview

   We are one of two national Spanish-language television broadcast companies currently operating in the United States. We own and operate ten full-power UHF television stations serving Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio, Dallas and Denver. Nine of these stations serve the eight largest Hispanic market areas, and four of the five largest general market areas, in the United States. We also own and operate the leading full-power VHF television station and related production facilities in Puerto Rico and 16 domestic low-power television stations in the United States. Additionally, we operate WEYS, a full-power UHF television station serving Miami, pursuant to a local marketing agreement.

   Our stations broadcast a wide variety of network programming, including telenovelas (soap operas), talk shows, movies, entertainment programs, national and international news, sporting events, children's programming, music, comedy and dramatic series. In addition, we supplement our network programming with local programming focused on local news and community events. Programming is provided 24-hours a day to our network affiliated U.S. stations by the Network Company. KWHY in Los Angeles, WKAQ in Puerto Rico and WEYS in Miami broadcast a similar variety of programs. However, while these independent stations air certain of the Network Company's programming, a substantial amount of their programming is either internally developed and produced, or acquired directly by the stations from third party producers unrelated to the Network Company. Including our owned and operated stations, the Network Company currently serves 81 markets in the United States, including 49 of the 50 largest Hispanic markets, and reaches approximately 88% of all U.S. Hispanic households.

   Over the past two years, the Network's share of the Spanish-language television audience has grown from a low of 11% in February 1999 to 30% in May 2001. In addition, the Network's share of the prime-time Hispanic audience has grown from a low of 8% in February 1999 to 24% in May 2001. During the recent sweeps in February and May of 2001, our owned and operated Miami station WSCV had the largest market share in prime-time, beating all Spanish and English language competitors. We believe our ratings have grown significantly due to the Network's successfully redirected programming strategy. The new strategy included replacing many prime-time dramas, comedies and movies with telenovelas, as well as adding daytime talk shows and weekend sports programming.


   The telenovela is the staple of our prime-time schedule and the rapid increase in our prime-time audience share can be attributed to successes such as Xica, Terra Nostra and Betty La Fea. Our sports programming, which consists primarily of boxing and soccer, has been extremely successful this year; our airing of the USA vs. Mexico World Cup qualifier match in February 2001 was seen in over 900,000 homes, outdelivering both the 2000 World Series and the 2000 NBA Finals among Hispanic households. The re-match of USA vs. Mexico in July 2001 was even more successful, delivering the highest ratings for a sports program carried on Spanish-language television during the 2000-2001 season. Our programming is further enhanced by our access to Sony Pictures' library of over 4,500 movies and the numerous major studio motion pictures we have licensed.



   On June 1, 2001 we acquired the full-power UHF independent Spanish-language television station KWHY in Los Angeles. Additionally, on September 28, 2001 we acquired the full-power UHF independent television station KXTX in Dallas.




   The KXTX acquisition will strengthen and diversify our business. The acquisition of KXTX in Dallas allows us to expand and strengthen our presence in the Dallas market area by replacing an affiliated station with an owned and operated station. According to recently released 2000 census data, the Dallas market area more than doubled its Hispanic population in the last decade to 1.2 million and is the fastest growing of the top 20 Hispanic markets in the U.S. Dallas is the eighth largest Hispanic market area and the seventh largest general market area in the U.S. During the conversion to a Spanish-language format, KXTX is being operated as an English-language station.

   Assuming we had completed the acquisitions of KWHY and KXTX on January 1, 2000, our net revenue and EBITDA for the year ended December 31, 2000 would have been $244.6 million and $84.5 million, respectively, and for the six months ended June 30, 2001 would have been $126.4 million and $38.7 million, respectively.

Recent Developments

   The Restructuring. The current and former stockholders of Telemundo Holdings consummated a restructuring of interests on December 15, 2000. As part of the Restructuring, each of Sony Pictures, Station Partners and Liberty contributed, among other things, all of their capital stock in Telemundo Holdings to Telemundo Communications, in exchange for shares of common stock of Telemundo Communications. As a result of the Restructuring, Telemundo Communications, through its subsidiary, Telemundo Network Interest, Inc., acquired 67% of the membership interests in the Network Company, all of whose membership interests were previously owned by Liberty and Sony Pictures. Specifically, Liberty contributed, through the contribution of 100% of the capital stock of one of its subsidiaries to Telemundo Communications, 50% of the outstanding membership interests of the Network Company in exchange for shares of Telemundo Communications. In addition, Sony Pictures contributed, through a subsidiary, 17% of the outstanding membership interests of the Network Company to Telemundo Communications in exchange for shares of Telemundo Communications. As a result, Sony Pictures retained 33% of the Network Company's membership interests and Telemundo Communications is the managing member of the Network Company.

   Equity Contribution and Issuance of Convertible Preferred Stock. On May 31, 2001, in connection with the acquisition of KWHY, Telemundo Communications issued shares of its Series A Convertible Preferred Stock and its Series B Convertible Preferred Stock in exchange for $70.0 million from certain of its stockholders. Station Partners, Sony Pictures, Liberty, BV Capital and TLMD now beneficially own our voting interests indirectly through their ownership of voting interests in our parent Telemundo Communications.

   Refinancing. On June 1, 2001, in connection with the acquisition of KWHY, we refinanced our senior secured credit facilities. The senior secured credit facilities are now comprised of a $100.0 million revolving credit facility and $430.0 million of term loans. We used the proceeds from the term loans and an additional $70.0 million equity contribution from Telemundo Communications' shareholders to finance the acquisition of KWHY, refinance our existing credit facilities and pay fees and expenses associated with these transactions.

   WEYS Local Marketing Agreement. On June 1, 2001, we entered into a local marketing agreement with WEYS Television Corp. to operate full-power Spanish-language television station WEYS in Key West, Florida, serving the Miami market area. We also entered into an option agreement to acquire the assets of WEYS and its associated LPTVs for approximately $9.0 million. With this agreement and the acquisition of KWHY, we have created duopolies in two of the three largest Hispanic market areas in the U.S.


   September 11, 2001 Terrorist Attack. On September 11, 2001, terrorists attacked the World Trade Center in New York and the Pentagon in Washington, D.C. The antenna and transmitter facilities for our New York station, WNJU, were located on the north tower of the World Trade Center. As of the date of this prospectus, we cannot determine if these terrorist attacks will have a material impact on our business. However as a result of our expanded news coverage following both attacks, we experienced a significant loss in advertising revenues and increased incremental operating expenses. Additionally, we have incurred capital costs related to replacing and relocating WNJU's transmitter and antenna facilties to an alternate site in Alpine, New Jersey. The events of September 11, 2001 have also further depressed economic activity in the U.S. and globally, including the markets in which we operate. If weak economic conditions in the U.S. continue or worsen, our financial condition and results of operations may be materially and adversely affected.



   NBC Acquisition. On October 11, 2001, GE, along with its wholly-owned indirect subsidiary NBC, entered into a definitive agreement with SPE Mundo and Telemundo Communications for the acquisition of Telemundo Communications through merger with a wholly-owned acquisition subsidiary of GE. NBC has also agreed to purchase the remaining 33% of the membership interests of the Network Company owned by SPE

Mundo. The aggregate consideration to be paid in the transaction is approximately $1.98 billion, consisting of GE common stock and cash in the merger, and cash for the purchase of the membership interests owned by SPE Mundo. NBC will also assume approximately $700.0 million of existing debt, including the Registered 2001 Notes. The NBC acquisition of Telemundo Communications and the Network Company is subject to regulatory approval and other closing conditions. We expect the acquisition to close in the second quarter of 2002.


Television Stations

   We own and operate eleven full-power and 16 low-power Spanish-language television stations in the United States and Puerto Rico. We also operate WEYS in Miami pursuant to a local marketing agreement.

  Full-Power Stations

   Our U.S. full-power stations broadcast network programming provided by the Network Company (except for KWHY and WEYS, which operate as independent stations) and all produce and broadcast local news and limited other programming focused on the audience in each of their respective local markets.

   The following table sets forth certain information about our owned and operated full-power television stations.

                                                                                           Number of
                                                                                          Other Full-
                                    Number of                 Ranking of    Ranking of   Power Spanish-
                                     Hispanic                 Market Area   Market Area     Language
                                    Television Hispanics as  by Number of  by Number of    Television
                                    Households a Percentage    Hispanic        Total        Stations
                       Station/     in Market    of Total     Television    Television    Operating in
Market Area Served     Channel       Area(1)   Population(2) Households(1) Households(1) Market Area(3)
------------------ ---------------- ---------- ------------- ------------- ------------- --------------
Los Angeles, CA... KVEA (Ch. 52)    1,531,640       40%            1             2             2
                   KWHY (Ch. 22)(4)
New York, NY...... WNJU (Ch. 47)    1,058,550       18%            2             1             1
Miami, FL......... WSCV (Ch. 51)      507,080       39%            3            16             3
                   WEYS (Ch. 22)(5)
San Francisco, CA. KSTS (Ch. 48)      349,600       20%            4             5             1
Chicago, IL(6).... WSNS (Ch. 44)      340,240       14%            5             3             1
Houston, TX....... KTMD (Ch. 48)      336,870       25%            6            11             1
San Antonio, TX... KVDA (Ch. 60)      322,770       54%            7            37             1
Dallas, TX(7)..... KXTX (Ch. 39)      233,940       16%            8             7             2
Denver, CO........ KMAS (Ch. 24)      147,640       14%           16            18             1
San Juan, PR...... WKAQ (Ch. 2)     1,222,115       --            --            --             6

--------
(1)Estimated by Nielsen TV as of January 2001, except for Puerto Rico, which was estimated by Mediafax as of January 2001.
(2)Claritas, Inc., 2000, derived from U.S. Census Bureau data and other government statistics.
(3)We and each of our Spanish-language competitors broadcast over UHF, except in Puerto Rico, where WKAQ and its three major competitors broadcast over VHF. (Not including stations contemplated to be operated by Telefutura or Azteca America.) See "Business--Competition."
(4)We operate KWHY as an independent station. It does not receive programming from the Network Company.
(5)WEYS is owned by an unaffiliated third party. We operate WEYS as an independent station pursuant to a local marketing agreement.
(6)We own a 74.5% interest in WSNS through a joint venture. The remaining 25.5% is owned by Essaness Theatres Corporation.
(7)KXTX does not produce and broadcast local news.

   Los Angeles: We own and operate KVEA, Channel 52, licensed to Corona, California and serving the Los Angeles market and KWHY, Channel 22, licensed to Los Angeles, California. KVEA began operating as a Spanish-language station in 1985 and KWHY began airing Spanish-language programming in 1989. Los Angeles is the largest U.S. Hispanic market, representing approximately 17% of the Hispanic television households in the United States. An estimated 6.2 million Hispanics reside in the Los Angeles DMA, constituting approximately 40% of the Los Angeles DMA population. The Hispanic population in Los Angeles more than doubled between 1980 and 2000, and immigration trends indicate that the Hispanic population will continue to grow rapidly. The Hispanic population in Los Angeles is approximately 78% of Mexican origin.

   New York: We own and operate WNJU, Channel 47, licensed to Linden, New Jersey and serving the New York market. WNJU began operating as a Spanish-language station in 1965. New York is the second largest U.S. Hispanic market, representing approximately 12% of the Hispanic television households in the United States. An estimated 3.5 million Hispanics reside in the New York DMA, constituting approximately 18% of the New York DMA population. The Hispanic population in New York increased by approximately 69% between 1980 and 2000. Although approximately 46% of this market is of Puerto Rican origin, the remainder of the New York Hispanic community is relatively diverse.

   Miami: We own and operate WSCV, Channel 51, licensed to Ft. Lauderdale, Florida and operate WEYS, Channel 22, licensed to Key West, Florida and serving the Miami market. WSCV began operating as a Spanish-language station in 1985 and WEYS began operating as a Spanish-language station in 1994. Miami is the third largest U.S. Hispanic market, representing approximately 6% of the Hispanic television households in the United States. An estimated 1.5 million Hispanics reside in the Miami DMA (which includes Ft. Lauderdale), constituting approximately 39% of the Miami DMA population. It has been estimated that more than half of the population of Miami-Dade County is comprised of Hispanics. The Hispanic population in Miami more than doubled between 1980 and 2000. Approximately 53% of Hispanics in Miami are of Cuban origin.

   San Francisco: We own and operate KSTS, Channel 48, licensed to San Jose, California and serving the San Francisco market. KSTS began operating as a Spanish-language station in 1987. The San Francisco Hispanic market is the fourth largest U.S. Hispanic market, representing approximately 4% of the Hispanic television households in the United States. An estimated 1.3 million Hispanics reside in the San Francisco DMA (which includes San Jose and Oakland), constituting approximately 20% of the San Francisco DMA population. The Hispanic population in this market more than doubled from 1980 to 2000 and is over 69% of Mexican origin.

   Chicago: We own a 74.5% interest in and operate WSNS, Channel 44, licensed to and serving the Chicago market. WSNS began operating as a Spanish-language station in 1985. The Chicago market is the fifth largest Hispanic market in the United States, representing approximately 4% of the Hispanic television households in the United States. An estimated 1.3 million Hispanics reside in the Chicago DMA, constituting approximately 14% of the Chicago DMA population. The Hispanic population in Chicago doubled from 1980 to 2000 and is approximately 69% of Mexican origin.

   Houston: We own and operate KTMD, Channel 48, licensed to Galveston, Texas and serving the Houston market. KTMD began operating as a Spanish-language station in 1987. The Houston market is the sixth largest U.S. Hispanic market, representing approximately 4% of the Hispanic television households in the United States. An estimated 1.2 million Hispanics reside in the Houston DMA (which includes Galveston), constituting approximately 25% of the Houston DMA population. The Hispanic population in Houston more than doubled between 1980 and 2000 and is approximately 81% of Mexican origin.

   San Antonio: We own and operate KVDA, Channel 60, licensed to and serving the San Antonio market. KVDA began operating as a Spanish-language station in 1989. The San Antonio market is the seventh largest U.S. Hispanic market, representing approximately 4% of the Hispanic television households in the United States. An estimated 1.0 million Hispanics reside in the San Antonio DMA, constituting approximately 54% of the San Antonio DMA population. The Hispanic population in San Antonio, which is approximately 92% of Mexican origin, increased by approximately 72% between 1980 and 2000.

   Dallas: We own and operate KXTX, Channel 39, licensed to and serving the Dallas market. We intend to begin operating KXTX as a Spanish-language television station in early 2002. The Dallas market is the eighth largest U.S. Hispanic market, representing approximately 3% of the Hispanic television households in the United States. An estimated 900,000 Hispanics reside in the Dallas DMA, constituting approximately 16% of the Dallas DMA population. The Hispanic population in Dallas more than tripled between 1980 and 2000 and is approximately 85% of Mexican origin.

   Denver: We own and operate KMAS, Channel 24, licensed to Steamboat Springs, Colorado and serving the Denver market. KMAS began operating as a Spanish-language station in 1987. The Denver market is the sixteenth largest U.S. Hispanic market, representing approximately 2% of the Hispanic television households in the United States. An estimated 448,000 Hispanics reside in the Denver DMA (which includes Steamboat Springs), constituting approximately 14% of the Denver DMA population. The Hispanic population in Denver has increased by approximately 86% from 1980 to 2000 and is approximately 69% of Mexican origin.

   San Juan, Puerto Rico: We own and operate television station WKAQ, Channel 2, licensed to San Juan, Puerto Rico, which together with its affiliate, WOLE (Channel 12 in Aguadilla), and its translator facilities, cover virtually all of Puerto Rico. WKAQ began operating as a Spanish-language television station in 1954. The current population of Puerto Rico is approximately 3.9 million.

  Low-Power Stations

   LPTVs generally operate at significantly lower levels of power than full-power television stations. In addition, their signals generally cover smaller areas than those covered by full-power stations and may not cover the full market area in which they are located. LPTVs generally extend our and the Network Company's coverage in areas where we do not own a full-power television station or where the Network Company does not have a full-power network affiliate. Our LPTVs operate with minimal staff and generally do not originate programming or have their own sales forces. See "Risk Factors--New technologies may adversely affect our results of operations" and "--FCC Regulation."

   Beginning in 2000, we implemented a strategy for the Network Company to enter into long-term affiliation agreements with, and for us to sell several of our LPTVs to, operators of full-power television stations and/or existing Network Company affiliates. This strategy is designed to provide the Network with a strong local market presence, access to capital and news resources and operating and marketing efficiencies at a local level that would not normally be available to such LPTVs. Specifically, we completed the sale of K40DX, Abilene, Texas to Abilene-Sweetwater Communications Co., the local ABC affiliate in Abilene, on August 17, 2000. On October 25, 2000, we sold our construction permit for K35EX, Yuma, Arizona to Gulf-California Broadcast Corporation, the local Fox affiliate in Yuma. On November 1, 2000, we completed the sale of K52BS, Santa Fe, New Mexico to Ramar Communications II, Ltd., the Network Company's local affiliate in Albuquerque. On May 11, 2001, we completed the sale of K11SF, in Austin, Texas, to KGBS Corporation, and on May 21, 2001, we completed the sale of K60EE and K49CD in Odessa/Midland, Texas, and K36DV in Amarillo, Texas, to Adelante Television Limited Partnership, the local NBC affiliate in Odessa/Midland, Texas and the local CBS affiliate in Amarillo, Texas. Except for KGBS Corporation, the Network Company has entered into long-term affiliation agreements with each of these operators.

   As part of the Restructuring, we received two LPTVs that extend KMAS' coverage in the Denver market and an additional LPTV which, when coupled with our existing LPTV in Colorado Springs, supplements coverage in the Colorado Springs/Pueblo market. Other LPTV sales are pending, as outlined in the table below.

   On June 4, 2001, we began programming LPTV stations W21BD and W55BV, serving Miami, Florida, pursuant to a local marketing agreement with WEYS Television Corp.

   The following table sets forth certain information about our owned and operated LPTVs as of June 30, 2001.

                                                                         Number of
                                                                    Hispanic Television
                                                                       Households in     Class A
Market Area Served                                 Station(s)         Market Area(1)    Status(2)
------------------                                 ----------       ------------------- ---------
Miami, FL(3)................................. W21BD, W55BV                507,080        Yes(4)
Sacramento, CA(5)(6)(7)...................... K47DQ, K52CK, K61FI         177,600        No
Denver, CO................................... KMAS-LP, KSBS-LP            147,640        Yes(8)
Boston, MA(9)................................ W32AY                        96,760        No
Monterey/Salinas, CA......................... K15CU                        59,780        Yes
Salt Lake City, UT........................... KEJT-LP                      50,750        Yes
Colorado Springs/Pueblo, CO.................. K49CJ, K34FB                 47,840        No(8)
Santa Barbara/Santa Maria/San Luis Obispo, CA K27EI, K47GD, KWHY-LP        44,130        No
Reno, NV..................................... K52FF                        25,980        No

--------
(1)Estimated by Nielsen TV as of January 2001.
(2)See "--FCC Regulation."
(3)Operated by us pursuant to a local marketing agreement.
(4)W21BD has Class A status.
(5)These areas are served by more than one LPTV, including Network Company-affiliated LPTVs.
(6)These LPTVs no longer carry the Network's programming.
(7)We, through a subsidiary, executed an asset purchase agreement dated July 30, 2001, and an operating agreement dated March 19, 2001 in connection with the sale of these LPTVs to Word of God Fellowship, Inc., d/b/a Daystar Television Network ("Daystar"). We expect to receive FCC approval of the transfer of K47DQ's, K52CK's and K61FI's licenses to Daystar within 60 to 90 days from the date of execution of the asset purchase agreement.
(8)In June 2000, the FCC ruled KSBS-LP eligible, and KMAS-LP and K34FB ineligible, to apply for Class A status. Council Tree filed a Petition for Reconsideration on July 7, 2000, and a Supplement to Petition for Reconsideration on September 1, 2000, asking the FCC to revisit its June 2000 decision with respect to the Class A status of KMAS-LP and K34FB. Class A applications for those stations cannot be submitted until the FCC resolves Council Tree's petition. On September 10, 2001, the FCC approved the Class A license application for KSBS-LP.
(9)We, through a subsidiary, entered into an asset purchase agreement and operating agreement dated March 1, 2001 in connection with the sale of this LPTV to ZGS Boston, Inc. ("ZGS"). We received FCC approval of the transfer of W32AY's license to ZGS and expect to close within 30 days.

Affiliation Agreement

   Pursuant to the Affiliation Agreement, the Network Company provides programming to us, and we and the Network Company pool and share advertising revenue on a predetermined basis. The initial term of the Affiliation Agreement is ten years ending on August 12, 2008 and the Network Company has the right to renew the Affiliation Agreement for two consecutive five-year terms if certain performance goals are met. The Affiliation Agreement is terminable by either party in the event of a material default of a material provision. The Network Company may terminate its obligations with respect to any of our LPTVs and enter into an affiliation agreement with either another LPTV or a full-power television station in the same licensed community (which need not be owned by us) if that station has greater signal coverage than that of the terminated LPTV. In addition, the obligations of the Network Company under the Affiliation Agreement as to a particular station can be terminated under certain limited circumstances. All network programming costs are borne by the Network Company. As part of the Affiliation Agreement, the Network Company and we agreed, subject to various conditions, to incur certain programming, marketing/promotional and capital expenditures in the future. These expenditures may be reduced or eliminated based on financial tests, which assume such expenditures produce positive financial results (i.e., incremental revenue). We may elect to incur a portion of such expenditures in a subsequent year.

  Programming

   The Affiliation Agreement provides that the Network Company will provide all of our network programming. Subject to certain exceptions, we have the exclusive broadcast rights in the areas in which we operate. Moreover, any licensing to third parties of any programs first shown on our network is subject to agreed upon limitations. Pursuant to the Affiliation Agreement, all expenses associated with the development of original Network Company programming are borne by the Network Company, while all expenses related to the development of local programming are borne by us. Additionally, each of the Network affiliated stations is responsible for approximately 1 to 3 hours of local programming daily, consisting primarily of local news and coverage of community affairs. On January 15, 2001, we launched a local newscast expansion in a majority of our full-power owned and operated stations, which includes an early morning newscast beginning at 6:00 a.m.

  Advertising and Revenue Sharing

   Pursuant to the Affiliation Agreement, the Network Company is responsible for the sale of all network advertising time, as well as the sale of national spot advertising time on behalf of network affiliated stations (including our owned and operated stations), while we are responsible for the sale of local advertising time. Revenue is shared based on a formula applied to a combination of our revenue (excluding revenue from WKAQ, KWHY and WEYS) and the Network Company's advertising revenue. The Affiliation Agreement provides that not less than 50% of all advertising time during network programming will be available for local and national spot advertising. All advertising revenue subject to allocation is net of uncollectible amounts.

   Under certain limited circumstances involving a specified number of "Willful Unauthorized Preemptions" or "Other Unauthorized Preemptions" or a "Change in Operations" (each as defined in the Affiliation Agreement) affecting a particular station, the Network Company may terminate its obligations with respect to such station. Upon such a termination, the percentage of net advertising revenue contributed by the Network Company as part of the pooled advertising revenue to be shared under the Affiliation Agreement would be reduced proportionately.

Programming

   As a result of the Affiliation Agreement, we rely on the Network Company for the Network programming. Our stations broadcast a wide variety of programming from the Network, including telenovelas, talk shows, movies, entertainment programs, national and international news, sporting events, children's programming, music, comedy and dramatic series. The programming provided by the Network Company is either produced by the Network Company or purchased from various program suppliers, primarily in Mexico and Latin America.

   The Network's programming schedule for the 2000-2001 season includes:

    .  four prime-time telenovelas;

    .  Esta Manana (This Morning), a two-hour morning news and variety show;

    . the Emmy Award-winning show, Ocurrio Asi (It Happened Like This), a one-hour reality-based investigative news magazine show;

    . Laura en America (Laura in America), a talk show designed to entertain and educate the public with a mix of interviews and discussions about a wide variety of issues;

    . Cotorreando (Gossiping), a mid-day show that covers the Hispanic entertainment community;

    . La Corte del Pueblo (Town Court) and La Corte de Familia (Family Court), court shows where litigants resolve their small-claims and family court disputes;

    . various sports-oriented programs, including Futbol Telemundo (Telemundo Soccer), Futbol Mexicano (Mexican Soccer), Titulares Telemundo (Telemundo Sports Headlines) and Boxeo Telemundo (Telemundo Boxing); and

    .  feature films from major studios' libraries.

   The Network's programming currently includes newscasts of Noticiero Telemundo (Telemundo News), which is produced by the Network Company and provides the latest developments on major national and international news stories twice each weekday.

   In addition, our full-power stations, produce and broadcast local news and limited other programming focused on the audience in each of their respective local markets.

   The programming lineup of WKAQ in Puerto Rico differs from that of the Network, but includes approximately 28.5 hours per week of network programming. Through its production studios, WKAQ produces approximately 31 hours of programming weekly, including variety and comedy shows, mini-series, news and public affairs shows, all primarily directed toward the Puerto Rico market. In addition, WKAQ has the right of first refusal for the Puerto Rico market to purchase telenovelas and other programming produced by Televisa, S.A. de C.V. ("Televisa"), the largest supplier of Spanish-language programming in the world, pursuant to a programming agreement with Protele, Televisa's distribution division, that expires in May 2005. WKAQ also broadcasts programming from other Latin American countries and broadcasts United States syndicated programming dubbed in Spanish.

   The programming lineup of KWHY and WEYS includes certain programming from our network, but a substantial amount of their programming is either internally developed and produced, or acquired directly by these stations from third party producers unrelated to the Network Company.

Network Company Affiliates

   In addition to our owned and operated stations, the Network Company provides programming to 237 affiliates serving 81 Hispanic markets in the United States. These affiliates, which consist of 40 affiliated broadcast stations and 197 cable affiliates that receive the Network Company's signal directly from a satellite, represent approximately 36% of the Network Company's total coverage of the U.S. Hispanic market.

Sales and Marketing

   Pursuant to the Affiliation Agreement, the Network Company is responsible for the sale of all network advertising time, as well as the sale of national spot advertising time on behalf of network affiliated stations (including our owned and operated stations), while we are responsible for the sale of local advertising time. Revenue is shared between us and the Network Company based on a formula applied to a combination of our and the Network Company's advertising revenue (excluding revenue from WKAQ, KWHY and WEYS). See "--Affiliation Agreement." Each of our owned and operated full-power stations maintains a sales and marketing force to sell local advertising time.

   The Network Company currently has a network and national spot sales and marketing force, including account executives and sales managers with backgrounds in both Spanish-language and English-language media, to sell advertising time broadcast over the Network Company's entire network (network sales) and to sell advertising time in markets covered by our owned and operated stations and the Network Company's other network affiliates (national spot sales). The Network Company currently has national sales offices in New York, Los Angeles, Miami, Chicago, San Francisco, San Antonio, Dallas, Houston and Orange County, California.

   We and the Network Company sell advertising time to a broad and diverse group of advertisers. No single advertiser accounted for 10% or more of our 2000 total revenue. According to Hispanic Business Magazine, the top ten advertisers in Spanish-language media in the United States in 2000, all of whom broadcast advertisements over our network and our owned and operated stations, were:

AT&T Corp.                    Miller Brewing Company
Americatel Corporation        Philip Morris U.S.A.
Anheuser-Busch Companies Inc. Sears, Roebuck & Co.
McDonald's Corporation        The Procter & Gamble Co.
MCI/WorldCom, Inc.            Toyota Motor Corp.

   During the second quarter of 2000, the Network Company and our stations significantly reduced selling blocks of air time during non-network programming hours to independent block time programmers.

   Since the middle of the third quarter of 2000, there has been a general slowdown in the advertising industry. As a result of this slowdown, some of our advertisers have cancelled, reduced or postponed their orders. If these trends continue, and if we are unable to replace any lost or delayed advertising orders, our operating results could be adversely affected.

Audience Measurement Systems

   Our advertising revenue depends to a large extent on our audience share. The Nielsen Hispanic Television Index ("NHTI") and the Nielsen Hispanic Station Index ("NHSI"), which began in November 1992, provide national network (NHTI) and local (NHSI) television ratings and share data for the Hispanic audience. We have been extending our NHSI services agreements on a month-to-month basis, pending the negotiation of a comprehensive agreement with Nielsen TV for the Network Company and our owned and operated stations. Effective March 1, 2000, we entered into a services agreement with Nielsen TV to obtain Nielsen Station Index ("NSI") television ratings and share data for all of our U.S. full-power stations, except KVDA, KMAS, WEYS, KWHY and KXTX. NSI measures local station viewing of all households and persons in a specific market area.

Competition

   The broadcasting industry has become increasingly competitive in recent years. The competitive success of a television network or station depends primarily on public response to the programs broadcast, which affects the revenue earned by the network or station from the sale of advertising time. In addition to programming, factors determining competitive position include management's ability and experience, marketing, research and promotional efforts.

   In the Spanish-language television broadcast market, we face significant competition from Univision, which operates the other national Spanish-language broadcast company in the United States and has a substantially greater audience share than us. Together, the Univision stations and the Univision network affiliates reach a larger percentage of Hispanic viewers in the United States than our owned and operated stations and the Network Company's network affiliates. Generally, the competing Univision stations have been operating in their markets longer than have our stations. Univision also owns Galavision, a Spanish-language cable network that is reported to serve approximately 3.1 million Hispanic subscribers, representing approximately 59% of all Hispanic households that subscribe to cable television. Both Televisa and Corporacion Venezolana de Television, C.A. ("Venevision"), which are significant stockholders of Univision, have entered into long-term contracts to supply Spanish-language programming to the Univision and Galavision networks. Televisa is the largest supplier of Spanish-language programming in the world. Through these program license agreements, Univision has the right of first refusal to air on the Univision and Galavision networks in the United States all Spanish-language programming produced by Televisa and Venevision. These supply contracts have traditionally provided Univision with a competitive programming advantage.

   In each of the markets in which we own and operate full-power stations, except Puerto Rico, our station competes directly with a full-power Univision station. However, on June 12, 2001 Univision announced that it had entered into a definitive agreement with Raycom Media Inc. to purchase two full-power VHF television stations in Puerto Rico. Univision has stated that it expects to close this acquisition in the first quarter of 2002. The Televisa programming agreement between Protele and WKAQ, our Puerto Rico station, expires in May 2005.

   There are also several independent Spanish-language television stations that broadcast, on a full-time or part-time basis, in markets in which we own and operate stations. Independent full-power Spanish-language television stations compete with Company-owned stations in the Los Angeles and Miami market areas.

   Additionally, the following initiatives could adversely impact our audience share in the future:

  Telefutura

   On December 7, 2000, Univision and USA Networks, Inc. ("USA") announced that Univision agreed to acquire USA Broadcasting, the television station group of USA, consisting of 13 stations and minority interests in four other stations, for $1.1 billion in cash. The acquisition includes wholly-owned stations serving the Los Angeles, New York, Chicago, Miami, Houston and Dallas markets and a minority interest in stations serving the San Francisco and Denver markets, among others. Univision has announced that it plans to launch a second nationwide Univision-affiliated Spanish-language television broadcast network entitled "Telefutura" on these newly acquired stations in January 2002.

  Azteca America

   On September 7, 2000, Pappas Telecasting Companies ("Pappas"), and
Television Azteca, S.A. de C.V. ("Azteca"), announced an alliance to create a new nationwide Spanish-language network called Azteca America ("Azteca America"). Pappas and Azteca have yet to launch full Azteca America network operations. Azteca America's network of stations may initially include stations serving the Los Angeles, Miami, San Francisco and Houston markets, among others.

  HTVN

   On December 14, 1999, American Independent Network merged with Hispano Television Ventures, Inc., a producer of Spanish-language programming, and was renamed Hispanic Television Network, Inc. ("HTVN"). HTVN has announced its intention to create a nationwide Spanish-language network. However, on December 29, 2000, HTVN reported that it is experiencing liquidity needs resulting from an inability to obtain funds, which it attributes to the significant downturn in the capital markets, its inability to enter into a strategic partnership due to such downturn and its inability to complete a structured financing on acceptable terms.

   While the principal competitors to our owned and operated television stations and the Network Company's affiliates are Univision and other Spanish-language broadcasters, we and the Network Company also face some competition for advertising revenue from other sources serving the same markets and competing for the same target audience, such as other Spanish-language and English-language media, including television stations, cable channels, direct broadcast satellites, radio stations, internet sites, magazines, newspapers, movies and other forms of entertainment. The English-language media are generally better developed and better capitalized than the Spanish-language media in the United States. We also compete with English-language broadcasters for Hispanic viewers, including the four principal English-language television networks, ABC, CBS, NBC and Fox, and, in certain cities, the UPN and WB networks. Certain of these and other English-language networks have begun producing Spanish-language programming and simulcasting certain programming in English and Spanish. Several cable programming networks, including HBO, ESPN and CNN, provide Spanish-language services as well. There can be no assurance that current Spanish-language television viewers will continue to watch our or any other Spanish-language broadcaster's programming rather than English-language programming or Spanish-language simulcast programming.

   In Puerto Rico, WKAQ has three significant Spanish-language television station competitors, one of which Univision has agreed to purchase. In addition, three other Spanish-language television stations operate in that market. Although the general market programming of the major English-language U.S. networks is available in Puerto Rico through cable carriage, none of such networks has attracted a significant share of the Puerto Rico audience to date.

   Further advances in technology such as video compression, programming delivered through fiber optic telephone lines and programming broadcast on the Internet could lower entry barriers for new channels and encourage the development of increasingly specialized niche programming.

FCC Regulation

  Licensing

   The ownership of our television stations and certain of our television broadcasting operations are subject to the jurisdiction of the FCC under the Communications Act. The Communications Act prohibits the ownership and operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other matters, to issue, renew, revoke and modify broadcast licenses, to determine the location of stations, to establish areas to be served and to regulate certain aspects of broadcast programming. If the FCC determines that violations of the Communications Act or the FCC's own regulations have occurred, it may impose sanctions ranging from admonition of a licensee to license revocation.

   The Communications Act provides that a license may be granted to any applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. Television station licenses are granted for an initial term of eight years. The FCC licenses of the full-power stations owned and operated by us, including WEYS, which we operate pursuant to a local marketing agreement, have the following expiration dates:

                                                   FCC License
Market Area Served Station Community of License  Expiration Date
------------------ ------- --------------------  ---------------
Los Angeles, CA...  KVEA   Corona, CA               12/01/06
                    KWHY   Los Angeles, CA          12/01/06
New York, NY......  WNJU   Linden, NJ               06/01/07
Miami, FL.........  WSCV   Ft. Lauderdale, FL       02/01/05
                    WEYS   Key West, FL             02/01/05
San Francisco, CA.  KSTS   San Jose, CA             12/01/06
Chicago, IL.......  WSNS   Chicago, IL              12/01/05
Houston, TX.......  KTMD   Galveston, TX            08/01/06
San Antonio, TX...  KVDA   San Antonio, TX          08/01/06
Dallas, TX........  KXTX   Dallas, TX               08/01/06
Denver, CO........  KMAS   Steamboat Springs, CO    04/01/06
San Juan, PR......  WKAQ   San Juan, PR             02/01/05

   We must file an application with the FCC to renew these licenses upon their expiration. Under the Communications Act, interested parties, including members of the public, may file petitions to deny a license renewal application, but competing applications for the license will not be accepted unless the current licensee's renewal application is denied. In response to petitions to deny or other facts raising a "substantial and material" question whether a renewal grant would be in the public interest, the FCC will conduct a hearing on specified issues to determine whether renewal should be granted. The FCC is required to grant a license renewal application if (1) the licensee has served the public interest; (2) the licensee has not engaged in any serious violations of the Communications Act or the FCC's rules and regulations; and (3) the licensee has not engaged in any other violations that would indicate a pattern of abuse of FCC rules or the Communications Act. The FCC may deny a license renewal application only if it finds that a licensee has failed to meet this test and there are no mitigating circumstances to warrant renewal for less than a full eight-year term or subject to conditions. Although we have no reason to believe that our licenses will not be renewed in the ordinary course, there can be no assurance that our licenses will be renewed.

  General Ownership Matters

   The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to permit the assignment or transfer, or the grant or renewal of a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties and the "character" of the licensee and those persons holding "attributable interests" in the licensee.

   To obtain the FCC's prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. If the application involves the assignment of the license to an unaffiliated third party or a "substantial change" in ownership (e.g., the transfer of more than 50% of the voting stock), the application must be placed on public notice for a period of 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than that specified in the application.

   In August 1999, the FCC substantially revised its ownership and attribution rules. The new rules became effective on November 16, 1999 and were most recently reviewed by the FCC in several reconsideration orders adopted in December 2000. These recent rule modifications are currently the subject of several pending petitions for reconsideration and appeals.

  Attributable Interests

   The FCC generally applies its ownership limits to attributable interests held by a person, corporation, partnership or other association or entity. A person or entity can have an attributable interest in a television station, radio station, cable television system or daily newspaper by being an officer, director, partner or shareholder of a company owning that station, cable system or newspaper. If an interest is attributable, the FCC treats the person or entity holding the interest as an "owner" of the property and therefore subject to the FCC's ownership limits. In the case of a corporation owning or controlling television stations, there is generally attribution only to officers and directors and to stockholders who own 5% or more of the outstanding voting stock (subject to certain exceptions, including an exception for certain institutional investors, which are subject to a 20% voting stock benchmark, provided certain conditions are satisfied).

   The FCC treats all partnership interests as attributable, except for those limited partnership interests that are "insulated" by the terms of the limited partnership agreement from "material involvement" in the media activities of the partnership. The FCC applies the same attribution and insulation standards to limited liability companies and other new business forms.

   The FCC treats as attributable equity and debt interests which combined exceed 33% of a station licensee's total assets if the party holding the equity/debt interest supplies more than 15% of the station's total weekly programming, or has an attributable interest in another media entity, whether TV, radio, cable or newspaper, in the same market. Under these rules, all non-conforming interests (other than local marketing agreements) acquired before November 5, 1996 are permanently grandfathered and thus do not constitute attributable ownership interests until such interest is assigned or transferred. The FCC required that any non-conforming interests acquired after November 5, 1996 be brought into compliance by August 5, 2000.

  Single Majority Stockholder Rule

   In its most recent rule modifications, the FCC eliminated its longstanding rule which provided that a minority stock interest in a corporation would not be deemed attributable if there was a single holder of more than 50% of the outstanding voting power of the corporation. This new rule applies to all minority stock interests acquired on or after December 14, 2000. Minority interests acquired prior to December 14, 2000 are grandfathered until the interest is assigned or transferred. Although the Restructuring was completed on

December 15, 2000, the Restructuring was approved by the FCC on November 17, 2000 prior to adoption of the modification to the rules, and Station Partners has been our majority voting stockholder since 1998. Consequently, Telemundo Communications has stated in its application for the assignment of the licenses of KWHY-TV and KWHY-LP and other subsequent filings with the FCC including the KXTX assignment application that the non-attributable status of its minority shareholders is grandfathered under the FCC's revised rules. The FCC has granted the KWHY application by final order. In March 2001, the United States Court of Appeals for the D.C. Circuit reversed and remanded a decision by the FCC to eliminate the single majority stockholder exemption as it applies to the ownership of cable systems. Several entities have sought reconsideration of the FCC's decision to eliminate the single majority stockholder exemption for broadcast ownership interests based upon the decision of the Court of Appeals. The FCC recently commenced a rulemaking proceeding to consider whether the single majority stockholder exemption, as it applies to both cable and broadcasts interests, should be eliminated in light of the Court of Appeals' decision. The FCC also stated that it would be releasing a separate order reinstating the exemption for broadcast interests pending the outcome of this rulemaking proceeding. We cannot predict at this time the outcome of this proceeding as it will apply to broadcast stations generally or to us specifically.

  Television Duopoly Rule

   The FCC TV Duopoly Rule permits parties to own more than one TV station without regard to signal contour overlap if they are located in separate DMAs. In addition, the rule permits parties in larger DMAs to own up to two television stations in the same DMA so long as (a) at least eight independently owned and operating full-power commercial and non-commercial television stations will remain in the market post-acquisition and have Grade B signal contours overlapping the Grade B signal contour of at least one of the stations to be commonly owned, and (b) at least one of the two stations in the proposed duopoly is not among the top four- ranked stations in the market based on audience share. In addition, without regard to numbers of remaining or independently owned TV stations, the FCC will permit television duopolies within the same DMA so long as the stations' Grade B service contours do not overlap. Satellite stations that simply rebroadcast the programming of a "parent" station will continue to be exempt from the TV duopoly rules if located in the same DMA as the "parent" station. Further, the FCC may grant a waiver of the TV duopoly rules if one of the two television stations is a "failed" or "failing" station, or the proposed transaction would result in the construction of a new television station. In February 2001, Sinclair Broadcast Group, Inc. filed an appeal with the U.S. Court of Appeals for the D.C. Circuit challenging the constitutionality of the duopoly rule's eight-station standard (the "Sinclair Appeal"). The Sinclair Appeal remains pending.

  Television Local Marketing and Joint Sales Agreements

   Over the past few years, a number of television stations have entered into agreements commonly referred to as local marketing agreements (or time brokerage agreements) and joint sales agreements. These agreements may take varying forms and are subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under a typical local marketing agreement, separately-owned stations serving a common geographic area agree to function cooperatively in terms of programming, advertising sales, and similar functions, subject to the requirement that the licensee of each station maintains independent control over the programming and operations of its own station. Under a typical joint sales agreement, two separately-owned stations agree to function cooperatively in advertising sales only. The FCC's attribution and TV duopoly rules apply to same-market local marketing agreements involving more than 15% of the brokered station's program time. Local marketing agreements in effect on August 5, 1999 are exempted from the TV duopoly rule for a limited period of time of either two or five years, depending on the date of the adoption of the local marketing agreement. Pending a decision on the Sinclair Appeal, the U.S. Court of Appeals for the D.C. Circuit has stayed the deadline for termination of these local marketing agreements. The rules do not apply to joint sales agreements; thus, these types of arrangements remain non-attributable under the FCC's ownership rules.

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

  National Ownership Rule

   The FCC's broadcast television national ownership rule prohibits a party from having an attributable interest in television stations located in markets which, in the aggregate, include more than 35% of total U.S. television households (for purposes of this rule, UHF stations are attributed with 50% of the television households in their respective markets). Under the ownership rule, the FCC will count the audience in each market only once. If a broadcast licensee has an attributable interest in a second television station in a market, whether by virtue of ownership, a local marketing agreement or a parent-satellite operation, the audience for that market will not be counted twice for purposes of determining compliance with the national cap. In June 2000, in connection with its biennial review of the broadcasting ownership rules, the FCC declined to modify or repeal the national television ownership rule. Both Fox and Viacom have filed appeals with the U.S. Court of Appeals for the D.C. Circuit seeking elimination of or an increase in the 35% national cap. Both of these appeals currently remain pending.

  Cross-Ownership Rules

   The FCC's rules also prohibit (with certain qualifications) a party from holding attributable interests in (1) a television and more than one radio station, (2) a television station and a cable television system, or (3) a television or radio station and a daily newspaper, in the same local market. We do not have any attributable interests in other broadcast stations, cable systems or newspapers, although certain of our stockholders and investors hold attributable interests in radio stations and/or cable systems serving a number of the same markets as our television stations. All such interests comply with the FCC's radio/television and cable/broadcast television cross-ownership rules. In addition, one of our stockholders has nonattributable interests in radio and television stations that may serve some of the same markets as our television stations.

  Biennial Review

   In June 2000, the FCC completed its statutorily-mandated biennial review of its broadcast ownership rules. The FCC began this proceeding in 1998, soliciting comment on whether any of the rules should be the subject of a subsequent rulemaking to modify or repeal them. The rules on which the FCC requested comment include those on daily newspaper/broadcast cross-ownership, local television/cable cross-ownership, national television ownership and dual network ownership. In its biennial review report, in addition to the national television ownership rule, the FCC declined to amend the local television/cable cross-ownership rule, but the FCC stated it would conduct rulemaking proceedings to consider modifying certain aspects of the dual network rule and the daily newspaper/broadcast cross-ownership rule. The FCC commenced rulemaking proceedings with respect to the dual network rule in 2000 and recently completed the rulemaking proceeding amending the dual network rule to eliminate aspects of the rule prohibiting mergers between a major television network and an emerging television network. The FCC also has commenced a rulemaking proceeding to consider modifications to the daily newspaper/broadcast ownership rule.

  Foreign Ownership Restrictions

   The Communications Act prohibits the grant of a broadcast license to an alien, a corporation organized under the laws of a foreign government or any corporation of which more than 20% of the stock is owned of record or voted by non-U.S. citizens or their representatives, or a foreign government or a representative thereof or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The FCC has issued interpretations of existing law, under which these restrictions in modified form apply to other forms of business organizations, including partnerships.

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  Coverage and Must-Carry Rights

   Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, television broadcasters are required to make triennial elections to exercise either certain "must-carry" or "retransmission consent" rights in connection with their carriage by cable systems in each broadcaster's local market. By electing to exercise its must-carry rights, a broadcaster demands carriage on a specified channel on cable systems within its DMA. However, these must-carry rights are not absolute, but are dependent on variables such as the number of activated channels on, and the location and size of, the cable system, the amount of duplicative programming on a broadcast station, the channel positioning demands of other broadcast stations and the signal quality of the stations at the cable system's principal headend. Alternatively, if a broadcaster chooses to withhold retransmission consent, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration. LPTVs have very limited must-carry rights, although cable systems cannot retransmit LPTVs' signals without their consent. Except for KXTX and KMAS, our owned and operated full-power stations have elected to exercise their must-carry rights. The FCC is authorized to entertain requests for expansion or other modification of television station markets for cable carriage purposes, and is now required to resolve any market modification request within 120 days after the request is filed.

   A number of our stations serving several markets and many of the Network Company's affiliates are classified by the FCC as "low-power" stations. Certain of our owned and operated stations and the Network Company's affiliates increase their coverage through use of "translators" that rebroadcast the station's signal. Both low-power and translator stations generally operate at significantly lower levels of power than full-power stations. Under FCC rules, in addition to its policies regarding DTV technology, these LPTVs operate on a secondary basis, and therefore are subject to displacement by a full-power station, and must tolerate defined levels of electromagnetic interference from full-power stations.

  Digital Television ("DTV")

   The FCC has adopted a final table of digital channel allotments and rules for the implementation of DTV broadcasting (including high-definition television) in the United States. The digital table of allotments provides each existing full-power television station licensee or permittee with a second broadcast channel to be used during the transition to DTV, conditioned upon the surrender of one of the channels at the end of the DTV transition period. The implementing rules permit broadcasters to use their assigned digital spectrum flexibly to provide either standard or high-definition video signals and additional services, including, for example, data transfer, subscription video, interactive materials and audio signals, subject to the requirement that they continue to provide at least one free, over-the-air television service. The FCC has set a target date of 2006 for expiration of the DTV transition period, subject to biennial reviews, to evaluate the progress of the DTV transition, including the rate of consumer acceptance. The most recent biennial review was completed in December 2000. In accordance with FCC rules, applications for construction permits for our DTV stations were submitted by November 1, 1999, and construction must be completed by May 1, 2002. Conversion to DTV may reduce the geographic reach of our stations or result in increased interference, with, in either case, a corresponding loss of population coverage. DTV implementation will impose additional costs on us, primarily due to the capital costs associated with construction of DTV facilities and increased operating costs during the transition period. The rules also require broadcasters to pay the United States Treasury a fee of five percent of gross revenues received from ancillary or supplementary uses of their DTV spectrum for which the broadcasters charge subscription fees or other compensation, other than advertising revenues derived from free, over-the-air broadcasting.

   The FCC is currently conducting a rulemaking proceeding to determine mandatory carriage and retransmission consent requirements for cable systems' carriage of DTV stations during and following the transition from analog to DTV broadcasting. In its first order in this ongoing proceeding, the FCC has tentatively stated that broadcasters may not be entitled to mandatory carriage of both their digital and analog signals during the transition, but has deferred a final decision and requested further comment on this matter. The FCC has, however, concluded that, during and following the DTV transition, those stations operating with a digital only

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signal (i.e., those stations that are only authorized to broadcast on a digital channel or which have returned their analog channel) will have mandatory carriage rights. In addition, a broadcaster simultaneously broadcasting on analog and digital signals is entitled to treat the two differently for carriage purposes, having the ability to choose must-carry or retransmission consent for its analog signal and negotiate with cable operators to carry its digital signal pursuant to retransmission consent. The FCC also established certain technical requirements for the carriage of digital signals including those relating to channel capacity, signal quality and signal content.

   The FCC has commenced proceedings to consider additional public interest obligations for television stations as they transition to DTV operation. The FCC is considering various proposals that would require DTV stations to use digital technology to increase program diversity, political discourse, children's educational programming, access for disabled viewers and emergency warnings and relief. If these proposals are adopted, our stations may be required to increase their current level of public interest programming which generally does not generate as much revenue as from commercial advertisers.

  Class A Television

   In November 1999, Congress passed the Community Broadcasters Act of 1999, which directed the FCC to offer a new Class A status to qualifying LPTVs. Class A status entitles qualifying LPTVs to receive certain interference protection against full-power stations and other LPTVs. To qualify, LPTVs had to meet certain programming and operational criteria and were required to notify the FCC of their eligibility by January 28, 2000. All of our LPTVs submitted such notification letters to the FCC by the January 28, 2000 deadline. The FCC ruled in June 2000 that K15CU, Salinas/Monterey, California, KEJT-LP, Salt Lake City, Utah, KSBS-LP, Denver, Colorado, and W21BD, Key West--Miami, Florida were eligible for Class A status. These LPTVs have submitted formal applications to obtain Class A status. On September 10, 2001, the FCC approved the Class A license application for KSBS-LP. The FCC also has adopted rules governing Class A stations' technical operations and programming and public interest obligations with which our Class A stations must comply.

   Council Tree filed a Petition for Reconsideration on July 7, 2000, and a Supplement to Petition for Reconsideration on September 1, 2000, asking the FCC to revisit its June 2000 decision ruling KMAS-LP, Denver, Colorado and K34FB, Colorado Springs/Pueblo, Colorado ineligible for Class A status. The FCC is still considering this petition and Class A applications for each of these stations cannot be submitted until the FCC resolves Council Tree's petition.

   Class A protection granted to qualifying LPTVs unrelated to us may limit our ability to modify our full-power television facilities in the future.

  Satellite Carriage of Television Broadcast Signals

   In November 1999, Congress passed legislation amending the Satellite Home Viewer Act ("SHVIA"), which governs the delivery of television broadcast signals by satellite companies. The legislation authorizes the satellite delivery of local broadcast signals to customers located in a television station's local market.

   Satellite carriers were permitted to continue to retransmit any local broadcast signal for the first six months that the legislation was effective but now must obtain retransmission consent from television stations before continuing carriage. Television stations must negotiate in good faith with satellite companies regarding retransmission consent. Congress also has imposed "must-carry" obligations on satellite carriers with respect to local television stations. Beginning January 1, 2002, a satellite carrier delivering the signal of any local television station will also be required to carry, upon request, any station licensed to the carried station's local market. The FCC recently adopted an order setting forth the procedural and administrative rules that will govern satellite companies' mandatory carriage of broadcast station signals. The rules are substantially similar to the must-carry rules applicable to cable operators. Stations will be permitted to elect mandatory carriage or to negotiate for retransmission consent. Except for the first election period, which will be four years, the remaining election periods will be three years, coinciding with the cable election periods. Broadcasters were required to make their

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

first satellite carriage election prior to July 1, 2001, and our owned and operated stations elected must-carry prior to that date; however, we have entered into an agreement with DirecTV waiving our must-carry rights with respect to markets in which DirecTV does not carry any Spanish-language station. This waiver will remain in effect until June 1, 2003, and will apply only if DirecTV is not carrying a Spanish-language television station in the same market as our station.

   With respect to the delivery of out-of-market, or distant, television broadcast signals to unserved customers, the 1999 legislation permits satellite carriers to provide the signal of a distant network affiliate to only those customers who cannot receive a signal of at least Grade B intensity from the local network affiliate. The legislation grandfathers for a period of five years from enactment current customers residing within a station's Grade B contour but outside of its Grade A contour who would otherwise be ineligible to receive distant network signals. The FCC has issued a report recommending that Congress retain the Grade B signal standard for purposes of determining whether a television station's signal is distant.

   In September 2000, the Satellite Broadcasting and Communications Association ("SBCA"), DirecTV and EchoStar filed a complaint with the U.S. District Court for the Eastern District of Virginia challenging the constitutionality of the statutory satellite must-carry requirements. The U.S. District Court dismissed this complaint on June 19, 2001 and the parties have appealed the dismissal to the U.S. Court of Appeals for the Fourth Circuit. In February 2001, SBCA and EchoStar filed similar appeals with the Fourth Circuit Court of Appeals in Richmond and Tenth Circuit Court of Appeals in Denver, respectively, challenging the FCC's must-carry implementing regulations. Also in February 2001, the National Association of Broadcasters filed an appeal with the Court of Appeals for the D.C. Circuit alleging that the FCC failed to implement SHVIA's must-carry requirements properly. The appeal of the U.S. District Court's decision and the February 2001 appeals have been consolidated into a single proceeding in the Fourth Circuit.

  Political Advertising

   Stations must provide "reasonable access" for the purchase of time by legally qualified candidates for federal office and "equal opportunities" for the purchase of equivalent amounts of comparable broadcast time by opposing candidates for the same elective office. Prior to primaries and general elections, legally qualified candidates may be charged no more than the station's "lowest unit charge" for the same class of advertisement.

  Children's Programming

   Pursuant to the Children's Television Act of 1990, the FCC limits the amount of commercial matter that may be broadcast during programming designed for children 12 years of age and younger to 12 minutes per hour on weekdays and
10.5 minutes per hour on weekends. In addition, television stations are required to broadcast a minimum of three hours per week of "core" children's educational programming, which the FCC defines as programming that (1) serves the educational and informational needs of children 16 years of age and under as a significant purpose; (2) is regularly scheduled, airs weekly and is at least 30 minutes in duration; and (3) is aired between the hours of 7:00 a.m. and 10:00 p.m. A television station found not to have complied with the "core" programming requirements or the children's commercial limitations could face sanctions, including monetary fines and the possible non-renewal of its broadcasting license.

  Restrictions on Broadcast Advertising

   Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states restrict the advertising of alcoholic beverages. Congressional committees have examined from time to time various proposals to eliminate or restrict the advertising of beer and wine.

  Equal Employment Opportunity Rules ("EEO Rules")

   In April 2000, the FCC adopted new EEO Rules for broadcasters. The FCC's EEO Rules prohibited broadcasters from discriminating on the basis of race, religion, color, national origin or gender and required

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broadcasters to maintain a recruitment outreach program and prepare reports concerning such programs on an annual basis. The U.S. Court of Appeals for the D.C. Circuit has struck down the recruitment, outreach and reporting portions of the EEO Rules as unconstitutional. The FCC's petition for a rehearing of the court's decision was denied but the FCC has suspended enforcement of the EEO Rules in the interim. The prohibition against discrimination in employment matters remains in effect.

  Closed Captioning

   The FCC's rules require that television stations close caption their programming. By January 2006, 100% of all new English-language video programming must be closed captioned and by January 2010, all new Spanish-language programming must be closed captioned. English and Spanish language programming first exhibited prior to January 1, 1998 is subject to different compliance schedules. Certain station and programming categories are exempt from the closed captioning rules, including stations or programming for which the captioning requirement has been waived by the FCC upon a showing of undue burden.

  Other Programming Matters

   The FCC regulates the broadcast of indecent and obscene programming by television stations. Under FCC policies, stations are prohibited from airing indecent programming between the hours of 6:00 a.m. and 10:00 p.m. The airing of obscene programming is prohibited at all times. Stations also must follow various FCC rules promulgated under the Communications Act that regulate, among other things, sponsorship identification and the advertisement of contests. Television stations also must include in their license renewal applications a summary of written comments received from the public regarding violent programming.

  Proposed Regulatory Changes

   Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly: (1) affect our operation, ownership and profitability and our television broadcast stations; (2) result in the loss of audience share and advertising revenue of our television broadcast stations; and (3) affect our ability to acquire additional television broadcast stations or finance such acquisitions. Such matters include proposals to impose spectrum use or other fees upon licensees; proposals to change rules relating to political broadcasting; technical and frequency allocation matters, including DTV; proposals to restrict or prohibit the advertising of alcoholic beverages; changes in the FCC's multiple ownership, alien ownership, and attribution rules and policies; and proposals to limit the tax deductibility of advertising expenses. The adoption of various measures could accelerate the existing trend toward vertical integration in the media and home entertainment industries and cause us to face more formidable competition in the future. We are unable to predict whether these or other potential changes in the regulatory environment could restrict or curtail our ability to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of television stations and other media properties.

   The foregoing does not purport to be a complete summary of all the provisions of the Communications Act or of the regulations and policies of the FCC. From time to time, proposals for additional or revised regulations and requirements are pending before or are being considered by Congress and the FCC. At this time, we cannot predict the impact of current FCC regulations outlined above, the timing or outcome of any of the pending FCC rulemaking proceedings referenced above, the outcome of any reconsideration or appellate proceedings concerning any changes in FCC rules or policies noted above, the possible outcome of any proposed or pending Congressional legislation, or the ultimate impact of any of those changes on our broadcast operations.

Environmental Matters

   Under certain environmental laws, a current or previous owner of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be liable for the costs of investigating and remediating such substances on or under the property. The federal Comprehensive Environmental Response, Compensation & Liability Act, as amended ("CERCLA"), and similar state laws, impose liability on a joint and

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several basis, regardless of whether the owner, operator, or other responsible party was at fault for the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures for compliance. In connection with the ownership or operation of its facilities, we could be liable for such costs in the future.

   We are not currently aware of any material environmental claims pending or threatened against us, and do not believe we are subject to any material environmental remediation obligations. However, no assurance can be given that a material environmental claim or compliance obligation will not arise in the future. The cost of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could impose material costs on us.

Seasonality of Business

   Seasonal revenue fluctuations are common in the television broadcasting industry and our revenue reflects seasonal patterns with respect to advertiser expenditures. Increased advertising during the holiday season results in increases in revenue for the fourth quarter. The seasonality is more pronounced in Puerto Rico and as a result, we may experience seasonal fluctuations to a greater degree than the U.S. broadcasting industry in general. Because costs are more ratably spread throughout the year, the impact of this seasonality on operating income is more pronounced. Seasonal revenue fluctuations in our revenue may also be impacted by the revenue sharing formula in the Affiliation Agreement.

Properties

   The table below sets forth our principal properties as of June 30, 2001.

Station     Location                 Use             Owned/Leased Size (Sq. Ft.) Expiration
-------     --------                 ---             ------------ -------------- ----------
 WSCV   Hialeah, FL       Office & studio(1)            Leased        25,000     2002/2004
                          Transmission tower site       Leased                   2004/2011
 WNJU   Hasbrouck Hts, NJ Office & studio(2)            Leased        15,000     2003/2007
                          Transmission tower site(3)    Leased
 KVEA   Glendale, CA      Office & studio               Leased        32,000     2002/2007
                          Transmission tower site(4)    Leased                   2016/2031
 KTMD   Houston, TX       Office & studio               Leased        17,000     2003
                          Transmission tower site        Owned                   N/A
 KSTS   San Jose, CA      Office & studio               Leased        16,000     2003
                          Transmission tower site       Leased                   2015/2025
 WSNS   Chicago, IL       Office & studio                Owned        21,000     N/A
                          Transmission tower site       Leased                   2009/2019
 KVDA   San Antonio, TX   Office & studio                Owned        20,000     N/A
                          Transmission tower site        Owned                   N/A
 KMAS   Denver, CO        Office & studio               Leased         6,500     2005
                          Transmission tower site       Leased                   2004
 WKAQ   San Juan, PR      Office & studio                Owned       200,000     N/A
                          Transmission tower site(5)    Leased                   2009
 KWHY   Los Angeles, CA   Office & studio               Leased        22,000     2004/2006
                          Transmission tower site(6)    Leased                   2003

--------
(1)We share additional space with WSCV in the Network Company's operations center in Hialeah, Florida.
(2)WNJU also shares space in the Network Company's national sales offices in New York, New York.
(3)WNJU's transmitter and antenna were previously located on top of the World Trade Center. As a result of the events of September 11, 2001, WNJU was forced to relocate to an alternate transmission tower site in Alpine, New Jersey. The terms of the lease for this new transmission tower site remain under negotiation.

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(4)KVEA is a month-to-month tenant at its current site. KVEA entered into a lease agreement at a different site effective February 5, 2001 and has begun the transition to such site (the "New KVEA Lease"). KVEA expects to complete the move to the new site by the end of the fourth quarter of 2001. The term and option term of the New KVEA Lease are as outlined above.

(5)Located on property owned by the Department of Natural Resources of the Commonwealth of Puerto Rico.
(6)KWHY's current transmitter and antenna site lease expires on February 28, 2003. Under the terms of the New KVEA Lease, KWHY has the option of moving to this new site and co-locating its transmitter and antenna with KVEA's transmitter and antenna.

   We also lease various properties throughout the country for our LPTVs. None of these lease commitments are material to us.

Employees

   As of June 30, 2001, we and our subsidiaries had approximately 1,100 full-time employees, approximately 240 of whom were employees of WKAQ in Puerto Rico. Approximately 69 employees of KVEA, 79 employees of WNJU, 50 employees of KSTS, 148 employees of WKAQ and 37 employees of WSNS are unionized. We believe our relations with our employees and unions are satisfactory.

Legal Proceedings

   We are involved in a number of legal proceedings arising out of the ordinary course of business. We are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on our consolidated results of operations or financial condition.

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

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth the name, age and position of each person who is an executive officer or director of Telemundo Holdings.

Name                  Age Position
----                  --- --------
James M. McNamara.... 47  Chief Executive Officer
Alan J. Sokol........ 42  Chief Operating Officer
Vincent L. Sadusky... 36  Chief Financial Officer and Treasurer
Richard J. Blangiardi 55  President
Glenn A. Dryfoos..... 40  Senior Vice President and General
                          Counsel
Guillermo Bron....... 49  Director
Paul J. Finnegan..... 48  Director
Leonard J. Grossi.... 55  Director
Mel Harris........... 58  Director
Stephen C. Hillard... 53  Director
Brian W. McNeill..... 45  Director
Daniel D. Villanueva. 63  Director
Edward M. Yorke...... 42  Director

   James M. McNamara. Mr. McNamara has been Chief Executive Officer and President of Telemundo Communications and Chief Executive Officer of Telemundo Holdings since December 15, 2000, the effective date of the Restructuring. Mr. McNamara has served as the Chief Executive Officer and President of the Network Company since July 7, 1999. From June 1998 to July 1999, Mr. McNamara served as president of JMM Management, Inc., where he focused on new media and international broadcasting. From April 1996 to June 1998, Mr. McNamara was president of Universal Television Enterprises, where his responsibilities included domestic syndication of first-run programming and international sales. From 1986 to 1995, Mr. McNamara held several posts within New World Entertainment, where he served as Chief Executive Officer from 1991 to 1995.

   Alan J. Sokol. Mr. Sokol has been Chief Operating Officer of Telemundo Communications and Telemundo Holdings since December 15, 2000. Mr. Sokol has served as the Chief Operating Officer of the Network Company since August 12, 1998. From 1996 to 1998, Mr. Sokol served as Senior Vice President, Corporate Development, for Sony Pictures. From 1995 to 1996, Mr. Sokol served as Senior Vice President of Savoy Pictures, Inc. From 1991 to 1995, Mr. Sokol was a partner at the Los Angeles law offices of Jeffer, Mangels, Butler & Marmaro LLP. From 1983 to 1991, Mr. Sokol was an associate and then a partner at the Los Angeles law offices of Wyman, Bautzer, Kuchel & Silbert, P.C.

   Vincent L. Sadusky. Mr. Sadusky has been Chief Financial Officer and Treasurer of Telemundo Communications since December 15, 2000 and Chief Financial Officer of Telemundo Holdings since October 3, 2000. Mr. Sadusky served as Vice President, Finance of Telemundo Holdings from November 1998 to December 2000. From March 1994 to November 1998, Mr. Sadusky held various financial positions with Telemundo Group, most recently as Vice President, Finance. From 1986 to March 1994, Mr. Sadusky held various positions with the accounting firm of Ernst & Young LLP, most recently as a manager.

   Richard J. Blangiardi. Mr. Blangiardi has been President of Telemundo Holdings since November 17, 1999. From March to November 1999, Mr. Blangiardi served as the Chief Operating Officer and Director of Brad Marks International, an executive search firm dedicated to the entertainment, broadcast communications, new media and convergence industries. From January 1997 to December 1998, Mr. Blangiardi served as Chief Executive Officer of Premier Horse Network, a start-up network devoted to programming for equine enthusiasts. From June 1994 to December 1996, Mr. Blangiardi served as the Group President of River City Broadcasting.

   Glenn A. Dryfoos. Mr. Dryfoos has been Senior Vice President and General Counsel of Telemundo Communications and Telemundo Holdings since February 21, 2001. From April 2000 to February 2001,

Mr. Dryfoos served as Senior Vice President and General Counsel of Cisneros Television Group. From October 1987 to April 2000, Mr. Dryfoos was an associate and most recently a partner at the Los Angeles law offices of Greenberg, Glusker, Fields, Claman & Machtinger LLP.

   Guillermo Bron. Mr. Bron has been a director of Telemundo Communications since December 15, 2000, a director of Telemundo Holdings since August 1998 and was a director of Telemundo Group from December 1994 to August 1998. Since 1994, Mr. Bron has been an officer, director and principal stockholder of one of the corporate general partners of Bastion Partners, which is the general partner of Bastion. Mr. Bron is also a director of United PanAm Financial Corp.

   Paul J. Finnegan. Mr. Finnegan has been a director of Telemundo Communications and Telemundo Holdings since December 15, 2000. Mr. Finnegan is a Managing Director and co-founder of Madison Dearborn Partners, Inc., which was founded in 1993. Mr. Finnegan is also a director of Allegiance Telecom, Inc., Rural Cellular Corporation and Completel LLC.

   Leonard J. Grossi. Mr. Grossi has been a director of Telemundo Communications and Telemundo Holdings since December 15, 2000. Since April 2000, Mr. Grossi has served as President of Columbia TriStar Television, a division of Sony Pictures. Since 1998, Mr. Grossi has been Chairman, President and Chief Executive Officer of Baseline Entertainment, Inc., a media, communications and entertainment consulting firm; Chairman, Chief Executive Officer and Executive Producer of Mile Square Entertainment, Inc., a producer of theatrical motion pictures and television projects; and LSLG Associates, a partnership formed to invest in television broadcasting properties. From October 1994 until February 1998, Mr. Grossi served as Senior Executive Vice President of United Paramount Network. From April 1986 until October 1994, Mr. Grossi held several positions within Twentieth Television, including Executive Vice President from August 1991 until October 1994.

   Mel Harris. Mr. Harris has been a director of Telemundo Communications and Telemundo Holdings since December 15, 2000. Since September 1999, Mr. Harris has served as President and Chief Operating Officer of Sony Pictures. From September 1995 until September 1999, Mr. Harris has served as a media consultant. From February 1992 through August 1995, Mr. Harris was President of Sony Pictures Television Group. Mr. Harris currently serves as a member of the board of directors of Loews Cineplex Entertainment Corp.

   Stephen C. Hillard. Mr. Hillard has been a director of Telemundo Communications and Telemundo Holdings since December 15, 2000. Mr. Hillard is Chief Executive Officer of Council Tree, having joined Council Tree in February 1998. From January 1997 to January 1998, Mr. Hillard was President and Chief Executive Officer of Cook Inlet Communications Ventures, L.L.C. From June 1995 to January 1997, Mr. Hillard was Chief Executive Officer and Chief Operating Officer of Cook Inlet Communications, Inc.

   Brian W. McNeill. Brian McNeill has been a director of Telemundo Communications and Telemundo Holdings since June 1, 2001. Mr. McNeill is a managing general partner of Alta Communications, which was founded in 1996 as a successor firm to Burr, Egan, Deleage & Co., a major private equity firm specializing in the telecommunications industry. Mr. McNeill began at Burr, Egan in 1986. Mr. McNeill is currently or has been an investor and/or director with many premier broadcasting companies, including Radio One, Inc., NextMedia Group, LLC, Marathon Media, L.P., ACME Communications, Tichenor Media System (now Hispanic Broadcasting), NewCity Communications (now part of Cox Radio) and Shockley Communications Corp.

   Daniel D. Villanueva. Mr. Villanueva has been a director of Telemundo Communications and Telemundo Holdings since December 15, 2000 and was a director of Telemundo Group from April 1996 to August 1998. Since 1994, Mr. Villanueva has been an officer, director and principal stockholder of one of the corporate general partners of Bastion Partners, which is the general partner of Bastion. Mr. Villanueva is also a director of Film Roman, Inc.

   Edward M. Yorke. Mr. Yorke has been a director of Telemundo Communications and Telemundo Holdings since February 28, 2001, was a director of Telemundo Holdings from August 1998 to December 15,

2000 and was a director of Telemundo Group from June 1995 to August 1998. Mr. Yorke is a Managing Director and co-head of Credit Suisse First Boston Corporation's Financial Sponsor Group, having joined Credit Suisse First Boston Corporation in that capacity following Credit Suisse First Boston Corporation's acquisition of Donaldson, Lufkin & Jenrette Securities Corporation in November 2000. From 1992 to August 1998, Mr. Yorke was a principal of Apollo Advisors, L.P. and Lion Advisors, L.P., both of which are affiliated with Apollo.

  Directors--vacancy

   Recently, Enrique F. Senior, a board member jointly nominated by Sony Pictures and Liberty, resigned from our board of directors. On August 29, 2001, Sony Pictures and Liberty, pursuant to the Amended and Restated Stockholders' Agreement, nominated Richard M. Cronin to fill the vacancy created by Mr. Senior's resignation. Mr. Cronin currently serves as the President and Chief Executive Officer of Game Show Network, a Sony Pictures and Liberty Digital, Inc. owned company. Prior to joining Game Show Network, Mr. Cronin was President and Chief Executive Officer of Fox Family Channel and Fox Kids Network from 1998 through 2000, as well as founder and President of TV Land cable/satellite network. From 1987 through 1992, Mr. Cronin served as head of marketing for Nickelodeon and Nick at Nite.

Executive Compensation

  Summary Compensation Table

   The following table sets forth information concerning our compensation for services in all capacities for the years ended December 31, 2000, 1999, and 1998 paid to (a) our Chief Executive Officer and (b) our other four most highly compensated executive officers serving as executive officers on December 31, 2000 and (c) two additional executive officers who would have been one of the four most highly compensated executive officers had such officers been serving as our executive officers on December 31, 2000.




                                                                        Long Term
                                                                       Compensation
                                                 Annual Compensation   Awards (#)/
                                               -----------------------  Securities   All Other
                                                             Annual     Underlying  Compensation
Name and Principal Position During        Year Salary ($) Bonus ($)(1) Options (#)     ($)(2)
----------------------------------        ---- ---------- ------------ ------------ ------------
James M. McNamara........................ 2000   28,846           0         0              88
 Chief Executive Officer(3)               1999        0           0         0               0
                                          1998        0           0         0               0
Roland A. Hernandez...................... 2000  800,000      50,000         0           9,193
 Former Chief Executive                   1999  800,000     400,000         0           9,305
 Officer and Chairman(4)                  1998  782,700     733,333         0           9,116
Alan J. Sokol............................ 2000   22,450           0         0             290
 Chief Operating Officer(5)               1999        0           0         0               0
                                          1998        0           0         0               0
Vincent L. Sadusky....................... 2000  179,308     100,000         0           8,141
 Chief Financial Officer And Treasurer(6) 1999  147,930      60,000         0           6,086
                                          1998  120,700      37,500         0           5,696
Peter J. Housman II...................... 2000  400,000     400,000         0          10,474
 Former Chief Financial                   1999  400,000     200,000         0           7,329
 Officer and Treasurer(7)                 1998  387,000     366,666         0           7,140
Richard J. Blangiardi.................... 2000  402,500     340,000         0           3,655
 President(8)                             1999   43,077           0         0             120
                                          1998        0           0         0               0

--------
(1)Bonus amounts represent compensation for services for the respective years shown.
(2)The following amounts are included in the above table. Retirement contributions and matching 401(k) contributions: Mr. McNamara--$808 for 2000, $0 for 1999 and $0 for 1998; Mr. Hernandez--$8,650 for 2000, $6,488
   for 1999 and $6,600 for 1998; Mr. Sokol--$606 for 2000, $0 for 1999 and $0
   for 1998; Mr. Sadusky--$7,366 for 2000, $5,273 for 1999 and $5,221 for 1998;
   Mr. Housman--$8,650 for 2000, $6,488 for 1999 and $6,600 for 1998; and Mr.
   Blangiardi--$1,831 for 2000, $0 for 1999 and $0 for 1998;

   and Life insurance premium payments: Mr. McNamara--$88 for 2000, $0 for 1999 and $0 for 1998; Mr. Hernandez--$2,280 for 2000, $2,705 for 1999, and $2,516
   for 1998; Mr. Sokol--$88 for 2000, $0 for 1999 and $0 for 1998; Mr.
   Sadusky--$775 for 2000, $729 for 1999 and $475 for 1998; and Mr.
   Housman--$1,824 for 2000, $729 for 1999 and $540 for 1998; Mr.
   Blangiardi--$1,824 for 2000; $120 for 1999 and $0 for 1998.
(3)Mr. McNamara has been Chief Executive Officer of Telemundo Holdings since December 15, 2000, the effective date of the Restructuring. Mr. McNamara has served as the Chief Executive Officer of the Network Company since July 7, 1999. The 2000 salary figure for Mr. McNamara represents compensation paid from December 15, 2000 to December 31, 2000. His current annual salary is $773,520.
(4)Mr. Hernandez served as Telemundo Holdings' Chief Executive Officer and Chairman of the Board of Directors until March 14, 2000.
(5)Mr. Sokol has been Chief Operating Officer of Telemundo Communications and Telemundo Holdings since December 15, 2000. Mr. Sokol has served as the Chief Operating Officer of the Network Company since August 12, 1998. The 2000 salary figure for Mr. Sokol represents compensation paid from December 15, 2000 to December 31, 2000. His current annual salary is $560,000.
(6)Mr. Sadusky has been Chief Financial Officer and Treasurer of Telemundo Communications since December 15, 2000 and Chief Financial Officer of Telemundo Holdings since October 3, 2000. Mr. Sadusky served as Vice President, Finance of Telemundo Holdings from November 1998 to October 2, 2000. His current annual salary is $250,000. The compensation set forth in this table for part of 2000, as well as for all of 1999 and 1998, relates to Mr. Sadusky's employment as Vice President, Finance of Telemundo Holdings.
(7)Mr. Housman served as Chief Financial Officer and Treasurer of Telemundo Holdings until October 2, 2000. Mr. Housman will continue to receive his base salary and all benefits that he is entitled to receive under his employment agreement through November 30, 2001. Accordingly, the 2000 salary figure for Mr. Housman represents compensation paid from January 1, 2000 to December 31, 2000.
(8)The 1999 salary figure for Mr. Blangiardi represents compensation paid from November 17, 1999 to December 31, 1999.

  Option Grants

   Currently, we have no stock option plans.

  Compensation Committee Interlocks and Insider Participation

   The members of our Compensation Committee are Leonard J. Grossi, Stephen C. Hillard and Edward M. Yorke. None of the members of the Compensation Committee has ever served as an officer or employee of Telemundo Holdings, nor has any such member served as a member of a compensation committee or other board of directors' committee performing similar functions of any other entity in 2000.

  Employment Agreements

   James M. McNamara and Alan J. Sokol. Telemundo Communications has entered into employment agreements with James M. McNamara and Alan J. Sokol. Except as noted, the provisions of the agreements are substantially similar.

   Effective December 6, 2000, Mr. McNamara's employment agreement with the Network Company was amended and assigned to Telemundo Communications. On November 30, 2000, Mr. Sokol's employment agreement with the Network Company was also amended and assigned to Telemundo Communications. Under their respective employment agreements, Mr. McNamara serves as the Chief Executive Officer and Mr. Sokol serves as the Chief Operating Officer of Telemundo Communications. The employment periods under Messrs. McNamara's and Sokol's employment agreements end on July 6, 2004 and June 30, 2003, respectively.

   Mr. McNamara's current salary is $773,520 per year, and will be increased each year for any increases in the cost of living index as determined under his employment agreement. Mr. Sokol's salary is $600,000 for the year ending June 30, 2002 and will increase to $630,000 for the year ending June 30, 2003. Each executive is entitled to participate in applicable employee benefit plans. Further, each executive is entitled to a one-time bonus payment that will be payable, in the case of Mr. McNamara on October 5, 2005, and in the case of Mr. Sokol, on November 10, 2005.


   If Telemundo Communications elects to terminate the executive's employment without cause prior to the expiration of the employment agreement, Telemundo Communications will pay the executive (1) accrued vacation, (2) until the expiration of the employment agreement, amounts equal to the salary and benefits provided under his employment agreement, payable in the same manner as if employment had not been terminated, and (3) a portion of the bonus payment. Upon such termination, the executive will have no obligation to mitigate; provided, however, that, any employment income received after such termination and prior to the expiration of the employment agreement will offset the amount of such employment income to be received.





   Vincent L. Sadusky. Mr. Sadusky has served as our Chief Financial Officer and Treasurer since October 3, 2000. Telemundo Communications has entered into an employment agreement with Mr. Sadusky. The employment agreement, as amended October 8, 2001, expires on October 31, 2003. Telemundo Communications, at its option, may extend Mr. Sadusky's employment for two additional years. Mr. Sadusky's salary through the year ending October 31, 2001 is $250,000 and will increase to $275,000 for the year ending October 31, 2002 and $300,000 for the year ending October 31, 2003. If Telemundo Communications exercises the option to extend Mr. Sadusky's employment, Mr. Sadusky's salary through the year ending October 31, 2004 will be $325,000 and will increase to $350,000 for the year ending October 31, 2005. Mr. Sadusky is entitled to an annual bonus equal to a maximum of 60% of his then current base salary. Mr. Sadusky is entitled to participate in applicable employee benefit plans. Mr. Sadusky has the right to terminate his employment arrangement if certain events occur and is entitled to receive a severance payment equal to the sum of all earned bonuses and his base salary through the remaining term of the agreement.


   Richard J. Blangiardi. Mr. Blangiardi's employment agreement with Telemundo Holdings, dated as of November 17, 1999, remains in effect until November 16, 2002. The employment agreement provides for an annual base salary of $400,000 from November 17, 1999 through November 16, 2000, $425,000 from November 17, 2000 through November 16, 2001 and $450,000 from November 17, 2001 through November 16, 2002. Mr. Blangiardi's employment agreement provides for annual bonuses for each of the 2000, 2001 and 2002 fiscal years of up to 50% of his base salary if we achieve certain revenue and EBITDA targets for each respective year and an additional discretionary performance bonus of up to 25% of his base salary based solely upon an assessment of Mr. Blangiardi's performance under his employment agreement, without regard to our financial performance. The agreement provides that if Mr. Blangiardi is terminated by us without cause, he will be entitled to receive through November 16, 2002 (1) his base salary, (2) his bonus for the fiscal year in which such termination occurs and (3) his benefits (or reimbursement of the cost thereof) under his employment agreement. The agreement also provides that if Mr. Blangiardi terminates the agreement for good reason, he will be entitled to receive (1) his base salary through the date which is six months after the date of termination, (2) a fraction of his budget bonus and/or revenue bonus, if any, earned for the fiscal year in which termination occurs and (3) his benefits under the employment agreement through the date which is six months after the date of termination. In addition, the employment agreement provides for specified resignation rights which allow Mr. Blangiardi, during the 6 month period after a change of control, to terminate his employment for any reason whatsoever.

   Peter J. Housman II. On October 2, 2000, Mr. Housman exercised his right in accordance with his employment agreement to terminate his employment with us effective immediately. Pursuant to such termination, Mr. Housman will continue to receive his base salary and all benefits that he is entitled to receive under his employment agreement through November 30, 2001, as well as his bonus for the 2000 fiscal year. On December 11, 2000, Mr. Housman was retained by us and the Network Company as an independent consultant in connection with various Telemundo Holdings and Network strategic initiatives.


   Upon the consummation of the NBC acquisition of Telemundo Communications, certain of our executive officers will receive one-time transaction payments to be paid on the closing date of the acquisition. Additionally, certain executive officers have entered into employment agreements with NBC that will become effective on the closing date of the acquisition.

                              SECURITY OWNERSHIP

   Telemundo Communications is our sole stockholder of record, owning 100% of our outstanding capital stock. Telemundo Communications has issued and outstanding two classes of common stock, Class A Common Stock and Class B Common Stock. Telemundo Communications has issued and outstanding one class of Preferred Stock which has two series--Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. The issued and outstanding capital stock of Telemundo Communications (including the Class A and Class B Common Stock and the Series A and Series B Convertible Preferred Stock on a combined basis) is currently owned 16.5% by Sony Pictures, 8.37% by SPE Mundo Investment Inc., an indirect-wholly-owned subsidiary of Sony Pictures ("SPE Mundo"), 39.56% by Liberty TelemundoNet, Inc., an indirect wholly-owned subsidiary of Liberty ("Liberty TelemundoNet"), 29.35% by Station Partners, 5.29% by BV Capital and 0.94% by TLMD LLC.

   The Class A Common Stock has one vote per share and the Class B Common Stock has three votes per share. Series A Convertible Preferred Stock has one vote per share and Series B Convertible Preferred Stock has three votes per share. Accordingly, on a voting basis, the issued and outstanding capital stock of Telemundo Communications (including the Class A and Class B Common Stock and the Series A and Series B Convertible Preferred Stock on a combined basis) is currently owned 15.67% by Sony Pictures (which includes the shares held by SPE Mundo), 24.92% by Liberty TelemundoNet, 55.48% by Station Partners, 3.33% by BV Capital and 0.59% by TLMD LLC. Liberty TelemundoNet's voting rights are subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all of the shares of Telemundo Communications held by Liberty TelemundoNet.

   The following table sets forth, as of June 30, 2001, the number and percentage of outstanding shares of Telemundo Communications beneficially owned by: (1) each of our executive officers and directors; (2) all of our executive officers and directors as a group; and (3) each person known by us to own beneficially more than five percent of any class of Telemundo Communications' voting stock, respectively. We believe that each individual or entity named has sole investment and voting power with respect to shares of Telemundo Communications indicated as beneficially owned by them, except as otherwise noted.

                                     Number                                   Percent of
Name and Address of Beneficial Owner of Shares Title of Class                   Class
------------------------------------ --------- --------------                 ----------
Bron-Villaneuva Capital, LLC(1).....   83,581  Class A                           8.14%
 1901 Avenue of the Stars, Suite 400
 Los Angeles, California 90067
Liberty TelemundoNet, Inc.(2).......  587,568  Class A                          57.24%
 8101 East Prentice Avenue             37,773  Series A Convertible Preferred   41.81%
 Englewood, Colorado 80111
Sony Pictures Entertainment Inc.(3).  355,387  Class A                          34.62%
 10202 West Washington Boulevard       37,773  Series A Convertible Preferred   41.81%
 Culver City, California 90232
SPE Mundo Investment Inc.(3)........  119,608  Class A                          11.65%
 10202 West Washington Boulevard       12,714  Series A Convertible Preferred   14.07%
 Culver City, California 90232
Station Partners, LLC(2)(4).........  444,861  Class B                         100.00%
 c/o Council Tree                     587,568  Class A                          57.24%
 Hispanic Broadcasters II, L.L.C.      19,164  Series B Convertible Preferred  100.00%
 2919 West 17th Avenue, Suite 211      37,773  Series A Convertible Preferred   41.81%
 Longmont, Colorado 80503
TLMD LLC(5).........................   14,809  Series A Convertible Preferred   16.39%
 1901 Avenue of the Stars
 Suite 400
 Los Angeles, California 90067

                                              Number                  Percent of
Name and Address of Beneficial Owner         of Shares Title of Class   Class
------------------------------------         --------- -------------- ----------
Executive Officers and Directors:
   James M. McNamara........................    --           --           --
   Alan J. Sokol............................    --           --           --
   Vincent L. Sadusky.......................    --           --           --
   Richard J. Blangiardi....................    --           --           --
   Glenn A. Dryfoos.........................    --           --           --
   Guillermo Bron(6)........................    --           --           --
   Paul J. Finnegan(7)......................    --           --           --
   Leonard J. Grossi(8).....................    --           --           --
   Mel Harris(8)............................    --           --           --
   Stephen C. Hillard(7)....................    --           --           --
   Brian W. McNeill(7)......................    --           --           --
   Daniel D. Villanueva(6)..................    --           --           --
   Edward M. Yorke..........................    --           --           --
   All directors and officers as a group(9).    --           --           --

--------
(1)Over 90% of the membership interests in BV Capital are ultimately owned by trusts or companies controlled by Mr. Bron or Mr. Villanueva.
(2)Liberty TelemundoNet's interest in Telemundo Communications is subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all of the shares of stock of Telemundo Communications directly owned by Liberty TelemundoNet. See "Certain Relationships and Related Transactions--Transactions Related to the Restructuring--Proxy."
(3)Sony Pictures directly owns 235,779 shares of Telemundo Communications Class A Common Stock, representing 22.97% of the outstanding shares of Telemundo Communications Class A Common Stock. Sony Pictures directly owns 25,059 shares of Series A Convertible Preferred Stock, representing 27.7% of the outstanding shares of Telemundo Communications Series A Convertible Preferred Stock. SPE Mundo is an indirect, wholly-owned subsidiary of Sony Pictures. As a result of such ownership, Sony Pictures has the ability to direct the voting and ownership of SPE Mundo's Telemundo Communications shares. The shares listed in the beneficial ownership table above under Sony Pictures reflect all of the shares of Telemundo Communications owned by Sony Pictures plus all of the shares of Telemundo Communications directly held by SPE Mundo.
(4)Station Partners is owned approximately 65.96% by Council Tree, approximately 33.83% by BCF Media LLC ("BCF"), approximately 0.1% by Villanueva Investments, Inc. ("VII"), and approximately 0.1% by The Bron 2000 Trust. Council Tree is a Delaware limited liability company of which
   (i) CTHB II Investor, L.L.C., a Delaware limited liability company ("CTHB II"), is a member, and (ii) Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership ("MDCP"), is the managing member. Madison Dearborn Partners IV, L.P., a Delaware limited partnership ("MDP-LP"), is the sole general partner of MDCP. Madison Dearborn Partners, LLC, a Delaware limited liability company ("MDP-LLC"), is the sole general partner of MDP-LP. Mr. Finnegan, a director of Telemundo Holdings, is a Managing Director of MDP-LLC. Mr. Hillard, a director of Telemundo Holdings, is President, Chief Executive Officer and a member of Council Tree and CTHB II. The sole member of BCF is Bastion. The sole general partner and limited partner of Bastion is Bastion Partners, L.P., a Delaware limited partnership ("Bastion Partners"). The general partners of Bastion Partners are Bron Corp., a Delaware corporation ("BC"), and VII. Mr. Bron, a director of Telemundo Holdings, is a Manager of BCF, a limited partner in Bastion Partners, the sole holder of voting stock and the sole director and officer of BC, and the sole trustee of The Bron 2000 Trust. Mr. Villanueva, a director of Telemundo Holdings, is a manager of BCF and the sole director and officer of VII. The sole holder of voting stock of VII is the Daniel D. Villanueva Revocable Living Trust, a trust created under the laws of California, the co-trustees of which are Daniel D. Villanueva and Myrna E. Villanueva.
(5)Messrs. Bron and Villanueva are the managing members of DDG Capital, LLC, the managing member of TLMD LLC.

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

(6)Messrs. Bron and Villanueva are associated with BV Capital, BCF, VII and TLMD LLC, and disclaim beneficial ownership of all shares of Telemundo Communications held by BV Capital, TLMD LLC and Station Partners or for which Station Partners has the power to vote. Liberty TelemundoNet's interest in Telemundo Communications is subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all of the shares of the stock of Telemundo Communications directly owned by Liberty TelemundoNet. See "Certain Relationships and Related Transactions--Transactions Related to the Restructuring--Proxy."
(7)Messrs. Finnegan, Hillard and McNeill are associated with Council Tree, and disclaim beneficial ownership of all shares of Telemundo Communications held by Station Partners or for which Station Partners has the power to vote. Liberty TelemundoNet's interest in Telemundo Communications is subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all of the shares of the stock of Telemundo Communications directly owned by Liberty TelemundoNet. See "Certain Relationships and Related Transactions--Transactions Related to the Restructuring--Proxy."
(8)Messrs. Grossi and Harris are associated with Sony Pictures, and disclaim beneficial ownership of all shares of Telemundo Communications held by Sony Pictures and SPE Mundo.
(9)Excludes shares shown in the table above as held by BV Capital, TLMD LLC, Liberty TelemundoNet, Sony Pictures, SPE Mundo and Station Partners.

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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Related to the Restructuring

  Contribution Agreement

   Bastion, BCF, BV Capital, Council Tree Communications, LLC, Council Tree Communications V, LLC, Council Tree, Liberty, Sony Pictures and Telemundo Communications entered into a contribution agreement, dated as of August 22, 2000, as amended. The contribution agreement contemplated the agreement by the parties thereto to complete the Restructuring. Pursuant to the terms of the contribution agreement:

      (1) Council Tree agreed to purchase all of Apollo's membership interest in Station Partners, contribute KMAS-TV, Channel 24, Steamboat Springs, Colorado, KSBS-LP, Channel 67, Denver, Colorado, KMAS-LP, Channel 63,
   Denver, Colorado and K34FB Channel 34, Pueblo, Colorado (collectively, the "Denver Stations") to Station Partners, and to reimburse $6.0 million to Liberty, which represented a portion of the $59.4 million Apollo owed to Liberty in accordance with a prepayment agreement between Liberty and Apollo;

      (2) Council Tree and Bastion agreed to cause Station Partners to contribute to Telemundo Communications all of its common stock in Telemundo Holdings and the Denver Stations;

      (3) Liberty agreed to contribute all of its common stock in Telemundo Holdings, and to cause its subsidiary to transfer its 50% membership interest in the Network Company, to Telemundo Communications;

      (4) Sony Pictures agreed to contribute all of its common stock in Telemundo Holdings to Telemundo Communications;

      (5) SPE Mundo agreed to contribute 17% of its membership interest in the Network Company to Telemundo Communications; and

      (6) BV Capital, which exercised an option granted to it by Liberty, agreed to reimburse Liberty the remaining $53.4 million in cash under the prepayment agreement between Apollo and Liberty.

   In exchange for their contributions, Station Partners received shares of Telemundo Communications' Class B Common Stock, and Liberty, Sony Pictures, SPE Mundo and BV Capital received shares of Telemundo Communications' Class A Common Stock. Shares of Telemundo Communications' Class B Common Stock are entitled to three votes per share, and shares of Telemundo Communications' Class A Common Stock are entitled to one vote per share. On December 15, 2000, the closing date of the Restructuring, Telemundo Communications acquired all of the capital stock of Telemundo Holdings.

  Proxy

   Station Partners has the right to vote 80.40% of the voting interests of Telemundo Communications as a result of the grant by Liberty of an irrevocable proxy, subject to certain conditions, to vote all of its shares of the stock of Telemundo Communications. The proxy may be terminated by Liberty under certain specified circumstances.

Transactions Related to the Acquisition of KWHY

  Equity Contribution Agreement and Issuance of Convertible Preferred Stock

   On May 31, 2001, in connection with the acquisition of KWHY, Telemundo Communications issued shares of its Series A Convertible Preferred Stock and its Series B Convertible Preferred Stock in exchange for $70.0 million from certain of its stockholders. Shares of the Series A Convertible Preferred Stock, which have one vote per share and are convertible into Telemundo Communications' Class A Common Stock, were issued to Liberty, Sony Pictures, SPE Mundo and TLMD LLC. Shares of the Series B Convertible Preferred Stock, which have three votes per share and are convertible into Telemundo Communications' Class B Common Stock, were issued to Station Partners. Accordingly, on a voting basis, the issued and outstanding capital stock of Telemundo

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

Communications (including the Class A and Class B Common Stock and the Series A and Series B Convertible Preferred Stock on a combined basis) may be voted 15.67% by Sony Pictures (which includes the shares held by SPE Mundo), 24.92% by Liberty, 55.48% by Station Partners, 3.33% by BV Capital and 0.59% by TLMD LLC. Liberty's voting rights are subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all the shares of Telemundo Communications held by Liberty. See "Security Ownership."

  Amended and Restated Stockholders' Agreement

   On May 31, 2001, in connection with the acquisition of KWHY and the $70.0 million equity contribution from certain stockholders of Telemundo Communications, Sony Pictures, Liberty, Station Partners, Council Tree, BV Capital, BCF, Bastion, TLMD LLC, VII, The Bron 2000 Trust and Telemundo Communications entered into an amended and restated stockholders' agreement pursuant to which each of the stockholders of Telemundo Communications agreed to elect nine directors to the board of directors of Telemundo Communications, of which four directors would be designated by Station Partners, two directors would be designated by Sony Pictures, and three directors would be nominated subject to the approval of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of Telemundo Communications. Of the nominated directors, one director would be nominated by Liberty and two directors would be designated as independent. One of the independent directors would be nominated by Station Partners, subject to the approval of Liberty and Sony Pictures, and the other independent director would be nominated by Liberty and Sony Pictures, subject to the approval of Station Partners. In accordance with the requirements of the stockholders agreement, Telemundo Communications, as our sole stockholder, elected to our board of directors the same individuals that were elected to Telemundo Communications' board of directors in accordance with the stockholders agreement, until our next annual meeting of stockholders or until a director's successor is duly elected and qualified.

   The stockholders agreement requires that major decisions receive the unanimous approval of the stockholders. Major decisions that could be applicable to the governance of Telemundo Communications include:

      (1) any substantial change in the nature or scope of Telemundo Communications' broadcast business, which is that of owning and operating broadcast stations in the United States and its territories that provide predominantly Spanish-language or Hispanic-themed programming, or the acquisition of an additional broadcast station or other substantial business;

      (2) issuing or redeeming any equity or debt securities, or any options, warrants or other securities which are convertible into debt or equity securities;

      (3) entering into any agreement with respect to or consummating any merger, consolidation or reorganization of Telemundo Communications or any of its subsidiaries;

      (4) selling or transferring all or substantially all of the assets of Telemundo Communications, any broadcast station or of any other assets with a purchase price in excess of $15.0 million;

      (5) taking any action relating to the termination, liquidation, dissolution or winding up of Telemundo Communications;

      (6) approval by any of the subsidiaries or affiliates of Telemundo Communications that own a membership interest in the Network Company of any action by the Network Company requiring unanimous approval of its members;

      (7) the taking of any action by Telemundo Communications or its subsidiaries that would constitute an insolvency event for Telemundo Communications or such subsidiary;

      (8) subject to certain specified exceptions, any related party transaction between any station, Telemundo Communications, the Network Company or any of their direct or indirect subsidiaries, on the one hand, and any of the stockholders of Telemundo Communications or their affiliates, on the other hand;

      (9) any amendments to the stockholders agreement or Telemundo Communications' charter documents; and

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

      (10) any other decision or action that could reasonably be expected to require any of the Telemundo Communications stockholders to dispose of or otherwise restrict their management or control over all or any portion of their Telemundo Communications common stock under the rules and regulations of the FCC.

Other Transactions

  Transactions with Sony Pictures

   We purchase broadcast equipment in the normal course of business from various equipment suppliers, including Sony Corporation of America and other affiliates of Sony Pictures. We believe such equipment was purchased at fair market value.

  Affiliation Agreement

   In August 1998, the Network Company entered into an affiliation agreement with us and related affiliation agreements with our stations (collectively, the "Affiliation Agreement"), pursuant to which the Network Company provides network programming to us, and we and the Network Company pool and share advertising revenue pursuant to a revenue sharing arrangement. Pursuant to the Affiliation Agreement, we receive a formula-based share of pooled advertising revenue generated by us and the Network Company. The following revenue sources (collectively, the "Aggregate Net Advertising Receipts") are included in the pooled revenue: (i) 61% of the net advertising revenue received by the Network Company pursuant to the sale of network advertising and (ii) 100% of the net advertising revenue received by us (excluding WKAQ, KWHY and WEYS) from the sale of local and national spot advertising time. The pooled revenue is shared between us and the Network Company, with our share based on the following formula for the first year of the agreement: (i) 80% of the first $130.0 million of Aggregate Net Advertising Receipts; plus (ii) 55% of the incremental Aggregate Net Advertising Receipts above $130.0 million up to $230.0 million; plus (iii) 45% of the incremental Aggregate Net Advertising Receipts above $230.0 million. After the first year, the threshold levels (i.e., $130.0 million and $230.0 million) increase 3% annually. Currently, we are in the fourth year of the agreement and the thresholds are $142.1 million and $251.3 million.

  Sharing Agreement

   Pursuant to a sharing agreement dated as of August 12, 1998 between Telemundo Group and the Network Company, Telemundo Group and the Network Company share certain facilities, equipment and administrative services, the cost of which is shared and borne ratably between the parties.

  Indemnification of Directors and Officers; Directors and Officers' Insurance

   We maintain the right to indemnification and exculpation of officers and directors provided for in our Restated Certificate of Incorporation and Amended and Restated By-laws. We have agreed to indemnify and hold harmless each of our present and former directors for acts and omissions resulting from actions or proceedings other than those by or on our behalf, if such person acted in good faith and in a manner such person reasonably believed by us to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. We have further agreed in our Amended and Restated By-laws to indemnify and hold harmless each of our present and former directors and officers for acts and omissions resulting from actions or proceedings by or in our right, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest, except that no indemnification will be made in respect of claims as to which such person has been adjudged to be liable to us, unless the court in which the action was brought, despite the adjudication of liability determines such person is fairly and reasonably entitled to indemnity as such court deems proper.

   In our Amended and Restated By-laws, we have also agreed to advance expenses to each such indemnified person and to cooperate fully in the defense of any such matter. We have agreed that we or Telemundo Group will, for a period of six years following our August 12, 1998 merger transaction with TLMD Acquisition Co. and Telemundo Group, maintain officers' and directors' liability insurance covering the persons who, on November 24, 1997, were covered by Telemundo Group's officers' and directors' liability insurance policies with respect to acts and omissions occurring prior to August 12, 1998.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

   On June 1, 2001, Telemundo Group, as borrower, Telemundo Holdings, as parent guarantor, a syndicate of lenders led by Credit Suisse First Boston Corporation as sole lead arranger, sole bookrunning manager, administrative agent, collateral agent and issuing bank, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliate as syndication agent and lender, respectively, entered into an amended and restated credit agreement. The senior secured credit facilities are comprised of a reducing revolving credit facility in an aggregate principal amount of up to $100.0 million, a tranche A term credit facility in an aggregate principal amount of $75.0 million, and a tranche B term credit facility in an aggregate principal amount of $355.0 million.

   The revolving facility is available on a revolving basis until December 1, 2007 and the commitment will be reduced to $90.0 million, $80.0 million and $65.0 million on December 31 of 2004, 2005 and 2006, respectively. The aggregate principal amount available for borrowing under the revolving facility is reduced by the aggregate undrawn amount of all outstanding letters of credit at any time plus the aggregate principal amount of letters of credit disbursements that have not yet been reimbursed at such time.

   Loans under the tranche A facility mature on February 15, 2008 and are scheduled to amortize in 18 quarterly installments commencing on June 30, 2003 and on their maturity date in the following aggregate amounts:

    . for quarterly installments numbers 1-3, 4.400% of the total tranche A loans borrowed;

    . for quarterly installments numbers 4-11, 5.000% of the total tranche A loans borrowed;

    . for quarterly installments numbers 12-18, 5.850% of the total tranche A loans borrowed; and

    .  on the date of maturity, 5.850% of the total tranche A loans borrowed.

   Loans under the tranche B facility mature on May 15, 2008 and are scheduled to amortize in 20 quarterly installments commencing on June 30, 2003 and on their maturity date in the following aggregate amounts:

    . for quarterly installments numbers 1-19, 0.250% of the total tranche B loans borrowed;

    . for quarterly installment number 20, 47.625% of the total tranche B loans borrowed; and

    .  on the date of maturity, 47.625% of the total tranche B loans borrowed.

   The senior secured credit facilities are unconditionally guaranteed by us and each of our existing and subsequently acquired or organized subsidiaries which is a wholly-owned domestic entity for U.S. federal income tax purposes, and will be secured by substantially all of our assets and each such subsidiary (other than certain subsidiaries as permitted by the lenders). Telemundo Group's subsidiary Telemundo of Puerto Rico, Inc. has granted a security interest to Telemundo Group in its assets to secure certain existing indebtedness of Telemundo of Puerto Rico to Telemundo Holdings, and Telemundo Group has pledged 65% of the voting stock and 100% of the nonvoting stock of Telemundo of Puerto Rico as security for the senior secured credit facilities. Loans under the senior secured credit facilities bear interest at our option at either:

    . for loans comprising each alternate base rate borrowing, at a rate per annum equal to the alternate base rate plus (i) a percentage ranging from 3.00% to 1.75% (depending on our leverage ratio) in the case of the revolving loans and tranche A loans and (ii) 2.25% in the case of the tranche B loans; or

    . for loans comprising each Eurodollar borrowing, at a rate per annum equal to the adjusted LIBO rate for the interest period in effect for such borrowing plus (1) a percentage ranging from 3.00% to 1.75% (depending on our leverage ratio) in the case of revolving loans and tranche A loans and (2) 3.25% in the case of the tranche B loans.

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

   The senior secured credit facilities also contain provisions restricting our subsidiaries' ability, to (with certain exceptions), among other things, incur additional indebtedness or liens, enter into sale and lease-back transactions, make advances, investments or loans, enter into mergers, consolidations or asset sales or purchases, pay dividends or redeem stock, enter into transactions with affiliates other than on an arm's-length basis, engage in new lines of business unrelated to our current activity, materially amend or modify any material document in a manner adverse to us or the lenders, prepay or materially amend certain other indebtedness, take any action that would result in the collateral requirement or the guarantee requirement not being satisfied, change fiscal year end, or permit any change to occur in our ownership or control.

   The senior secured credit facilities also require us, for certain periods of time, to maintain a consolidated ratio of total debt to EBITDA not to exceed
6.00 to 1.0 (with such ratio being incrementally reduced to 3.50 to 1.0 by December 31, 2003), a consolidated interest expense coverage ratio of not less than 1.75 to 1.0 (with such ratio being incrementally increased to 2.50 to 1.0 by June 30, 2003) and a consolidated fixed charge coverage ratio of not less than 1.10 to 1.0 (with such ratio being incrementally increased to 1.25 to 1.0 by December 31, 2002).

   As of June 30, 2001, an aggregate of approximately $430.0 million had been drawn under the senior secured credit facilities.

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

                   DESCRIPTION OF THE REGISTERED 2001 NOTES

General

   The Unregistered 2001 Notes were, and the Registered 2001 Notes will be issued under an indenture, to be dated as of August 10, 2001 (the "2001 Indenture"), between Telemundo Holdings, Inc. ("Telemundo Holdings") and The Bank of New York, as trustee (the "Trustee"). The 1998 Notes were issued under an indenture dated August 12, 1998 (the "1998 Indenture"), between Telemundo Holdings and The Bank of New York (as successor to Bank of Montreal Trust Company). The form and terms of the Notes are identical in all material respects except (1) the Registered 1998 Notes were and the Registered 2001 Notes will have been, registered under the Securities Act, (2) the holders of the Registered 2001 Notes will not be entitled to certain rights of holders of the Unregistered 2001 Notes under the Registration Rights Agreement and (3) the holders of the Registered 2001 Notes will not be entitled to certain contingent rights relating to the payment of liquidated damages as a result of a Registration Default. See "The Exchange Offer--Purpose and Effect." The following is a summary of certain provisions of the 2001 Indenture and the Registered 2001 Notes, a copy of the 2001 Indenture and the form of Registered 2001 Notes will be available upon request to Telemundo Holdings. The following summary of certain provisions of the 2001 Indenture and the Registered 2001 Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the 2001 Indenture and the Registered 2001 Notes, and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), including the definitions of certain terms therein. For purposes of this "Description of the Registered 2001 Notes," references to Telemundo Holdings are to Telemundo Holdings, Inc. and its successors, and do not include any of its subsidiaries.

   Principal of, premium, if any, and interest on the Registered 2001 Notes will be payable, and the Registered 2001 Notes may be exchanged or transferred, at the office or agency of Telemundo Holdings in the Borough of Manhattan, The City of New York, which initially will be the corporate trust office of the Trustee's agent, except that, at the option of Telemundo Holdings, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

   The Registered 2001 Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000. See "Book Entry, Delivery and Form." No service charge will be made for any registration or exchange of Registered 2001 Notes, but Telemundo Holdings may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

   The Notes:

    . are general unsecured obligations of Telemundo Holdings and will mature on August 15, 2008.

    . accrete at a rate of 11 1/2% per annum to 100% of the principal amount at maturity by August 15, 2003.

   No cash interest will accrue on the Notes prior to August 15, 2003, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accretes. See "Certain U.S. Federal Income Tax Considerations" for a discussion regarding the taxation of such original issue discount. Cash interest will accrue on the Notes at the rate per annum shown on the front cover of this prospectus from August 15, 2003, or from the most recent date to which interest has been paid or provided for, payable semiannually on February 15 and August 15 of each year, commencing February 15, 2004, to the Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

   The 2001 Indenture permits Telemundo Holdings to issue up to $56,009,000 aggregate principal amount at maturity of additional notes having identical terms and conditions to the Unregistered 2001 Notes (the "Additional Notes"), subject to compliance with the "Limitation on Indebtedness" covenant described below. Any Additional Notes will be part of the same issue as the Unregistered 2001 Notes and will vote on all matters

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

as one class with the Notes. For purposes of this "Description of the Registered 2001 Notes," except for the covenant described under "--Certain Covenants--Limitation on Indebtedness," references to the Notes include Additional Notes, if any. The aggregate principal amount at maturity of Notes that may be outstanding under the 2001 Indenture at any one time is $350,000,000.

Optional Redemption

   The Notes will not be redeemable at the option of Telemundo Holdings prior to August 15, 2003. Thereafter, the Notes will be redeemable, at Telemundo Holdings' option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                                                             Redemption
Period                                                         Price
------                                                       ----------
2003........................................................  105.750%
2004........................................................  103.833%
2005........................................................  101.917%
2006 and thereafter.........................................  100.000%

   In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate, although no Note of $1,000 in principal amount at maturity or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Ranking

   The indebtedness evidenced by the Notes are general unsecured obligations of Telemundo Holdings, ranking senior in right of payment to all future indebtedness of Telemundo Holdings expressly subordinated to the Notes and pari passu in right of payment with all other existing and future unsecured indebtedness and other obligations of Telemundo Holdings, including any 1998 Notes or Unregistered 2001 Notes not exchanged for Registered 2001 Notes. The Notes are also effectively subordinated to all secured obligations, if any, of Telemundo Holdings to the extent of the value of the assets securing such obligations. The obligations of Telemundo Group under the senior secured credit facilities are guaranteed by Telemundo Holdings and each Subsidiary of Telemundo Group which is a wholly-owned domestic entity for U.S. federal income tax purposes and are secured by substantially all of the assets of Telemundo Holdings and each such Subsidiary. See "Description of Certain Indebtedness--Senior Secured Credit Facilities." Although the 2001 Indenture contains limitations on the amount of additional Indebtedness that Telemundo Holdings may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be secured Indebtedness.

   Telemundo Holdings is a holding company and does not have any material assets or operations other than the ownership of Capital Stock of its Subsidiaries; all of the operations of Telemundo Holdings are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Telemundo Holdings, including Holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of Telemundo Holdings. As of June 30, 2001, on a pro forma basis after giving effect to the sale of the Unregistered 2001 Notes and the use of proceeds, Telemundo Holdings would have had consolidated indebtedness of approximately $673.3 million outstanding (including indebtedness of its Subsidiaries), and Telemundo Holdings' Subsidiaries would have had indebtedness (including capital leases) of

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approximately $440.5 million outstanding. Although the 2001 Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of Telemundo Holdings' Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the 2001 Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the 2001 Indenture. See "Risk Factors--The Registered 2001 Notes are obligations of us, a holding company, which has no operations and we depend on our subsidiaries for cash."

Change of Control

   Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder shall have the right to require that Telemundo Holdings purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof at the date of purchase, if such purchase occurs prior to August 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive accrued and unpaid interest due on the relevant interest payment date), if such purchase occurs thereafter:

      (1) prior to a Public Equity Offering, the Permitted Holders cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange
   Act) in the aggregate Capital Stock representing more than 50% of the outstanding equity and the aggregate voting power represented by the outstanding Capital Stock of Telemundo Holdings, whether as a result of the issuance of securities, merger or consolidation, transfer of securities or otherwise;

      (2) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined above, except that for purposes of this clause
   (2) such person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of Telemundo Holdings, and the Permitted Holders beneficially own (as defined in clause (1) above) in the aggregate Voting Stock representing a lesser percentage of the total voting power of the Voting Stock of Telemundo Holdings;

      (3) during any period of two consecutive years after the initial Public Equity Offering, individuals who at the beginning of such period constituted the Board of Directors of Telemundo Holdings (together with any new directors whose election by such Board of Directors was made pursuant to the Stockholders' Agreement or whose nomination for election by the shareholders of Telemundo Holdings was approved by a vote of the majority of the directors of Telemundo Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

      (4) Telemundo Holdings consolidates with, or merges with or into, another Person or Telemundo Holdings and/or one or more Restricted Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Telemundo Holdings and the Restricted Subsidiaries, taken as a whole, in one transaction or series of related transactions, to any Person (other than a Wholly-Owned Restricted Subsidiary of Telemundo Holdings), or any Person consolidates with, or merges with or into, Telemundo Holdings, in any such event other than pursuant to a transaction in which the Person or Persons that beneficially owned (as defined in clause (2) above), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of Telemundo Holdings immediately prior to such transaction or series of related transactions beneficially own (as defined in clause (2) above), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the surviving or transferee Person;

      (5) Sony Pictures ceases to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Capital Stock of Telemundo Holdings representing at least 15% of the outstanding equity represented by the outstanding Capital Stock of Telemundo Holdings, whether as a result of the issuance of securities, merger or consolidation, transfer of securities or otherwise; provided, however, that any transfer by Sony Pictures necessary in order to comply with restrictions imposed upon the ownership by Sony Pictures of the Capital Stock of Telemundo Holdings by any federal or state court or regulatory authority or agency with applicable jurisdiction that would, but for this proviso, result in a Change of Control under this clause
   (5),

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   will not result in a Change of Control so long as (x) Liberty continues to own Capital Stock of Telemundo Holdings representing at least 20% of the outstanding equity represented by the outstanding Capital Stock of Telemundo Holdings and (y) Sony Pictures continues to own Capital Stock of the Network Company representing 25% of the equity and the aggregate voting power represented by the outstanding Capital Stock of the Network Company;

      (6) Liberty ceases to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Capital Stock of Telemundo Holdings representing at least 15% of the outstanding equity represented by the outstanding Capital Stock of Telemundo Holdings, whether as a result of the issuance of securities, merger or consolidation, transfer of securities or otherwise; provided, however, that any transfer by Liberty necessary in order to comply with restrictions imposed upon the ownership by Liberty of the Capital Stock of Telemundo Holdings by any federal or state court or regulatory authority or agency with applicable jurisdiction that would, but for this proviso, result in a Change of Control under this clause (6), will not result in a Change of Control so long as (x) Sony Pictures continues to own Capital Stock of Telemundo Holdings representing at least 20% of the outstanding equity represented by the outstanding Capital Stock of Telemundo Holdings and (y) Liberty continues to own Capital Stock of the Network Company representing 25% of the equity and the aggregate voting power represented by the outstanding Capital Stock of the Network Company;

      (7) Liberty and Sony Pictures together cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Capital Stock of the Network Company representing at least 50% of the equity of the Network Company, whether as a result of the issuance of securities, merger or consolidation, transfer of securities or otherwise; or

      (8) Telemundo Group shall not be a Wholly-Owned Subsidiary of Telemundo Holdings (other than by virtue of a merger or consolidation with Telemundo Holdings).

   For the purposes of this definition of "Change of Control," "equity" will be determined after giving effect to the exercise of all options, warrants or other rights to acquire or purchase Capital Stock and the conversion or exchange of all securities convertible into or exchangeable for Capital Stock, less any exercise, conversion or exchange price therefor.

   Within 30 days following any Change of Control, unless Telemundo Holdings has mailed a notice of redemption with respect to all the outstanding Notes pursuant to the provisions of the 2001 Indenture described above under "--Optional Redemption," Telemundo Holdings will mail a notice to the Trustee and to each Holder stating:

      (1) that a Change of Control has occurred and that such Holder has the right to require Telemundo Holdings to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof at the date of purchase, if such purchase occurs prior to August 15, 2003, or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive accrued and unpaid interest due on the relevant interest payment date), if such purchase occurs thereafter;

      (2) a description of the transaction or transactions constituting such Change of Control;

      (3) the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

      (4) the procedures determined by Telemundo Holdings that a Holder must follow in order to have its Notes purchased.

   Telemundo Holdings will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Telemundo Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

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   The Change of Control purchase feature is a result of negotiations between
Telemundo Holdings and the Initial Purchasers. If consummated, the NBC acquisition will constitute a Change of Control under the 2001 Indenture. Subject to the limitations discussed below, Telemundo Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 2001 Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Telemundo Holdings' capital structure or credit ratings. The Change of Control provisions in the 2001 Indenture may not afford Holders protection in the event of a highly leveraged transaction.


   The senior secured credit facilities contain, and future indebtedness of Telemundo Holdings and its Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The senior secured credit facilities do not permit Telemundo Group to pay dividends or make distributions to Telemundo Holdings for the purpose of purchasing Notes in the event of Change of Control. Even if sufficient funds were otherwise available, the terms of certain Indebtedness could prohibit Telemundo Holdings' prepayment of Notes prior to their scheduled maturity. Consequently, if Telemundo Holdings is not able to prepay such Indebtedness, Telemundo Holdings will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control. The failure of Telemundo Holdings to make or consummate the Change of Control offer or pay the purchase price when due will give the Trustee and the Holders the rights described under "--Events of Default." In the event Telemundo Holdings is required to purchase outstanding Notes pursuant to a Change of Control offer, Telemundo Holdings may seek additional debt or equity financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Telemundo Holdings would be able to obtain such financing.

   The phrase "all or substantially all," as used in the definition of "Change of Control," has not been interpreted under New York law (which is the governing law of the 2001 Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the 2001 Indenture and Telemundo Holdings elected to contest such election there could be no assurance how a court interpreting New York law would interpret the phrase.

   Telemundo Holdings will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2001 Indenture applicable to a Change of Control offer made by Telemundo Holdings and purchases all Notes validly tendered and not withdrawn under such Change of Control offer.

   The provisions under the 2001 Indenture relating to Telemundo Holdings' obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding. The existence of a Holder's right to require Telemundo Holdings to offer to purchase such Holder's Notes upon a Change of Control may deter a third party from acquiring Telemundo Holdings in a transaction which constitutes a Change of Control.

Certain Covenants

   The 2001 Indenture contains certain covenants including, among others, the following:

   Limitation on Indebtedness. (a) Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness; provided, however, that (x) Telemundo Holdings or any Restricted Subsidiary (other than Telemundo Group or any of its Subsidiaries) may Incur Indebtedness if at the time of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio is less than or equal to 8.5 to 1.0 and (y) Telemundo Group or any of its Subsidiaries may Incur Indebtedness if at the time of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio is less than or equal to 7.0 to 1.0 (for purposes of this clause
(y), all references to Telemundo Holdings or any Restricted Subsidiary in the definitions

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used to calculate the Consolidated Leverage Ratio will be to Telemundo Group and its Subsidiaries (other than any Unrestricted Subsidiary)).

   (b) Notwithstanding the foregoing paragraph (a), Telemundo Holdings or any Restricted Subsidiary, as applicable, may Incur any or all of the following Indebtedness (provided that the amounts specified below shall be deemed to have been utilized beginning on August 12, 1998 so that amounts available under the clauses below are the same as the amounts available under the corresponding clauses of the 1998 Indenture):

      (1) Indebtedness of Telemundo Holdings or any Restricted Subsidiary Incurred under the Bank Credit Agreement in an aggregate amount not to exceed an aggregate principal amount of $350 million at any time outstanding, less the aggregate amount of any scheduled amortization payments or mandatory of term loans prepayments actually made on term loans thereunder;

      (2) the Notes issued on the Issue Date, or any Indebtedness the proceeds of which are used to Refinance the Notes;

      (3) Indebtedness of Telemundo Group or any of its Subsidiaries outstanding on the Issue Date (other than Indebtedness referred to in clause
   (1) or (2) of this covenant);

      (4) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (2) or (3) or this clause (4);

      (5) (A) Indebtedness of any Restricted Subsidiary owed to and held by Telemundo Holdings or any Restricted Subsidiary and (B) Indebtedness of Telemundo Holdings owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of Telemundo Holdings' obligations under the Notes; provided, however, that an incurrence of Indebtedness that is not permitted by this clause (5) will be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of Telemundo Holdings or any Restricted Subsidiary referred to in this clause (5) to any Person other than Telemundo Holdings or any Restricted Subsidiary or (y) any Restricted Subsidiary that holds Indebtedness of Telemundo Holdings or another Restricted Subsidiary ceasing to be a Restricted Subsidiary;

      (6) Hedging Obligations consisting of Interest Rate Agreements or Currency Agreements directly related to Indebtedness permitted to be Incurred by Telemundo Holdings or a Restricted Subsidiary pursuant to the 2001 Indenture;

      (7) Capital Lease Obligations, Acquired Indebtedness, Purchase Money Indebtedness and Attributable Debt with respect to Sale/Leaseback Transactions, and Refinancing Indebtedness thereof, in an aggregate principal amount not exceeding $25 million at any one time outstanding;

      (8) Indebtedness of Telemundo Holdings or any Restricted Subsidiary Incurred or Incurrable in respect of reimbursement obligations related to letters of credit, banker's acceptances or similar facilities entered into in the ordinary course of business;

      (9) Indebtedness of Telemundo Holdings or any Restricted Subsidiary in respect of bid, performance, surety and appeal bonds and obligations provided in the ordinary course of business;

      (10) Indebtedness of Telemundo of Chicago, Inc. and Video 44 Acquisition Corp., Inc., pursuant to Section 3.5(a) of the Chicago Joint Venture Agreement;

      (11) any Guarantee by Telemundo Holdings of any Indebtedness (not prohibited under the 2001 Indenture) of any Wholly-Owned Restricted Subsidiary, and any Guarantee by any Wholly-Owned Restricted Subsidiary of any Indebtedness (not prohibited under the 2001 Indenture) of Telemundo Holdings or any Wholly-Owned Restricted Subsidiary;

      (12) Indebtedness of any Restricted Subsidiary Incurred in the ordinary course of business under any Local Marketing Agreement in an aggregate amount, together with the aggregate amount of Investments pursuant to clause
   (12) of the definition of "Permitted Investment," not to exceed $10 million at any one time outstanding; and

      (13) other Indebtedness in an aggregate principal amount not to exceed $35 million at any one time outstanding.

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   (c) Notwithstanding the foregoing, Telemundo Holdings will not incur any
Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

   (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Telemundo Holdings, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above. A guarantee of Indebtedness permitted by this covenant to be Incurred by Telemundo Holdings or a Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant is not considered a separate Incurrence for purposes of this covenant.

   Limitation on Liens. Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien upon any of its property or assets, now owned or hereafter acquired, securing any obligation unless concurrently with the creation of such Lien effective provision is made to secure the Notes equally and ratably with such obligation for so long as such obligation is so secured; provided, that, if such obligation is a Subordinated Obligation, the Lien securing such obligation will be subordinated and junior to the Lien securing the Notes with the same or lesser relative priority as such Subordinated Obligation will have been with respect to the Notes. The preceding restriction will not require Telemundo Holdings or any Restricted Subsidiary to secure the Notes if the Lien consists of the following:

      (a) Liens created by the 2001 Indenture or otherwise securing the Notes, Liens securing Indebtedness Incurred under the Bank Credit Agreement and Liens on assets of Telemundo Group or any of its Subsidiaries existing as of August 12, 1998;

      (b) Permitted Liens;

      (c) Liens securing any Indebtedness of any Restricted Subsidiary permitted to be Incurred pursuant to the 2001 Indenture;

      (d) Liens to secure Purchase Money Indebtedness issued by Telemundo Holdings or a Restricted Subsidiary; provided, however, that (1) the Indebtedness secured by such Liens will have been permitted to be Incurred under the "Limitation on Indebtedness" covenant and (2) such Liens will not encumber any property of Telemundo Holdings or any Restricted Subsidiary other than the property acquired or any improvement or accessions on or proceeds of such property and will attach to such property within 180 days of the acquisition or completion of construction of such property;

      (e) Liens on the assets or property of a Restricted Subsidiary existing at the time such Restricted Subsidiary becomes a Restricted Subsidiary and not incurred as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any other property of Telemundo Holdings or any other Restricted Subsidiary;

      (f) Liens deemed to exist by virtue of the buyout provisions contained in Sections 6 and 7 of the Chicago Joint Venture Agreement;

      (g) Liens on property at the time of acquisition thereof by Telemundo Holdings or any Restricted Subsidiary provided such Liens were not given as a result of, in connection with or in anticipation of such acquisition;

      (h) Liens securing Capital Lease Obligations, Acquired Indebtedness and Attributable Debt Incurred pursuant to clause (b)(7) of the "Limitation on Indebtedness" covenant;

      (i) Liens securing Indebtedness Incurred to Refinance Indebtedness which has been secured by a Lien permitted under the 2001 Indenture and is permitted to be Refinanced under the 2001 Indenture; provided, however, that such Liens do not extend to or cover any property of Telemundo Holdings or any Restricted Subsidiary not securing the Indebtedness so Refinanced; or

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      (j) Liens on assets of Telemundo Holdings or any Restricted Subsidiary securing Indebtedness in an aggregate amount not to exceed $10 million.

   Limitation on Sale/Leaseback Transactions. Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

      (a) Telemundo Holdings or such Restricted Subsidiary would be (1) in compliance with the covenant described under "--Limitation on Indebtedness" immediately after giving effect to such Sale/Leaseback Transaction and (2) entitled to create a Lien on such property securing the Attributable Debt with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to the covenant described under "--Limitation on Liens,"

      (b) the net proceeds received by Telemundo Holdings or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property and

      (c) Telemundo Holdings or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

   Limitation on Restricted Payments. (a) Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time Telemundo Holdings or such Restricted Subsidiary makes, and after giving effect to, the proposed Restricted Payment:

      (1) a Default will have occurred and be continuing (or would result therefrom);

      (2) Telemundo Holdings is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

      (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since August 12, 1998 would exceed the sum of:

          (A) (x) the Cumulative EBITDA less (y) 1.4 times Cumulative Consolidated Interest Expense, each as determined at the time of such Restricted Payment;

          (B) the aggregate Net Cash Proceeds (including Net Cash Proceeds received upon the conversion of non-cash proceeds) received by Telemundo Holdings from capital contributions or the issuance or sale of Qualified Stock subsequent to August 12, 1998 or any options, warrants or rights to purchase Qualified Stock, together with the aggregate cash received by Telemundo Holdings at the time of exercise of such options, warrants or rights (other than any such issuance or sale to a Subsidiary of Telemundo Holdings);

          (C) the amount by which Indebtedness of Telemundo Holdings is reduced on Telemundo Holdings' balance sheet upon the conversion or exchange (other than by a Subsidiary of Telemundo Holdings) of any Indebtedness of Telemundo Holdings or a Restricted Subsidiary issued subsequent to August 12, 1998 for Qualified Stock (less the amount of any cash, or the fair value of any other property, distributed by Telemundo Holdings upon such conversion or exchange), whether pursuant to the terms of such Indebtedness or pursuant to an agreement with a creditor to engage in an equity for debt exchange; and

          (D) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries or Investments constituting Restricted Payments resulting from interest on debt, dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to Telemundo Holdings or any Restricted Subsidiary from, or with respect to an Investment in, Unrestricted Subsidiaries, and (y) the portion (proportionate to Telemundo Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by Telemundo Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to August 12, 1998 and the aggregate amount of Investments in such Person constituting Restricted Payments.

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   (b) The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any purchase or redemption of Capital Stock of Telemundo Holdings or any Restricted Subsidiary or Subordinated Obligations of Telemundo Holdings made by exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Stock (other than any such issuance and sale to a Subsidiary of Telemundo Holdings) or out of the proceeds of a substantially concurrent capital contribution to Telemundo Holdings; provided, however, that (x) such purchase, capital contribution or redemption will be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from clause (3)(B) of paragraph (a) above;

      (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations in whole or in part (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Telemundo Holdings which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

      (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments if not already taken into consideration for determining such amount upon the declaration thereof;

      (4) the redemption of Capital Stock of Telemundo Holdings from present or former directors, officers or employees of Telemundo Holdings and its Subsidiaries or their estates or beneficiaries pursuant to the terms of an employee benefit plan or employment or other agreement; provided that the aggregate amount of all such repurchases will not exceed $3 million in any fiscal year and $10 million since August 12, 1998 plus the aggregate cash proceeds received by Telemundo Holdings from any reissuance of such Capital Stock to directors, officers and employees of Telemundo Holdings and its Subsidiaries; provided, further, that such redemption will be excluded in the calculation of the amount of Restricted Payments; and

      (5) so long as Telemundo Holdings is a member (but not the parent) of an affiliated group of corporations filing a consolidated (or combined) return for federal (or state) income tax purposes, payments in an amount not to exceed the amount of income taxes (including estimated taxes) that Telemundo Holdings and its subsidiaries would have paid if Telemundo Holdings and its subsidiaries had filed a consolidated (or combined) return with Telemundo Holdings as the parent company.

   Limitation on Restrictions on Distributions from Restricted Subsidiaries. Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to Telemundo Holdings or a Restricted Subsidiary or pay any Indebtedness owed to Telemundo Holdings, (b) to make any loans or advances to Telemundo Holdings or (c) to transfer any of its property or assets to Telemundo Holdings, except:

      (1) any Permitted Restriction;

      (2) any encumbrance or restriction pursuant to any agreement in effect at or entered into on the date of the 2001 Indenture as such agreement is in effect on such date;

      (3) any encumbrance or restriction with respect to a Person pursuant to an agreement relating to any Indebtedness Incurred by such Person prior to the date on which such Person became a Restricted Subsidiary and not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary;

      (4) any encumbrance or restriction pursuant to an agreement effecting Refinancing Indebtedness Incurred pursuant to an agreement referred to in clause (2) or (3) of this covenant or this clause (4) or contained in any amendment to an agreement referred to in clause (2) or (3) of this covenant or this clause (4); provided, however, that the encumbrances and restrictions with respect to any such Restricted

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   Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders in any material respect as determined in good faith by the Board of Directors of Telemundo Holdings than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

      (5) any such encumbrance or restriction (A) consisting of customary non-assignment provisions in leases to the extent such provisions restrict the subletting, assignment or transfer of the lease or the property leased thereunder or in purchase money financings or (B) by virtue of any Indebtedness, transfer, option or right with respect to, or any Lien on, any property or assets of Telemundo Holdings or any Restricted Subsidiary not otherwise prohibited by the 2001 Indenture;

      (6) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

      (7) encumbrances or restrictions imposed by operation of any applicable law, rule, regulation or order;

      (8) any restriction with respect to assets imposed pursuant to an agreement entered into for the sale or disposition of such assets pending the closing of such sale or disposition;

      (9) customary non-assignment provisions in licenses of intellectual property entered into in the ordinary course of business (including programming agreements) and in Local Marketing Agreements;

      (10) Capital Lease Obligations that are otherwise permitted hereunder; provided, however, that such encumbrance or restriction does not extend to any property other than that subject to the underlying lease;

      (11) any restriction imposed by Liens permitted under the 2001 Indenture; and

      (12) any encumbrance or restriction relating to an agreement relating to the acquisition of assets or property so long as such encumbrances and restrictions relate solely to the assets so acquired (and any improvements thereon).

   Limitation on Sales of Assets and Subsidiary Stock. (a) Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

      (1) Telemundo Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition, and at least 75% of the consideration thereof received by Telemundo Holdings or such Restricted Subsidiary is in the form of cash or cash equivalents; and

      (2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Telemundo Holdings (or such Restricted Subsidiary, as the case may be):

          (A) first, to the extent Telemundo Holdings elects (or is required by the terms of any Indebtedness), to prepay, repay or redeem (and permanently reduce the commitments under) Indebtedness under the New Bank Credit Agreement or Indebtedness of any Restricted Subsidiary within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (the "Receipt Date") and/or to acquire Additional Assets; provided, however, that Telemundo Holdings will be required to commit such Net Available Cash to the acquisition of Additional Assets within nine months from the later of the date of such Asset Disposition or the Receipt Date and will be required to consummate the acquisition of such Additional Assets within fifteen months from the Receipt Date; provided, further, that if the other party to such acquisition refuses or fails, after the first anniversary of the Receipt Date, to consummate such acquisition, Telemundo Holdings will apply such Net Available Cash, within fifteen months from the Receipt Date, as provided in the first part of this clause (A) or clause (B);

          (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer pursuant to paragraph (b) below (x) to the Holders to purchase Notes pursuant to and subject to the conditions contained in the 2001 Indenture and (y) if applicable, to the

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       holders of other Indebtedness of Telemundo Holdings that ranks pari passu with the Notes (the "Other Debt") and that by its terms requires Telemundo Holdings to make an offer to purchase such Other Debt upon consummation of an Asset Disposition, to purchase such Other Debt on a pro rata basis with the Notes; and

          (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) to any other application or use not prohibited by the 2001 Indenture.

   Notwithstanding the foregoing provisions of this paragraph, Telemundo Holdings and the Restricted Subsidiaries will not be required to apply the Net Available Cash in accordance with this paragraph until the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $10.0 million (at which time, the entire unutilized Net Available Cash, and not just the amount in excess of $10.0 million, will be applied pursuant to this paragraph).

   For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    . the express assumption of Indebtedness of Telemundo Holdings or any Restricted Subsidiary and the release of Telemundo Holdings or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

    . securities received by Telemundo Holdings or any Restricted Subsidiary from the transferee that are converted by Telemundo Holdings or such Restricted Subsidiary into cash within 180 days of closing the transaction; and

    .  Temporary Cash Investments.

   In the event of an Asset Disposition that requires the purchase of the Notes and, if applicable, Other Debt pursuant to clause (a)(2)(B) above, Telemundo Holdings will be required to purchase (1) Notes tendered pursuant to an offer by Telemundo Holdings for the Notes at a purchase price of 100% of their aggregate Accreted Value at the date of purchase, if such purchase occurs prior to August 15, 2003, or 100% of their aggregate principal amount, plus accrued but unpaid interest, if any, to the date of purchase, if such purchase occurs thereafter, and (2) if applicable, Other Debt to the extent required thereby and provided there is a permanent reduction in the principal amount thereof, in each case, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the 2001 Indenture.

   (b) Telemundo Holdings will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Telemundo Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

   Limitation on Affiliate Transactions. (a) Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of Telemundo Holdings (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Telemundo Holdings or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, (x) are set forth in writing and (y) have been approved by a majority of the members of the Board of Directors having no material personal financial stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized investment banking firm or nationally recognized independent appraisal firm qualified to perform such task to be fair to Telemundo Holdings or such Restricted Subsidiary, as the case may be, from a financial point of view.

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   (b) The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment,

      (2) transactions exclusively between or among Telemundo Holdings and one or more Restricted Subsidiaries or exclusively between or among Restricted Subsidiaries;

      (3) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or retirement or employee benefit arrangements and incentive arrangements with any officer, director or employee of Telemundo Holdings or any Restricted Subsidiary entered into in the ordinary course of business;

      (4) agreements (and transactions pursuant to agreements) in effect on August 12, 1998, including, without limitation, the Affiliation Agreement, the Network Sale Agreement and the Stockholders' Agreement (but excluding the Sharing Agreement), as such agreements are in effect on such date or as thereafter amended in a manner not materially adverse to Telemundo Holdings in the good faith judgment of the Board of Directors;

      (5) issuances of Qualified Stock; or

      (6) loans and advances to officers, directors and employees of Telemundo Holdings or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices in an aggregate principal amount not to exceed $2 million at any one time outstanding.

   (c) The provisions of clauses (2) and (3) of the foregoing paragraph (a) will not be applicable to any transaction between Telemundo Holdings and/or one or more Restricted Subsidiaries, on the one hand, and one or more Affiliates of Telemundo Holdings, on the other hand, for the provision of goods and services in the ordinary course of business of Telemundo Holdings and the Restricted Subsidiaries and in the ordinary course of business of such Affiliate or Affiliates (including any such transaction pursuant to the Sharing Agreement).

   Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Telemundo Holdings will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

      (1) to Telemundo Holdings or a Wholly-Owned Restricted Subsidiary;

      (2) directors' qualifying shares or shares required by applicable law to be held by a person other than Telemundo Holdings or a Restricted Subsidiary;

      (3) the sale of all of the Capital Stock of a Restricted Subsidiary in accordance with "--Limitation on Sales of Assets and Subsidiary Stock";

      (4) in the case of issuance of Capital Stock by a non-Wholly-Owned Restricted Subsidiary if, after giving effect to such issuance, such Restricted Subsidiary remains a Restricted Subsidiary; or

      (5) shares of Capital Stock in any Restricted Subsidiary the assets of which are limited to a low-power television station, the station license therefor and assets directly related thereto.

   Limitation on Asset Swaps. Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

      (1) at the time of entering into the agreement with respect thereto and immediately after giving effect to the proposed Asset Swap, no Default will have occurred and be continuing;

      (2) the respective fair market values of the Productive Assets (to be determined in good faith by the Board of Directors and to be evidenced by a resolution of such Board set forth in an officer's certificate delivered to the Trustee) being purchased and sold by Telemundo Holdings or any Restricted Subsidiary are substantially the same at the time of entering into such agreement; and

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

      (3) the cash payments, if any, received by Telemundo Holdings or such Restricted Subsidiary in connection with such Asset Swap are treated as Net Available Cash received from an Asset Disposition.

   Amendment of Affiliation Agreement. Telemundo Holdings will not amend the Affiliation Agreement except in a manner that the Board of Directors of Telemundo Holdings determines in good faith is not materially adverse to Telemundo Holdings (such determination of the Board of Directors of Telemundo Holdings to include the affirmative vote of at least two members who have been designated as independent directors pursuant to the Stockholders' Agreement).

   Merger and Consolidation. Telemundo Holdings will not consolidate with or merge with or into any other Person, and Telemundo Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of the assets of Telemundo Holdings and the Restricted Subsidiaries, taken as a whole, to any Person, unless:

      (1) either Telemundo Holdings will be the surviving Person or the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not Telemundo Holdings) will expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Telemundo Holdings under the Notes, the 2001 Indenture and the Registration Rights Agreement;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

      (3) immediately after giving effect to such transaction, the Successor Company would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a)(x) of the covenant described under "--Limitation on Indebtedness" (if Telemundo Holdings will not be the Successor Company, all references to Telemundo Holdings or any Restricted Subsidiary in the definitions used to calculate the Consolidated Leverage Ratio will be to the Successor Company and its Subsidiaries (other than any Unrestricted Subsidiary)); and

      (4) Telemundo Holdings will have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the 2001 Indenture.

   The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Telemundo Holdings under the 2001 Indenture, but, in the case of a conveyance, transfer or lease, Telemundo Holdings will not be released from the obligation to pay the principal of and interest on the Notes.

   Notwithstanding the foregoing clauses (2) and (3), (x) any Restricted Subsidiary may consolidate or merge with and into or transfer all or part of its properties and assets to Telemundo Holdings or another Restricted Subsidiary and (y) Telemundo Holdings may consolidate or merge with and into Telemundo Group.

   SEC Reports. Notwithstanding that Telemundo Holdings may not be or required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Telemundo Holdings will file with the SEC (unless the SEC will not accept such a filing, in which case, Telemundo Holdings will provide such documents to the Trustee) and provide within 15 days to the Trustee and make available to the Holders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any Notes remain outstanding, Telemundo Holdings will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

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

Events of Default

   Each of the following constitutes an Event of Default under the 2001
Indenture:

      (1) a default in the payment of interest on the Notes when due, continued for 30 days;

      (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

      (3) the failure by Telemundo Holdings to comply with its obligations under (x) "--Certain Covenants--Merger and Consolidation" or (y) "--Amendment of Affiliation Agreement" above;

      (4) the failure by Telemundo Holdings to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock," "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" or "--Limitation on Asset Swaps";

      (5) the failure by Telemundo Holdings to comply for 60 days after notice with its other agreements contained in the 2001 Indenture;

      (6) Indebtedness of Telemundo Holdings or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million and such nonpayment continues or such acceleration is not rescinded within ten days after notice thereof (the "cross-acceleration provision");

      (7) certain events of bankruptcy, insolvency or reorganization of Telemundo Holdings or any Significant Subsidiary (the "bankruptcy provisions");

      (8) any judgment or decree (not covered by insurance or an indemnity by a person other than Telemundo Holdings or a Restricted Subsidiary, which indemnitor is solvent) for the payment of money in excess of $10.0 million is entered against Telemundo Holdings or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, bonded, waived or stayed within 30 days after notice (the "judgment default provision"); or

      (9) the Umbrella Affiliation Agreement ceases to be in full force and effect; or

      (10) any one or more Station Affiliation Agreements ceases to be in full force and effect and such cessation is materially adverse to Telemundo Holdings; provided, however, that no such cessation will be deemed materially adverse to Telemundo Holdings if the Board of Directors of Telemundo Holdings has determined in good faith that such cessation is not materially adverse to Telemundo Holdings (such determination of the Board of Directors of Telemundo Holdings to include the affirmative vote of at least two members who have been designated as independent directors pursuant to the Stockholders' Agreement).

   If an Event of Default (other than the bankruptcy provisions relating to Telemundo Holdings) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such Accreted Value and interest will be due and payable immediately. If an Event of Default relating to the bankruptcy provisions relating to Telemundo Holdings occurs and is continuing, the Accreted Value of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

   In the event of a declaration of acceleration because an Event of Default set forth in clause (6) has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if (A) either (x) the holders of the Indebtedness which is the subject of such Event of Default have waived such failure to pay at final maturity or have rescinded the acceleration in respect of such Indebtedness within 60 days of such maturity

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

or declaration of acceleration, as the case may be, and no other Event of Default has occurred during such 60-day period that has not been cured or waived, or (y) such Indebtedness will have been discharged or the maturity thereof will have been extended such that it is not then due and payable, or the underlying default has been cured (and any acceleration based thereon of such other Indebtedness has been rescinded), within 60 days of such maturity or declaration of acceleration, as the case may be, and (B) no judgment or decree for the payment of the money due on the Notes has been obtained by the Trustee as provided in the 2001 Indenture.

   Subject to the provisions of the 2001 Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the 2001 Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the 2001 Indenture or the Notes unless:

      (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

      (2) Holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy,

      (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

      (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and

      (5) the Holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2001 Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

   The 2001 Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, Telemundo Holdings is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Telemundo Holdings also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Telemundo Holdings is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the 2001 Indenture may be amended with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding.

   The provisions under the 2001 Indenture relating to Telemundo Holdings' obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

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   Without the consent of each Holder of an outstanding Note affected thereby, no amendment may:

      (1) reduce the amount of Notes whose Holders must consent to an amendment;

      (2) reduce the rate of or extend the time for payment of interest on any Note;

      (3) reduce the principal or Accreted Value of or change the Stated Maturity of any Note;

      (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above;

      (5) make any Note payable in money other than that stated in the Notes;

      (6) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

      (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions; or

      (8) subordinate the Notes in right of payment to any other Indebtedness.

   Without the consent of any Holder, Telemundo Holdings and the Trustee may amend the 2001 Indenture:

      (1) to cure any ambiguity, omission, defect or inconsistency;

      (2) to provide for the assumption by a successor corporation of the obligations of Telemundo Holdings under the 2001 Indenture;

      (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

      (4) to add Guarantees with respect to the Notes;

      (5) to secure the Notes;

      (6) to add to the covenants of Telemundo Holdings for the benefit of the Holders or to surrender any right or power conferred upon Telemundo Holdings;

      (7) to make any change that does not adversely affect the rights of any Holder; or

      (8) to comply with any requirement of the SEC in connection with the qualification of the 2001 Indenture under the Trust Indenture Act.

   The consent of the Holders is not necessary under the 2001 Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the 2001 Indenture becomes effective, Telemundo Holdings is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

   The Registered 2001 Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. Telemundo Holdings may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. Telemundo Holdings is not required to transfer or exchange any Note selected for redemption or repurchase or to transfer or exchange any Note for a period of 15 days prior to selection of Notes to be redeemed or repurchased.

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Defeasance

   Telemundo Holdings at its option at any time may terminate all of its obligations under the Notes and the 2001 Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, Telemundo Holdings at its option at any time may terminate its obligations under "--Change of Control" and substantially all of its covenants in the 2001 Indenture, including the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation") (and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under "--Events of Default" above and the limitations contained in clauses (3) and (4) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

   Telemundo Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Telemundo Holdings exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Telemundo Holdings exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3)(y), (4),
(5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under "--Events of Default" above or because of the failure of Telemundo Holdings to comply with clause (3) under "--Certain Covenants--Merger and Consolidation" above.

   In order to exercise either defeasance option, Telemundo Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to maturity or any redemption date specified by Telemundo Holdings, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Satisfaction and Discharge

   The 2001 Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the 2001 Indenture) as to all outstanding Notes when:

      (1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee and Telemundo Holdings has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit or maturity or redemption date;

      (2) Telemundo Holdings has paid or caused to be paid all other sums then due and payable under the 2001 Indenture by Telemundo Holdings; and

      (3) Telemundo Holdings has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the 2001 Indenture relating to the satisfaction and discharge of the 2001 Indenture have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders

   The 2001 Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under

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or upon any obligation, covenant or agreement of Telemundo Holdings in the 2001
Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, will be had against any incorporator, stockholder, officer, director, employee, affiliate or controlling person of Telemundo Holdings or any successor Person or affiliate thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Concerning the Trustee

   The Bank of New York is to be the Trustee under the 2001 Indenture and has been appointed by Telemundo Holdings as Registrar and Paying Agent with regard to the Notes. Such bank may also act as a depository of funds for, or make loans to and perform other services for, Telemundo Holdings or its Affiliates in the ordinary course of business in the future.

   The Holders of a majority in principal amount at maturity of outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The 2001 Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the 2001 Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the 2001 Indenture. The Trustee may resign at any time or may be removed by Telemundo Holdings. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee will be appointed in accordance with the provisions of the 2001 Indenture.

   If the Trustee has or will acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee will either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the 2001 Indenture. The 2001 Indenture also contains certain limitations on the right of the Trustee, as a creditor of Telemundo Holdings, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

Governing Law

   The 2001 Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

      (1) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                                                       Accreted
Semi-Annual Accrual Date                                Value
------------------------                               ---------
August 15, 2001.......................................    799.61
February 15, 2002.....................................    845.59
August 15, 2002.......................................    894.21
February 15, 2003.....................................    945.63
August 15, 2003....................................... $1,000.00

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

      (2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

      (3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

      (4) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

   "Acquired Indebtedness" means Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with Telemundo Holdings or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person and not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

   "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

   "Acquisition" means:

      (1) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by Telemundo Holdings or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by Telemundo Holdings or any Restricted Subsidiary, in either case, pursuant to which such Person will become a Restricted Subsidiary or will be consolidated, merged with or into Telemundo Holdings or any Restricted Subsidiary or

      (2) any acquisition by Telemundo Holdings or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or division or a line of business of such Person or which is otherwise outside of the ordinary course of business.

   "Additional Assets" means:

      (1) any property or assets (other than Indebtedness and Capital Stock) in a Related Business,

      (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Telemundo Holdings or another Restricted Subsidiary or

      (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, Controlling or Controlled by or under direct or indirect common Control with such specified Person.

   "Affiliation Agreement" means the Umbrella Affiliation Agreement, the Cable Payments Agreement and the Station Affiliation Agreements, each as amended from time to time in accordance with the covenant under "--Certain
Covenants--Amendment of Affiliation Agreement."

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

   "amend" means amend, supplement, modify, restate, amend and restate, renew or extend, including successively; and "amended," "amending" and "amendment" have meanings correlative thereto.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Telemundo Holdings or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of :

      (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Telemundo Holdings or a Restricted Subsidiary),

      (2) all or substantially all the assets (other than Capital Stock of an Unrestricted Subsidiary) of any division or line of business of Telemundo Holdings or any Restricted Subsidiary, or

      (3) any other assets (other than Capital Stock of an Unrestricted Subsidiary) of Telemundo Holdings or any Restricted Subsidiary outside of the ordinary course of business of Telemundo Holdings or such Restricted Subsidiary (other than, in the case of (1), (2) and (3) above, (x) a disposition by a Restricted Subsidiary to Telemundo Holdings or by Telemundo Holdings or a Restricted Subsidiary to a Restricted Subsidiary and (y) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants-- Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payments); provided, however, that Asset Disposition will not include (a) a transaction or series of related transactions for which Telemundo Holdings or its Restricted Subsidiaries receive aggregate consideration less than or equal to $1.0 million, (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Telemundo Holdings as permitted under "--Certain Covenants--Merger and Consolidation"; (c) Asset Swaps permitted under "--Certain Covenants--Limitation on Asset Swaps"; (d) a disposition of Temporary Cash Investments; (e) the Network Sale; and (f) any transaction constituting a Change of Control.

   "Asset Swap" means the execution of a definitive agreement, subject only to governmental approval and other customary closing conditions, that Telemundo Holdings in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between Telemundo Holdings or any Restricted Subsidiary and another Person or group of Persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap will be deemed to be a new Asset Swap; provided, however, that the cash and other assets to be received by Telemundo Holdings or such Restricted Subsidiary which do not constitute Productive Assets do not constitute more than 25% of the total consideration to be received by Telemundo Holdings or such Restricted Subsidiary in such Asset Swap.

   "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) or until the earliest date on which the lessee may terminate such lease without penalty.

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (y) the sum of all such payments.

   "Bank Credit Agreement" means the Amended and Restated Credit Agreement, dated as of June 1, 2001 among Telemundo Group, Inc., as borrower, Telemundo Holdings, as guarantor, Credit Suisse First Boston, as administrative agent, collateral agent and issuing bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliate as syndication agent and lender, respectively, and the other lenders party thereto, together with the related documents thereto (including, without limitation, any guarantees, agreements and security documents), in each case, as such agreements, in whole or in part, may be amended, increased (but only so long as such increase is permitted under the terms of the 2001 Indenture) or Refinanced in whole or in part by one or more separate agreements.

   "Bastion" means Bastion Capital Fund, L.P., Bastion Partners L.P. and Bastion Management Corp. (the "Original Bastion Entities") and/or any other Person with respect to which the investment decisions as to the exercise of voting or consensual rights and other material decisions are ultimately controlled by substantially the same individual or individuals at the time controlling such decisions as to any of the Original Bastion Entities (including, without limitation, such individual or individuals themselves.)

   "BCF" means BCF Media, LLC, a Delaware limited liability company and a subsidiary of Bastion.

   "Board of Directors" means the Board of Directors of Telemundo Holdings or any committee thereof duly authorized to act on behalf of such Board.

   "Business Day" means each day which is not a Legal Holiday.

   "BV Capital" means Bron-Villanueva Capital, LLC, a Delaware limited liability company.

   "Cable Payments Agreement" means the Memorandum of Agreement dated August 12, 1998, between Telemundo Network Group LLC and Telemundo Group regarding certain cable payments.

   "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity and excluding any Network Rights (as defined in the Stockholders' Agreement).

   "Chicago Joint Venture Agreement" means the Amended and Restated Partnership Agreement of Video 44, dated as of February 26, 1996 by and among Essaness Theatres Corporation, Telemundo of Chicago, Inc. and Video 44 Acquisition Corp., Inc., as in effect on the date of the 2001 Indenture.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Consolidated EBITDA" for any period means the sum of Consolidated Net Income plus the following to the extent deducted in calculating such Consolidated Net Income:

      (1) Consolidated Interest Expense,

      (2) all income tax expense of Telemundo Holdings and the Restricted Subsidiaries,

      (3) depreciation expense,

      (4) amortization expense, and

      (5) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (5) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Telemundo Holdings will be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to Telemundo Holdings by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

   "Consolidated Interest Expense" means, for any period, the total interest expense, net of interest income, of Telemundo Holdings and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent Incurred by Telemundo Holdings or its Restricted
Subsidiaries:

      (1) interest expense attributable to Capital Lease Obligations,

      (2) amortization of debt discount and debt issuance costs,

      (3) capitalized interest,

      (4) non-cash interest expense,

      (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

      (6) net costs associated with Hedging Obligations (including amortization of fees),

      (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Telemundo Holdings or a Restricted Subsidiary and

      (8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by Telemundo Holdings or any Restricted Subsidiary minus, to the extent included, (x) any amortization or write-off or deferred financing costs of Telemundo Holdings and the Restricted Subsidiaries during such period and (y) any charge related to any penalty or premium paid in connection with Refinancing any Indebtedness of Telemundo Holdings or its Restricted Subsidiaries prior to its Stated Maturity.

   "Consolidated Leverage Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) the Consolidated EBITDA for the most recent four consecutive fiscal quarters for which financial information is available immediately preceding such Determination Date (the "Measurement Period").

   For purposes of calculating Consolidated EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

      (1) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

      (2) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period or after the end of such period and on or prior to such Determination Date; and

      (3) if Telemundo Holdings or any Restricted Subsidiary will have in any manner (x) acquired (through an Acquisition or the commencement of activities constituting an operating business or asset) or (y) disposed of (by way of an Asset Disposition or the Network Sale or the termination or discontinuance of activities constituting such operating business or asset) any operating business or asset during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis as if, in the case of an Acquisition or the commencement of activities constituting such operating business or asset, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Disposition or the Network Sale or termination or discontinuance of activities constituting such operating business or asset, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated EBITDA the exclusions set forth in clauses (1) through (6) of the definition of Consolidated Net Income will apply to an Acquired Person as if it were a Restricted Subsidiary).

   "Consolidated Net Income" means, for any period, the net income of Telemundo Holdings and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

      (1) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (4) below, Telemundo Holdings' equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period (or, in the case of Video 44, in respect of such period pursuant to the Chicago Joint Venture Agreement) to Telemundo Holdings or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below) and (B) Telemundo Holdings' equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income up to the aggregate amount invested by Telemundo Holdings or any Restricted Subsidiary in such Person;

      (2) any net income (or loss) of any Person acquired by Telemundo Holdings or a Subsidiary of Telemundo Holdings in a pooling of interests transaction for any period prior to the date of such acquisition;

      (3) any net income of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions (other than the Permitted Restrictions), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Telemundo Holdings, except that (A) subject to the exclusion contained in clause (4) below, Telemundo Holdings' equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Telemundo Holdings or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Telemundo Holdings' equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

      (4) any gain or loss realized upon the sale or other disposition of any assets of Telemundo Holdings or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

      (5) extraordinary gains or losses; and

      (6) the cumulative effect of a change in accounting principles.

   "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have correlative meanings.

   "Council Tree" means Council Tree Hispanic Broadcasters II, L.L.C., a Delaware limited liability company.

   "Cumulative Consolidated Interest Expense" means, as at any date of determination, Consolidated Interest Expense during the period (taken as a single accounting period) commencing on August 12, 1998 and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of Telemundo Holdings is available.

   "Cumulative EBITDA" means, as at any date of determination, the positive cumulative Consolidated EBITDA realized during the period (taken as a single accounting period) commencing on August 12, 1998 and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of Telemundo Holdings is available or, if such cumulative Consolidated EBITDA for such period is negative, the negative amount by which cumulative Consolidated EBITDA is less than zero.

   "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Depositary" means The Depository Trust Company, its nominees and their respective successors.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

      (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

      (2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

      (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control."

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time applied on a consistent basis for all applicable periods, including those set forth:

      (1) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

      (2) in statements and pronouncements of the Financial Accounting Standards Board,

      (3) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

      (4) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

      (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb (and the participle formed therefrom) will have a correlative meaning. The term "guarantor" will mean any Person Guaranteeing any obligation.

   "Hedging Obligations" of any Person means the obligations of such Person determined in accordance with GAAP pursuant to any Interest Rate Agreement or Currency Agreement.

   "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

   "Incur" means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" will have a correlative meaning. Neither the accrual of interest nor the accretion of principal of a non-interest bearing or other discount security will be deemed the Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

      (1) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

      (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

      (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

      (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

      (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (exclusive of endorsements of negotiable instruments in the ordinary course of business) but only to the extent of the lesser of the amount of such obligations and the maximum liability of such Person for the payment of such obligations;

      (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

      (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person (it being understood that Indebtedness will not include ordinary course payment obligations (not described in the foregoing clauses (1) through (8)) pursuant to a Local Marketing Agreement). For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the 2001 Indenture; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price will be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that for purposes of calculating the amount of any non-interest bearing or other discount security, such indebtedness will be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP.

   "1998 Indenture" means the indenture dated as of August 12, 1998 between Telemundo Holdings and the Bank of New York (successor to Bank of Montreal Trust Company), as trustee, under which the 1998 Notes were issued.

   "interest" means, with respect to the Notes, the sum of any interest and any Liquidated Damages on the Notes.

   "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect Telemundo Holdings or any Restricted Subsidiary against fluctuations in interest rates.

   "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of guarantee or similar arrangement or negotiable instruments held for collection) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

   "Issue Date" means the date of original issuance of the Old Notes.

   "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period. If a regular record date is a Legal Holiday, the record will not be affected.

   "Liberty" means Liberty Media Corporation and its successors, TeleCommunications Inc. and its successors, and their respective Affiliates.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Local Marketing Agreement" means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person:

      (1) obtains the right to sell at least a majority of the advertising inventory of a television station on behalf of a third party,

      (2) purchases at least a majority of the air time of a television station to exhibit programming and sell advertising time,

      (3) manages the selling operations of a television station with respect to at least a majority of the advertising inventory of such station,

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      (4) manages the acquisition of programming for a television station,

      (5) acts as a program consultant for a television station or

      (6) manages the operation of a television station generally.

   "Moody's" means Moody's Investors Service, Inc.

   "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of:

      (1) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all federal, state, provincial, foreign and local taxes attributable to such Asset Disposition,

      (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law,

      (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

      (4) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by Telemundo Holdings or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly-Owned Restricted Subsidiary, Net Available Cash will be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by Telemundo Holdings.

   "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Network Sale Agreement" means the Purchase Agreement dated August 12, 1998, among Telemundo Group, Telemundo Network, Inc. and Telemundo Network Group, L.L.C.

   "1998 Notes" means Telemundo Holdings' outstanding Series A 11 1/2% senior discount notes due 2008 originally issued on August 12, 1998, and the Series B 11 1/2% senior discount notes due 2008 issued in exchange therefor (the "1998 Registered Notes"), pursuant to a registration rights agreement dated as of August 12, 1998 between Telemundo Holdings and the initial purchasers of the 1998 Notes.

   "Notes" means Old Notes and Registered 2001 Notes.

   "Old Notes" means Unregistered 2001 Notes and 1998 Notes.

   "Permitted Holders" means (1) Bastion, (2) Liberty, (3) Sony Pictures, and
(4) any transferee of the shares of Capital Stock of Telemundo Holdings (or any rights to purchase any such Capital Stock) owned by Station Partners on the date of the 2001 Indenture in accordance with the express provisions of the Stockholders' Agreement.

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   "Permitted Investment" means:

      (1) any Investment in Telemundo Holdings or any Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business;

      (2) an Investment in any Person, if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Telemundo Holdings or any Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

      (3) Temporary Cash Investments;

      (4) receivables owing to Telemundo Holdings or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Telemundo Holdings or any such Restricted Subsidiary deems reasonable under the circumstances;

      (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (6) loans or advances to officers and employees made in the ordinary course of business consistent with past practices of Telemundo Holdings or such Restricted Subsidiary;

      (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Telemundo Holdings or any Restricted Subsidiary or in satisfaction of judgments or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade debtors or customers of Telemundo Holdings or any Restricted Subsidiary or upon the foreclosure, perfection or enforcement of a Lien in favor of Telemundo Holdings or any Restricted Subsidiary that arose in the ordinary course of business of Telemundo Holdings or such Restricted Subsidiary;

      (8) an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

      (9) an Investment in a joint venture, any Person engaged in a Related Business or any Unrestricted Subsidiary; provided that the aggregate amount of all such Investments outstanding at any time will not exceed $35 million;

      (10) Hedging Obligations entered into in compliance with the terms of the 2001 Indenture;

      (11) an Investment held by any Person on the date such Person becomes a Restricted Subsidiary so long as such Investments were not made in contemplation of such acquisition;

      (12) an Investment in any Person with which Telemundo Holdings or any Restricted Subsidiary has entered into, or has an agreement that, subject to consummation of such agreement, entitles Telemundo Holdings or any Restricted Subsidiary to enter into a Local Marketing Agreement and in any Person created by such a Local Market Agreement; provided that the aggregate amount of all such Investments, together with the aggregate amount of Indebtedness Incurred pursuant to clause (b)(12) of the "Limitation on Indebtedness" covenant, will not exceed $10 million at any time outstanding;

      (13) any Investment made with Qualified Stock or acquired as a capital contribution to Telemundo Holdings; and

      (14) any Investment required by Section 3.5(a) of the Chicago Joint Venture Agreement.

   "Permitted Liens" means, with respect to any Person:

      (1) Liens incurred or pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits

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   to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

      (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;


      (3) Liens arising out of judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review or time for appeal has not yet expired;

      (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

      (5) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

      (6) survey exceptions, encumbrances, easements or reservations of or rights of others for licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

      (7) Liens securing an Interest Rate Agreement so long as the related Indebtedness is, and is permitted under the 2001 Indenture to be, secured by a Lien on the same property securing the Interest Rate Agreement;

      (8) Liens securing Currency Agreements so long as the related Indebtedness is, and is permitted under the 2001 Indenture to be, secured by a Lien on the same property securing such Currency Agreement;

      (9) Liens in favor of Telemundo Holdings and its Wholly-Owned Restricted Subsidiaries;

      (10) Liens relating to any license of intellectual property entered into in the ordinary course of business (including programming agreements);

      (11) Liens pursuant to Local Marketing Agreements and not securing any Indebtedness;

      (12) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use; and

      (13) Liens, leases and subleases of real property which do not interfere with the ordinary conduct of the business of such Person, and which are made on customary and usual terms applicable to similar properties.

   "Permitted Restrictions" means:

      (1) the encumbrances or restrictions contained in the Bank Credit Agreement as in effect on the date of the 2001 Indenture or as thereafter amended in a manner no less favorable to the Holders in any material respect as determined in good faith by the Board of Directors of Telemundo Holdings and

      (2) any encumbrance or restriction contained in any other agreement governing Indebtedness of any Restricted Subsidiary permitted under the 2001 Indenture which encumbrance or restriction does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient to cover scheduled payments of cash interest on the Notes.

   "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

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   "Preferred Stock," as applied to the Capital Stock of any corporation, means
Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "Productive Assets" means assets used or useful in the ownership or operation of a Related Business of Telemundo Holdings or any Restricted Subsidiary, including any and all licenses, franchises and assets related thereto.

   "Public Equity Offering" means an underwritten public offering of common stock of Telemundo Holdings pursuant to an effective registration statement under the Securities Act that yields not less than $25.0 million in gross proceeds, which for purposes of the provisions described under "--Optional Redemption" only will be a primary offering for the account of Telemundo Holdings.

   "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of assets, the amount of which Indebtedness does not exceed the sum of:

      (1) 100% of the lesser of such cost or the fair market value of such assets, as determined in good faith by the Board of Directors of Telemundo Holdings, and

      (2) reasonable fees and expenses of such Person incurred in connection therewith.

   "Qualified Stock" means any Capital Stock of Telemundo Holdings that is not Disqualified Stock.

   "redeem" means redeem, repurchase, defease or otherwise acquire or retire for value; and "redemption" and "redeemed" have correlative meanings thereto.

   "Refinance" means refinance, renew, extend, replace, defease or refund, in whole or in part, including successively; and "Refinancing" and "Refinanced" have correlative meanings thereto.

   "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Telemundo Holdings or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the 2001 Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

      (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

      (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and

      (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided, further, however, that Refinancing Indebtedness will not include (x) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of Telemundo Holdings or
   (y) Indebtedness of Telemundo Holdings or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

   "Registered 2001 Notes" means Telemundo Holdings' Series D 11 1/2% senior discount notes due 2008 issued in this offering, pursuant to a registration rights agreement dated as of August 10, 2001 between Telemundo Holdings, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

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   "Related Business" means any business related, ancillary or complementary to the businesses of Telemundo Holdings, Telemundo Group or any of its Subsidiaries or the Network on the Issue Date.

   "Restricted Payment" with respect to any Person means:

      (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in Qualified Stock and dividends or distributions payable to Telemundo Holdings or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly-Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation),

      (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Telemundo Holdings held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Telemundo Holdings (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Qualified Stock),

      (3) with respect to Telemundo Holdings, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying of a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

      (4) the making of any Investment in any Person (other than a Permitted Investment), including by designation of any Subsidiary as an Unrestricted Subsidiary.

   "Restricted Subsidiary" means any Subsidiary of Telemundo Holdings that is not an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Telemundo Holdings or a Restricted Subsidiary transfers such property to a Person and Telemundo Holdings or a Restricted Subsidiary leases it from such Person.

   "SEC" means the Securities and Exchange Commission.

   "Secured Indebtedness" means any Indebtedness of Telemundo Holdings secured by a Lien.

   "Sharing Agreement" means the agreement dated August 12, 1998 between Telemundo Holdings and Telemundo Network Group LLC, pursuant to which they will share certain facilities, equipment and administrative services, as in effect from time to time.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Telemundo Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "Sony Pictures" means Sony Pictures Entertainment Inc. and its successors, Sony Corporation of America and its successors, and their respective Affiliates.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

   "Station Affiliation Agreements" means the several Station Affiliation Agreements dated August 12, 1998, between Telemundo Network Group LLC and certain Subsidiaries of Telemundo Group and any other agreement in substantially the same form with respect to any future television station of Telemundo Group or any Restricted Subsidiary.

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   "Stockholders' Agreement" means the Amended and Restated Stockholders'
Agreement dated May 31, 2001 among Telemundo Communications, Station Partners, Sony Pictures, Liberty, Council Tree, BCF, Villanueva, The Bron 2000 Trust, TLMD LLC, Bastion and BV Capital.

   "Subordinated Obligation" means any Indebtedness of Telemundo Holdings (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

   "Subsidiary" means, in respect of any Person, any corporation, association, limited liability company, limited or general partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person, or (3) one or more Subsidiaries of such Person.

   "S&P" means Standard & Poor's Ratings Group.

   "Telemundo Communications" means Telemundo Communications Group, Inc., a Delaware corporation.

   "Telemundo Group" means Telemundo Group, Inc., a Delaware corporation.

   "Telemundo Network" means Telemundo Network Group LLC, a Delaware limited liability company of which, 67% of the membership interests are owned directly or indirectly by a wholly-owned subsidiary of Telemundo Group and 33% are owned directly or indirectly by one or more Controlled Affiliates of Sony Pictures.

   "Temporary Cash Investments" means any of the following:

      (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

      (2) investments in time deposit accounts, demand deposits, Eurodollar deposits, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor,

      (3) purchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

      (4) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Telemundo Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P2" (or higher) according to Moody's or "A2" (or higher) according to S&P.

      (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's and

      (6) investments in money market funds that make investments in instruments of the type described in clauses (1) through (5) above in accordance with the regulations of the SEC under the Investment Company Act of 1940, as amended.

   "The Bron 2000 Trust" means The Bron 2000 Trust, a trust governed by California law.

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   "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of Telemundo Holdings and the Restricted Subsidiaries outstanding on a consolidated basis as of such date of determination, after giving pro forma effect to any Incurrence of Indebtedness and the application of the proceeds, including the repayment of any Indebtedness, therefrom giving rise to such determination.

   "Umbrella Affiliation Agreement" means the Memorandum of Agreement dated August 12, 1998, between Telemundo Network Group LLC and Telemundo Group regarding, among other things, revenue sharing.

   "Unregistered 2001 Notes" means Telemundo Holdings' outstanding Series C 111/2% senior discount notes due 2008 originally issued on August 10, 2001.

   "Unrestricted Subsidiary" means (1) any Subsidiary of Telemundo Holdings that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of Telemundo Holdings in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. Video 44 will be deemed to have been designated an Unrestricted Subsidiary as of August 12, 1998. The Board of Directors of Telemundo Holdings may designate any Subsidiary of Telemundo Holdings (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Telemundo Holdings or any other Subsidiary of Telemundo Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors of Telemundo Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, Telemundo Holdings could Incur $1.00 of additional Indebtedness under paragraph
(a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default will have occurred and be continuing. Any such designation by the Board of Directors of Telemundo Holdings will be evidenced by Telemundo Holdings to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

   "Video 44" means Video 44, an Illinois general partnership formed under the Chicago Joint Venture Agreement.

   "Villanueva" means Villanueva Investments, Inc., a California corporation.

   "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than Telemundo Holdings or a Restricted Subsidiary) is owned by Telemundo Holdings or one or more Wholly-Owned Restricted Subsidiaries.

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                         BOOK-ENTRY, DELIVERY AND FORM

   The Registered 2001 Notes will be issued in the form of one or more fully registered Notes in global form ("Global Notes"). The Global Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Notes directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

   Registered 2001 Notes that are issued as described below under "Certificated Notes" will be issued in definitive certificated form. Upon the transfer of Notes in definitive certificated form to a QIB, such Notes will, unless the Global Note representing the principal amount of Notes being transferred has previously been exchanged for Old Notes in definitive certificated form, be exchanged for an interest in such Global Note.

   The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   Upon the issuance of the Global Notes, the Depositary will credit, on its book-entry registration and transfer system, the amount of Registered 2001 Notes represented by such Global Notes to the accounts of participants. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Notes, or by participants or persons that hold interests through participants (with respect to the beneficial interests in the Global Notes of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

   So long as the Depositary, or its nominee, is the registered holder and owner of any Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Registered 2001 Notes represented by such Global Notes for all purposes under the 2001 Indenture and the Registered 2001 Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated Registered 2001 Notes in definitive form and will not be considered to be the owners or holders of such Global Notes for any purpose under the Registered 2001 Notes or the 2001 Indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Payment of principal of and interest on Registered 2001 Notes represented by Global Notes registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

   We expect that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. Telemundo Holdings also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. None of the Trustee, us or any paying agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

   Unless and until exchanged in whole or in part for certificated Registered 2001 Notes in definitive form, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

   Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   The Registered 2001 Notes represented by the Global Notes are exchangeable for certificated Registered 2001 Notes in definitive form of like tenor as such Registered 2001 Notes in denominations of $1,000 and integral multiples thereof if (1) the Depositary notifies Telemundo Holdings that it is unwilling or unable to continue as Depositary for the Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days or (2) we, in our discretion, at any time determine not to have all of the Registered 2001 Notes represented by the Global Notes. Any Registered 2001 Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Registered 2001 Notes issuable in authorized denominations and registered in such names as the Depositary will direct. Subject to the foregoing, the Global Notes are not exchangeable, except for the Global Notes of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

   Neither we nor the Trustee will be liable for any delay by the Depositary or its nominee in indemnifying the beneficial owners of the Registered 2001 Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the U.S. federal income tax consequences of the exchange of the Old Notes for Registered 2001 Notes to beneficial owners of Notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to the U.S. federal income tax consequences of an exchange made pursuant to this prospectus and does not address all of the tax consequences that may be relevant to holders of the Notes. Moreover, this discussion does not address the tax consequences to particular holders of Notes in light of their personal circumstances or to certain types of holders (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities, expatriates, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction) or the effect of any applicable state, local or foreign tax laws.

   YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

Exchange Pursuant to this Exchange Offer

   The exchange of an Old Note by a holder for a Registered 2001 Note pursuant to this prospectus will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, holders who exchange Old Notes for Registered 2001 Notes pursuant to this prospectus will not recognize any gain or loss and will have the same adjusted tax basis, adjusted issue price and holding period in the Registered 2001 Notes as it had in the Old Notes immediately before the exchange.

                             PLAN OF DISTRIBUTION


   Each broker-dealer that receives Registered 2001 Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered 2001 Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered 2001 Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 5, 2002, all dealers effecting transactions in the Registered 2001 Notes may be required to deliver a prospectus.


   We will not receive any proceeds from any sale of Registered 2001 Notes by broker-dealers. Registered 2001 Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered 2001 Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered 2001 Notes. Any broker-dealer that resells Registered 2001 Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Registered 2001 Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Registered 2001 Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Registered 2001 Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Registered 2001 Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the Registered 2001 Notes will be passed upon for Telemundo Holdings by Latham & Watkins, New York, New York.

                                    EXPERTS

   The financial statements of Telemundo Holdings, Inc. as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the incomparability of the 1998 financial statements of the Predecessor Company due to presentation on a different basis of accounting prior to the acquisition, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The audited financial statements of Southwest Sports Television, L.P., as of December 31, 2000 and for the year then ended included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                           TELEMUNDO HOLDINGS, INC.

Background................................................................................. P-2
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended
  December 31, 2000........................................................................ P-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended
  June 30, 2001............................................................................ P-4
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2001.................. P-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements................... P-6

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The unaudited pro forma condensed consolidated financial statements ("Pro Forma Financials") reflect the acquisition by subsidiaries of Telemundo Holdings, Inc. (collectively with its subsidiaries, "Telemundo") of certain of the assets and the assumption of certain of the liabilities of the Spanish-language television operations of Harriscope of Los Angeles, Inc. ("Harriscope"), including the full-power television station KWHY, Channel 22, serving the Los Angeles, CA market and the low-power television station KWHY-LP, Channel 22, serving the Santa Barbara, CA market (collectively "KWHY"), pursuant to the Asset Purchase Agreement dated as of February 9, 2001 (the "KWHY Agreement") for approximately $239 million (collectively the "KWHY Acquisition") plus costs and other liabilities. The KWHY Acquisition was consummated on June 1, 2001.

   The Pro Forma Financials also reflect the acquisition of certain of the assets and the assumption of certain of the liabilities of the television operations of Southwest Sports Television, L.P. ("Southwest") on September 28, 2001, including the full-power television station KXTX, Channel 39, serving the Dallas-Ft. Worth, TX market ("KXTX"), pursuant to the Asset Purchase Agreement dated as of June 25, 2001 (the "KXTX Agreement") for approximately $65 million (collectively the "KXTX Acquisition") plus costs and other liabilities.

   The accompanying Pro Forma Financials give effect to (i) the purchase of certain assets and the assumption of certain liabilities of KWHY and KXTX; (ii) the issuance of Telemundo's $530 million senior secured credit facilities ("Credit Facilities") and the retirement of the $350 million former senior secured credit facilities ("Old Credit Facilities"); (iii) the $70 million equity contribution from Telemundo's indirect shareholders; (iv) the issuance of Telemundo's $75.2 million aggregate principal amount at maturity 11.5% senior discount notes due 2008 ("New Notes"); and (v) other pro forma operating adjustments relating to the acquisitions.

   The historic information included in the Pro Forma Financials for the year ended December 31, 2000 and as of and for the six months ended June 30, 2001 has been derived from the audited financial statements of Telemundo, KWHY and KXTX for the year ended December 31, 2000 combined with their unaudited financial statements as of and for the six months ended June 30, 2001.

   The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 has been presented as if the KWHY Acquisition and the KXTX Acquisition were consummated as of January 1, 2000. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2001 has been presented as if the KWHY Acquisition and the KXTX Acquisition were consummated as of January 1, 2001. Since the KWHY Acquisition closed on June 1, 2001, five months of KWHY's operations are included in the "KWHY Pro Forma Acquisition Adjustments" column and one month of KWHY's operations have been consolidated in Telemundo's historical statement of operations in the Pro Forma Financials for the six months ended June 30, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001 has been presented as if the KXTX Acquisition had been consummated on June 30, 2001. KWHY's balance sheet accounts have been consolidated with Telemundo's historical balance sheet at June 30, 2001.

   The Pro Forma Financials should be read in conjunction with Telemundo's, KWHY's and KXTX's historical consolidated financial statements and the notes thereto. The Pro Forma Financials are not necessarily indicative of the operating results or financial position that would have been achieved had these transactions actually occurred as of the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES


      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year ended December 31, 2000
                                (In thousands)

                                                 KWHY        Telemundo                KXTX
                                              Acquisition      KWHY                Acquisition
                        Telemundo     KWHY     Pro Forma    Acquisition    KXTX     Pro Forma    Telemundo
                        Historical Historical Adjustments    Pro Forma  Historical Adjustments   Pro Forma
                        ---------- ---------- -----------   ----------- ---------- -----------   ---------
Net revenue............  $199,684   $36,604    $     --      $236,288    $12,235     $(3,933)(h) $244,590
                         --------   -------    --------      --------    -------     -------     --------
Costs and expenses:
 Direct operating
   costs...............    69,283    11,711        (683)(b)    80,311      6,217        (808)(i)   85,720
 Selling, general and
   administrative
   expenses............    54,923     9,499      (1,011)(b)    63,411      4,040      (2,394)(i)   65,057
 Corporate expenses....     5,652        --          --         5,652         --          --        5,652
 Depreciation and
   amortization........    30,903     1,045       6,570(a)     38,518      2,871        217 (e)    41,606
                         --------   -------    --------      --------    -------     -------     --------
                          160,761    22,255       4,876       187,892     13,128      (2,985)     198,035
                         --------   -------    --------      --------    -------     -------     --------
Operating income
  (loss)...............    38,923    14,349      (4,876)       48,396       (893)       (948)      46,555
Interest expense, net..   (37,719)       --     (16,966)(c)   (54,685)    (3,117)     (5,082)(g)  (62,884)
Other income, net......       235        --          --           235         --          --          235
                         --------   -------    --------      --------    -------     -------     --------
Income (loss) before
  income taxes,
  minority interest and
  extraordinary
  item.................     1,439    14,349     (21,842)       (6,054)    (4,010)     (6,030)     (16,094)
Income tax (provision)
  benefit..............    (3,248)       --       2,922(d)       (326)        --       3,917(j)     3,591
Minority interest......    (1,768)       --          --        (1,768)        --          --       (1,768)
                         --------   -------    --------      --------    -------     -------     --------
Income (loss) from
  continuing
  operations...........    (3,577)   14,349     (18,920)       (8,148)    (4,010)     (2,113)     (14,271)
                         ========   =======    ========      ========    =======     =======     ========

 See notes to unaudited pro forma condensed consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES


      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                        Six months ended June 30, 2001
                                (In thousands)

                                                 KWHY        Telemundo                KXTX
                                              Acquisition      KWHY                Acquisition
                      Telemundo   KWHY(1)      Pro Forma    Acquisition    KXTX     Pro Forma    Telemundo
                      Historical Historical Adjustments (1)  Pro Forma  Historical Adjustments   Pro Forma
                      ---------- ---------- --------------- ----------- ---------- -----------   ---------
Net revenue..........  $108,524   $14,633       $    --      $123,157    $ 3,691     $  (442)(h) $126,406
                       --------   -------       -------      --------    -------     -------     --------
Costs and expenses:
 Direct operating
   costs.............    39,617     5,009          (285)(b)    44,341      1,132        (185)(i)   45,288
 Selling, general and
   administrative
   expenses..........    32,207     4,265          (366)(b)    36,106      1,011         (21)(i)   37,096
 Corporate expenses..     3,324        --            --         3,324         --          --        3,324
 Depreciation and
   amortization......    17,549       525         2,741(a)     20,815      1,258          83(e)    22,156
                       --------   -------       -------      --------    -------     -------     --------
                         92,697     9,799         2,090       104,586      3,401        (123)     107,864
                       --------   -------       -------      --------    -------     -------     --------
Operating income
  (loss).............    15,827     4,834        (2,090)       18,571        290        (319)      18,542
Interest expense,
  net................   (20,502)       --        (2,618)(c)   (23,120)    (1,471)     (2,529)(g)  (27,120)
Other income, net....       372        --            --           372      2,850      (2,850)         372
                       --------   -------       -------      --------    -------     -------     --------
Income (loss) before
  income taxes,
  minority interest
  and extraordinary
  item...............    (4,303)    4,834        (4,708)       (4,177)     1,669      (5,698)      (8,206)
Income tax benefit...       959        --           (50)(d)       909         --       1,571(j)     2,480
Minority interest....    (1,200)       --            --        (1,200)        --          --       (1,200)
                       --------   -------       -------      --------    -------     -------     --------
Income (loss) from
  continuing
  operations.........    (4,544)    4,834        (4,758)       (4,468)     1,669      (4,127)      (6,926)
                       ========   =======       =======      ========    =======     =======     ========

--------
(1)For the period from January 1, 2001 to June 1, 2001, the date of the KWHY Acquisition.

 See notes to unaudited pro forma condensed consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 June 30, 2001
                                (In thousands)

                                                                              KXTX
                                                                           Acquisition
                                                    Telemundo      KXTX     Pro Forma    Telemundo
                                                    Historical  Historical Adjustments   Pro Forma
                                                    ----------  ---------- -----------   ----------
                      ASSETS
Current assets:
   Cash and cash equivalents....................... $    5,179   $   183    $   817 (f)  $    6,179
   Accounts receivable, net........................     48,089       351        (351)(e)     48,089
   Current portion of television programming.......      6,523     1,007      (1,007)(e)      6,523
   Prepaid expenses and other......................      5,022        90         (90)(e)      5,022
   Due from Network Company, net...................     12,147        --          --         12,147
                                                    ----------   -------    --------     ----------
       Total current assets........................     76,960     1,631        (631)        77,960
Property and equipment, net........................     78,130    10,255          --         88,385
Television programming, net of current portion.....      1,593       925        (925)(e)      1,593
Other assets.......................................     20,011        --      2,500 (f)      22,511
Broadcast licenses and other intangible assets, net    842,083    33,849      22,566(e)     898,498
                                                    ----------   -------    --------     ----------
                                                    $1,018,777   $46,660    $ 23,510     $1,088,947
                                                    ==========   =======    ========     ==========
       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable and accrued expenses........... $   39,333   $ 2,571    $ (2,571)(e) $   39,333
   Television programming obligations..............      2,178       687        (687)(e)      2,178
   Current portion of long-term debt...............         --    33,598     (33,598)            --
   Financial liabilities...........................      1,742        --          --          1,742
                                                    ----------   -------    --------     ----------
       Total current liabilities...................     43,253    36,856     (36,856)        43,253
Long-term debt, net of current portion.............    603,083        --     70,170 (f)     673,253
Deferred taxes, net................................     69,394        --      (1,571)(j)     67,823
Other liabilities..................................     23,983       266        (266)(e)     23,983
                                                    ----------   -------    --------     ----------
                                                       739,713    37,122      31,477        808,312
                                                    ----------   -------    --------     ----------
Minority interest..................................      5,652        --          --          5,652
Contingencies and commitments
Stockholder's equity:
   Common Stock, $.01 par value, 10,000 shares
     authorized and outstanding....................         --        --          --             --
Additional paid-in capital.........................    298,706     9,538      (9,538)(e)    298,706
Retained earnings (accumulated deficit)............    (24,295)       --      1,571 (j)     (22,724)
Accumulated other comprehensive loss...............       (999)       --          --           (999)
                                                    ----------   -------    --------     ----------
                                                       273,412     9,538      (7,967)       274,983
                                                    ----------   -------    --------     ----------
                                                    $1,018,777   $46,660    $ 23,510     $1,088,947
                                                    ==========   =======    ========     ==========

 See notes to unaudited pro forma condensed consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES


   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   For the trailing twelve months ending June 30, 2001, on an unaudited pro forma basis, pro forma results were as follows; net revenues--$254.7 million, operating income--$47.6 million, interest expense-- net $61.6 million, minority interest--$2.1 million, net loss--$15.3 million, and depreciation & amortization--$42.5 million.

   (a) The KWHY Acquisition purchase price for certain of the assets acquired and the assumption of certain liabilities includes approximately $2.0 million of related costs and other liabilities associated with the KWHY Acquisition and approximately $1.4 million as an Adjustment Amount to the purchase price pursuant to the KWHY Agreement. The total allocation of the $240.4 million total net purchase consideration between tangible and intangible assets and liabilities has been prepared based upon an independent valuation and purchase price allocation. The excess purchase price over the fair value of the net assets acquired has been allocated to broadcast licenses and other intangible assets.

   The assets acquired, the allocation of the total purchase price and the pro forma adjustment are determined as follows (in thousands):

Purchase price under KWHY Agreement.................................................... $239,000
Adjustment Amount to the purchase price................................................    1,403
                                                                                        --------
       Total purchase consideration....................................................  240,403
Costs and other liabilities associated with the transaction............................    2,000
Less: allocation to tangible assets....................................................   (6,279)
                                                                                        --------
Adjustment to broadcast licenses and other intangible assets, included in the Telemundo balance sheet........................................................................ $236,124
                                                                                        ========

                                                                      Six Months
                                                          Year Ended    Ended
                                                         December 31,  June 30,
                                                             2000        2001
                                                         ------------ ----------
Pro forma adjustment to amortization (based on 36 years)    $6,570      $2,741
                                                            ======      ======

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(continued)


   (b) The following items reflect the pro forma impact of the KWHY Acquisition on various expenses (in thousands):

                                                                                        Six Months
                                                                            Year Ended    Ended
                                                                           December 31,  June 30,
                                                                               2000        2001
                                                                           ------------ ----------
Savings resulting from the Telemundo national sales organization providing national spot sales services to KWHY. Representation services for
  KWHY were performed by independent representatives, whose
  compensation was eliminated.............................................    $  647       $214
Elimination of personnel, designated in the Agreement, duplicative with
  those of current Telemundo employees, net of replacements...............       683        285
Elimination of sales commissions as a result of a revision to employment
  contract................................................................       208         87
Reductions in Harriscope profit sharing to conform with Telemundo's profit
  sharing.................................................................       256        107
Impact of agreement with Harriscope to lease building which was not
  acquired................................................................      (100)       (42)
                                                                              ------       ----
                                                                              $1,694       $651
                                                                              ======       ====

                                                          Six Months
                                              Year Ended    Ended
                                             December 31,  June 30,
                                                 2000        2001
                                             ------------ ----------
Allocated as follows:
Direct operating costs......................    $  683       $285
Selling, general and administrative expenses     1,011        366
                                                ------       ----
                                                $1,694       $651
                                                ======       ====

   (c) Adjustment to reflect changes in interest expense as a result of the KWHY Acquisition (in thousands):

                                                                                      Six Months
                                                                          Year Ended    Ended
                                                                         December 31,  June 30,
                                                                             2000        2001
                                                                         ------------ ----------
Credit Facilities (average rate of 8.14% per annum).....................   $35,002     $14,585
Existing 11.5% senior discount notes....................................    17,917       7,799
Amortization of Credit Facilities debt issuance costs...................     1,735         723
10.5% Senior Notes......................................................        31          13
                                                                           -------     -------
Pro forma gross interest expense--KWHY..................................    54,685      23,120
Historical interest expense.............................................    37,719      20,502
                                                                           -------     -------
Net pro forma interest expense adjustment--KWHY.........................   $16,966     $ 2,618
                                                                           =======     =======
Extraordinary item-extinguishment of debt--write-off debt issuance costs
  for Old Credit Facilities, net of taxes...............................   $ 3,360     $ 3,095
                                                                           =======     =======

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(continued)


   For the purpose of calculating interest expense on the Credit Facilities, we assume LIBOR at 5% per annum. The above pro forma interest expense adjustment--KWHY reflects (i) the increase in the pro forma long-term debt as a result of the KWHY Acquisition included in the Telemundo balance sheet; (ii) a higher interest rate for the Credit Facilities; and (iii) the financing costs for the Credit Facilities. The write-off of the Old Credit Facilities financing costs was recorded as an extraordinary item-extinguishment of debt.

   (d) The following items reflect the pro forma impact of the KWHY Acquisition on the tax accounts (in thousands):

                                                     Six Months
                                         Year Ended    Ended
                                        December 31,  June 30,
                                            2000        2001
                                        ------------ ----------
Current tax benefit adjustment.........    $  209       $ 44
Deferred tax benefit adjustment........     2,713        (94)
                                           ------       ----
Pro forma adjustment to net tax benefit    $2,922       $(50)
                                           ======       ====

   (e) The KXTX Acquisition purchase price for certain of the assets acquired and the assumption of certain liabilities includes approximately $2.0 million of related costs and other liabilities associated with the KXTX Acquisition and approximately $0.3 million credit as an adjustment amount to the purchase price pursuant to the KXTX Agreement. The total allocation of the $64.7 million total net purchase consideration between tangible, intangible assets and liabilities is preliminary and is based on historical net book value. The excess purchase price over the fair value of the net assets acquired has been allocated to broadcast licenses and goodwill. Independent appraisals will be performed to establish the actual fair values and the allocation to be used under the purchase method of accounting. The Pro Forma Financials include KXTX Pro Forma Adjustments related to accounts and their respective operations which the Company is not acquiring.

   The assets acquired, the allocation of the total purchase price and the pro forma adjustment are determined as follows (in thousands):

Purchase price under KXTX Agreement................................... $ 65,000
Adjustment Amount to the purchase price...............................     (330)
                                                                       --------
   Total purchase consideration.......................................   64,670
Costs and other liabilities associated with the transaction...........    2,000
Less: preliminary allocation based on historical cost.................  (10,255)
                                                                       --------
Pro forma adjustment to broadcast licenses and other intangible assets   56,415
Less: historical KXTX broadcast and other intangible assets...........   33,849
                                                                       --------
Net pro forma adjustment to broadcast and other intangible assets..... $ 22,566
                                                                       ========

   A 40-year life was preliminarily used for broadcast licenses and goodwill. An allocation has not yet been determined (in thousands):

                                                              Six Months
                                              Year Ended         Ended
                                           December 31, 2000 June 30, 2001
                                           ----------------- -------------
Pro forma amortization (based on 40 years)      $1,402           $705
Less: KXTX historical amortization expense       1,185            622
                                                ------           ----
Pro forma adjustment to amortization......      $  217           $ 83
                                                ======           ====

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(continued)


   (f) The amount of borrowings under the Credit Facilities in connection with the KXTX Acquisition will equal the total purchase consideration, less the gross proceeds of the New Notes, plus initial working capital requirements ($1.0 million, net of cash not acquired of $183,000) and debt issuance costs. The following reflects the net increase in debt as a result of the KXTX Acquisition (in thousands):

Gross proceeds of New Notes............... $60,000
Borrowings under Credit Facilities........  10,170
                                           -------
Total pro forma debt......................  70,170
Less: historical KXTX debt................  33,598
                                           -------
Net total pro forma debt.................. $36,572
                                           =======
Debt issuance costs for New Notes:
Pro forma adjustment to other assets--KXTX $ 2,500
                                           =======

   (g) Adjustment to reflect the change in interest expense as a result of the KXTX Acquisition (in thousands):

                                                                   Six Months
                                                       Year Ended    Ended
                                                      December 31,  June 30,
                                                          2000        2001
                                                      ------------ ----------
Credit Facilities (rate of 7.75% per annum)..........    $  788      $  394
New Notes............................................     7,098       3,450
Amortization of Credit Facilities debt issuance costs       313         156
                                                         ------      ------
Total pro forma gross interest expense--KXTX.........     8,199       4,000
Less: KXTX historical interest expense...............     3,117       1,471
                                                         ------      ------
Net pro forma interest expense--KXTX.................    $5,082      $2,529
                                                         ======      ======

   For the purpose of calculating interest expense on the Credit Facilities, we assume LIBOR at 5% per annum. The above pro forma interest expense--KXTX adjustment reflects (i) interest on the New Notes; (ii) borrowings under the revolving credit facility; and (iii) the financing costs for the New Notes.

   (h) The following items reflect the pro forma impact of the KXTX Acquisition on revenue (in thousands):

                                                                                   Six Months
                                                                       Year Ended    Ended
                                                                      December 31,  June 30,
                                                                          2000        2001
                                                                      ------------ ----------
Net impact of revenue share calculation..............................   $(1,500)     $(270)
Elimination of revenue related to the sports production department of
  Southwest..........................................................    (2,433)      (172)
                                                                        -------      -----
                                                                        $(3,933)     $(442)
                                                                        =======      =====

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(continued)


   (i) The Southwest financial statements include operations that the Company is not acquiring. The following items reflect the pro forma impact of the KXTX Acquisition on various expenses (in thousands):

                                                                                      Six Months
                                                                          Year Ended    Ended
                                                                         December 30,  June 30,
                                                                             2000        2001
                                                                         ------------ ----------
Expenses related to the sports production department of Southwest.......    $2,092       $206
Elimination of a loss recognized on the disposition of sports production
  equipment.............................................................     1,110         --
                                                                            ------       ----
                                                                            $3,202       $206
                                                                            ======       ====

                                                          Six Months
                                              Year Ended    Ended
                                             December 30,  June 30,
                                                 2000        2001
                                             ------------ ----------
Allocated as follows:
Direct operating costs......................    $  808       $185
Selling, general and administrative expenses     2,394         21
                                                ------       ----
                                                $3,202       $206
                                                ======       ====

   (j) The following items reflect the pro forma impact of the KXTX Acquisition on the tax accounts (in thousands):

                                                     Six Months
                                         Year Ended    Ended
                                        December 30,  June 30,
                                            2000        2001
                                        ------------ ----------
Current tax benefit adjustment.........    $   --      $   --
Deferred tax benefit adjustment........     3,917       1,571
                                           ------      ------
Pro forma adjustment to net tax benefit    $3,917      $1,571
                                           ======      ======

                   INDEX TO HISTORICAL FINANCIAL STATEMENTS


                                                                                                     Page
                                                                                                     ----
                                      TELEMUNDO HOLDINGS, INC.

Annual Information (audited)
Independent Auditors' Report of Deloitte & Touche LLP...............................................  F-2
Consolidated Statements of Operations for the years ended December 31, 2000 and 1999 and the periods
  August 13 to December 31, 1998 and January 1 to August 12, 1998...................................  F-3
Consolidated Balance Sheets at December 31, 2000 and 1999...........................................  F-4
Consolidated Statements of Changes in Stockholder's Equity for the years ended December 31, 2000 and
  1999 and the periods August 13 to December 31, 1998 and January 1 to August 12, 1999..............  F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 1999 and the periods
  August 13 to December 31, 1998 and January 1 to August 12, 1998...................................  F-6
Notes to Consolidated Financial Statements..........................................................  F-7
Quarterly Information (unaudited)
Consolidated Statements of Operations for the three and six months ended June 30, 2001 and 2000..... F-19
Consolidated Balance Sheets at June 30, 2001 and December 31, 2000.................................. F-20
Consolidated Statement of Changes in Stockholder's Equity for the six months ended June 30, 2001.... F-21
Consolidated Statements of Cash Flows for the six months ended June 30, 2001 and 2000............... F-22
Notes to Consolidated Financial Statements.......................................................... F-23

                       SOUTHWEST SPORTS TELEVISION, L.P.

Annual Information (audited)
Independent Auditors' Report of Arthur Andersen LLP...................................... F-28
Statement of Income and Invested Capital for the year ended December 31, 2000............ F-29
Balance Sheet at December 31, 2000....................................................... F-30
Statement of Cash Flows for the year ended December 31, 2000............................. F-31
Notes to Financial Statements............................................................ F-32
Quarterly Information (unaudited)
Condensed Statement of Income and Invested Capital for the six months ended June 30, 2001 F-37
Condensed Balance Sheet at June 30, 2001................................................. F-38
Condensed Statement of Cash Flows for the six months ended June 30, 2001................. F-39
Notes to Condensed Financial Statements.................................................. F-40

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Telemundo Holdings, Inc. and subsidiaries
Hialeah, Florida

   We have audited the accompanying consolidated balance sheets of Telemundo Holdings, Inc. and subsidiaries ("Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999 and for the period August 13, 1998 to December 31, 1998 and as to Telemundo Group, Inc. and subsidiaries ("Predecessor"), the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period January 1, 1998 to August 12, 1998. Our audits also included the financial statement schedule listed as Schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Telemundo Holdings, Inc. and subsidiaries as of December 31, 2000 and l999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and for the period August 13, 1998 to December 31, 1998 and as to the Predecessor, the results of their operations and their cash flows for the period January 1, 1998 to August 12, 1998, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   As disclosed in Note 1 in the consolidated financial statements, in 1998 the Predecessor Company was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable.

                                          /S/ DELOITTE & TOUCHE LLP

March 12, 2001
New York, New York

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (in thousands)

                                                                Company                 Predecessor
                                                 -------------------------------------  ------------
                                                  Year ended   Year ended  August 13 to January 1 to
                                                 December 31, December 31, December 31,  August 12,
                                                     2000         1999         1998         1998
                                                 ------------ ------------ ------------ ------------
Net revenue.....................................   $199,684     $165,534     $ 68,667     $124,671
                                                   --------     --------     --------     --------
Costs and expenses:
   Direct operating costs.......................     69,283       62,511       22,109       63,861
   Selling, general and administrative expenses.     54,923       48,325       16,921       25,515
   Network expenses.............................         --           --           --       18,546
   Corporate expenses...........................      5,652        5,927        1,922        4,130
   Depreciation and amortization................     30,903       28,394       10,640        9,024
                                                   --------     --------     --------     --------
                                                    160,761      145,157       51,592      121,076
                                                   --------     --------     --------     --------
Operating income................................     38,923       20,377       17,075        3,595
Merger related expenses.........................         --           --           --       (5,506)
Interest expense, net...........................    (37,719)     (36,447)     (14,618)     (13,067)
Other income (expense), net.....................        235         (473)          --           --
                                                   --------     --------     --------     --------
Income (loss) before income taxes and minority
  interest......................................      1,439      (16,543)       2,457      (14,978)
Income tax benefit (provision)..................     (3,248)       4,467       (1,379)      (3,113)
Minority interest...............................     (1,768)      (1,475)        (606)      (1,898)
                                                   --------     --------     --------     --------
Net income (loss)...............................   $ (3,577)    $(13,551)    $    472     $(19,989)
                                                   ========     ========     ========     ========


                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                                   December 31, December 31,
                                                                                       2000         1999
                                                                                   ------------ ------------
                                     ASSETS
Current assets:
   Cash and cash equivalents......................................................   $  3,284     $  7,204
   Accounts receivable, less allowance for doubtful accounts of $8,219 and $7,992.     37,859       30,487
   Current portion of television programming......................................      5,109        4,442
   Prepaid expenses and other.....................................................      4,111        3,292
   Due from Network Company, net..................................................     13,719        7,491
                                                                                     --------     --------
       Total current assets.......................................................     64,082       52,916
Property and equipment, net.......................................................     71,067       57,642
Television programming, net of current portion....................................      1,456        1,270
Other assets......................................................................     10,619       13,473
Broadcast licenses and other intangible assets, net...............................    614,136      621,585
                                                                                     --------     --------
                                                                                     $761,360     $746,886
                                                                                     ========     ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses..........................................   $ 42,305     $ 38,657
   Television programming obligations.............................................      2,218        1,928
   Current portion of long-term debt..............................................      5,031        5,469
                                                                                     --------     --------
       Total current liabilities..................................................     49,554       46,054
Long-term debt, net of current portion............................................    400,199      396,962
Deferred taxes, net...............................................................     69,738       69,980
Other liabilities.................................................................     24,192       27,445
                                                                                     --------     --------
                                                                                      543,683      540,441
                                                                                     --------     --------
Minority interest.................................................................      5,627        5,511
                                                                                     --------     --------
Contingencies and commitments
Stockholders' equity:
   Common Stock, $.01 par value, 10,000 shares authorized and outstanding at
     December 31, 2000 and 1999...................................................         --           --
Additional paid-in capital........................................................    228,706      214,013
Retained earnings (accumulated deficit)...........................................    (16,656)     (13,079)
                                                                                     --------     --------
                                                                                      212,050      200,934
                                                                                     --------     --------
                                                                                     $761,360     $746,886
                                                                                     ========     ========

                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                       (in thousands, except share data)

                                      Number of Shares Outstanding        Common Stock
                                     -----------------------------  -----------------------
                                                                                                          Retained
                                             Series A    Series B          Series A Series B Additional   Earnings
                                     Common   Common      Common    Common  Common   Common   Paid-In   (Accumulated
                                     Stock    Stock       Stock     Stock   Stock    Stock    Capital     Deficit)
                                     ------ ----------  ----------  ------ -------- -------- ---------- ------------
Predecessor:
Balance, December 31, 1997..........     --  7,129,614   3,088,341   $ --    $ 71     $ 31    $ 71,761    $(41,954)
Net loss............................     --         --          --     --      --       --          --     (19,989)
Warrant conversions.................     --    523,988          --     --       5       --       3,742          --
Stock conversions...................     --      1,843      (1,843)    --      --       --          --          --
                                     ------ ----------  ----------   ----    ----     ----    --------    --------
Balance, August 12, 1998............     --  7,655,445   3,086,498     --      76       31      75,503     (61,943)
Company:
Elimination of former equity
 interests..........................     -- (7,655,445) (3,086,498)    --     (76)     (31)    (75,503)     61,943
Common Stock issued in
 connection with the Merger......... 10,000         --          --     --      --       --     273,993          --
Distribution in excess of continuing
 shareholder's basis................     --         --          --     --      --       --     (59,980)         --
Net income..........................     --         --          --     --      --       --          --         472
                                     ------ ----------  ----------   ----    ----     ----    --------    --------
Balance, December 31, 1998.......... 10,000         --          --     --      --       --     214,013         472
Net loss............................     --         --          --     --      --       --          --     (13,551)
                                     ------ ----------  ----------   ----    ----     ----    --------    --------
Balance, December 31, 1999.......... 10,000         --          --     --      --       --     214,013     (13,079)
Net loss............................     --         --          --     --      --       --          --      (3,577)
Capital contribution from TCG.......     --         --          --     --      --       --      14,693          --
                                     ------ ----------  ----------   ----    ----     ----    --------    --------
Balance, December 31, 2000.......... 10,000         --          --   $ --    $ --     $ --    $228,706    $(16,656)
                                     ====== ==========  ==========   ====    ====     ====    ========    ========




                                     Stockholder's
                                        Equity
                                     -------------
Predecessor:
Balance, December 31, 1997..........   $ 29,909
Net loss............................    (19,989)
Warrant conversions.................      3,747
Stock conversions...................         --
                                       --------
Balance, August 12, 1998............     13,667
Company:
Elimination of former equity
 interests..........................    (13,667)
Common Stock issued in
 connection with the Merger.........    273,993
Distribution in excess of continuing
 shareholder's basis................    (59,980)
Net income..........................        472
                                       --------
Balance, December 31, 1998..........    214,485
Net loss............................    (13,551)
                                       --------
Balance, December 31, 1999..........    200,934
Net loss............................     (3,577)
Capital contribution from TCG.......     14,693
                                       --------
Balance, December 31, 2000..........   $212,050
                                       ========

                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                  Company                 Predecessor
                                                                   -------------------------------------  -----------
                                                                                                           January 1
                                                                    Year ended   Year ended  August 13 to     to
                                                                   December 31, December 31, December 31, August 12,
                                                                       2000         1999         1998        1998
                                                                   ------------ ------------ ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................................   $ (3,577)    $(13,551)   $     472    $(19,989)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.................................     30,903       28,394       10,640       9,024
    Interest accretion............................................     17,267       15,479        5,657       3,732
    Provision for losses on accounts receivable...................      1,260        1,423          542       1,720
    Minority interest.............................................      1,768        1,475          606       1,898
    Deferred taxes................................................       (242)      (6,669)        (605)         --
Changes in assets and liabilities:
    Accounts receivable...........................................     (7,265)        (126)      13,570       5,956
    Television programming........................................       (853)       2,876          167        (462)
    Television programming obligations............................        342          625         (909)     (1,684)
    Due from Network Company, net.................................     (6,228)      (3,867)      (3,624)         --
    Accounts payable, accrued expenses and other..................      4,393        4,893       (5,837)     13,467
                                                                     --------     --------    ---------    --------
       Net cash provided by operating activities..................     37,768       30,952       20,679      13,662
                                                                     --------     --------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment, net..........................    (22,123)     (14,608)      (3,506)     (6,569)
                                                                     --------     --------    ---------    --------
       Net cash used in investing activities......................    (22,123)     (14,608)      (3,506)     (6,569)
                                                                     --------     --------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under Credit Facilities..................      2,000        2,000      300,000          --
Payments under Credit Facilities..................................    (16,468)     (15,000)     (31,000)         --
Proceeds from Equity Contributions................................         --           --      273,993          --
Proceeds from issuance of Senior Discount Notes...................         --           --      125,000          --
Proceeds from Network Sale........................................         --           --       73,993          --
Repurchase of Predecessor equity interests........................         --           --     (518,282)         --
Repurchase of 10.5% Senior Notes, consent fees and related
 costs............................................................         --           --     (217,452)         --
Repayment of other indebtedness and related costs.................         --           --         (192)         --
Deferred financing costs..........................................         --           --      (14,500)         --
Merger costs......................................................     (1,475)      (1,527)      (5,791)         --
Proceeds from exercise of options and warrants....................         --           --           --       3,747
Payments of obligations under capital leases......................         --           --           --        (424)
Borrowings under Old Credit Facility..............................         --           --           --       7,925
Payments under Old Credit Facility and related costs..............         --           --         (272)    (11,721)
Payments to minority interest partner.............................     (3,622)      (3,293)        (996)     (1,992)
                                                                     --------     --------    ---------    --------
       Net cash used in financing activities......................    (19,565)     (17,820)     (15,499)     (2,465)
                                                                     --------     --------    ---------    --------
(Decrease) increase in cash and cash equivalents..................     (3,920)      (1,476)       1,674       4,628
Cash and cash equivalents, beginning of period....................      7,204        8,680        7,006       2,378
                                                                     --------     --------    ---------    --------
Cash and cash equivalents, end of period..........................   $  3,284     $  7,204    $   8,680    $  7,006
                                                                     ========     ========    =========    ========

                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

   Telemundo Holdings, Inc. ("Holdings", and collectively with its subsidiaries, the "Company") is one of two national Spanish-language television broadcast companies currently operating in the United States. The Company owns and operates eight full-power UHF television stations serving the following Hispanic Market Areas ("Market Areas" refers to Designated Market Area, a term developed by Nielsen TV and used by the television industry to describe a geographically distinct television market) in the United States--Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio and Denver. The Company also owns and operates the leading full-power VHF television station and related production facilities in Puerto Rico. The Company's stations broadcast a wide variety of network programming, including telenovelas (soap operas), talk shows, movies, entertainment programs, national and international news, sporting events, children's programming, music, comedy and dramatic series. Network programming is provided by Telemundo Network Group LLC (the "Network Company"), an affiliate of the Company. In addition, the Company supplements its network programming with local programming focused on local news and community events.

Basis of Presentation

   Holdings was originally formed as a holding company in connection with the August 1998 acquisition of Telemundo Group, Inc. and its subsidiaries ("TGI") by Liberty Media Corporation (together with its subsidiaries, "Liberty"), Sony Pictures Entertainment Inc. (together with its subsidiaries, "Sony Pictures") and Station Partners, LLC ("Station Partners") (the "Merger"). The purchase method of accounting was used to record assets acquired and liabilities assumed. As a result of the Merger and related transactions, the accompanying financial statements of the Predecessor (for purposes of the financial statements and related notes, the term ("Predecessor") refers to TGI prior to the Merger and related transactions) and the Company are not comparable in all material respects and are separated by a line, since the financial statements report results of operations and cash flows of these two separate entities.

Principles of Consolidation

   The consolidated financial statements include the accounts of Holdings and its subsidiaries for the years ended December 31, 2000, 1999 and the 1998 Combined Periods, respectively. All significant intercompany balances and transactions have been eliminated in consolidation. The operations of the Company's and the Predecessor's 74.5% interest in a joint venture ("Video 44") which owns WSNS-TV, Channel 44 in Chicago, are consolidated with those of the Company and of the Predecessor. The accounting impact of the interest attributable to the partner which owns the remaining 25.5% of Video 44 is reflected as minority interest.

Use of Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

   The Company considers short-term investments with an original maturity of three months or less to be cash equivalents.

Television Programming

   Television programming rights are carried at the lower of unamortized cost or estimated net realizable value. The costs of the rights are amortized on varying bases related to the license period, usage of the programs and management's estimate of revenue to be realized from each airing of the programs.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

Depreciation and Amortization

   Property and equipment and broadcast licenses and other intangible assets are depreciated by the straight-line method over estimated useful lives.

Broadcast Licenses and Other Intangible Assets

   Broadcast licenses and other intangible assets represent the Merger consideration not attributable to specific tangible assets at the time of the Merger.

   The Company evaluates the recoverability of its investment in long-term tangible and intangible assets in relation to anticipated cash flows on an undiscounted basis. If the estimated future cash flows were projected to be less than the carrying value, an impairment write-down would be recorded based upon fair value.

Revenue Recognition

   Revenue for the Company is derived primarily from the sale of advertising time on a national spot and local basis and is net of advertising agency commissions. The Company's revenue is also impacted by the revenue sharing aspect of the Affiliation Agreement (as defined in Note 2). Revenue was derived by the Predecessor from the sale of national spot and local advertising time, the sale of blocks of broadcast time, the sale of advertising time on a network basis, international program sales and also from affiliate representation fees. Revenue is recognized when earned, i.e., when the advertisement is aired. The Company reviews the collectibility of its accounts receivable and adjusts its allowance for doubtful accounts accordingly. During 2000, 1999 and 1998 Combined Periods, no customer accounted for more than 10% of the Company's or the Predecessor's revenue. The Company enters into barter transactions for advertising, which are recorded at the determinable fair value of the advertising surrendered or received in the exchange.

Income Taxes

   Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in the consolidated financial statements or tax returns. A valuation allowance is recorded if it is more likely than not that a deferred tax asset will not be realized.

Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited because of the Company's broad range of advertisers in various geographic regions. The Company performs credit evaluations of its advertisers and provides allowances as deemed necessary.

Segment Reporting

   The Company operates in one principal industry segment, television broadcasting. Separate segment disclosures are not applicable.

Derivative Financial Instruments

   The Company uses derivative financial instruments to manage funding costs and risks associated with changes in interest rates. The derivative instruments used include two interest rate swap contracts. The Company does not use any of these instruments for trading purposes. Statement of Financial Accounting Standards ("SFAS") 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137,

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of January 1, 2001. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Gains and losses resulting from changes in the values of those derivatives would be accounted for as either components of earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The Company will adopt SFAS Nos. 133 and 138 on January 1, 2001. Adoption of these new accounting standards will have no immediate effect on net income, and will result in an increase in financial assets and other comprehensive income of approximately $3.5 million as of January 1, 2001.

   The Company's credit risk associated with these derivative contracts is generally limited to the unrealized gain on those contracts with a positive fair market value, should any counterparty fail to perform as contracted. The counterparty to the Company's derivative contracts is a major international financial institution. The Company continually monitors the credit quality of this financial institution and does not expect non-performance by the counterparty.

   Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net payments are recognized as an adjustment to interest.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition, ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met in order to recognize revenue and provides guidance for disclosures related to revenue recognition policies. In June 2000, the SEC issued SAB 101B, Second Amendment: Revenue Recognition in Financial Statements which extended the effective date of SAB 101 to the fourth quarter of 2000. The adoption of SAB 101 did not have an impact on the Company's consolidated financial statements.

Reclassifications

   Certain reclassifications have been made in the prior years' consolidated financial statements to conform with the current year's presentation.

2. MERGER AND RELATED TRANSACTIONS

   Holdings was originally formed as a holding company in connection with the August 1998 acquisition of TGI by Liberty, Sony Pictures and Station Partners.

   In connection with the Merger, in August 1998, the Network Company entered into an affiliation agreement with the Company and related affiliation agreements with the Company's stations (collectively, the "Affiliation Agreement"), pursuant to which the Network Company provides network programming to the Company, and the Company and the Network Company pool and share advertising revenue pursuant to a revenue sharing arrangement. Pursuant to the Affiliation Agreement, the Company receives a formula-based share of pooled advertising revenue generated by the Company and the Network Company. The following revenue sources (collectively, the "Aggregate Net Advertising Receipts") are included in the pooled revenue: (i) 61% of the net advertising revenue received by the Network Company pursuant to the sale of network advertising and (ii) 100% of the net advertising revenue received by the Company (excluding WKAQ) from the sale of local and national

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES spot advertising time. The pooled revenue is shared between the Company and the Network Company, with the Company's share based on the following formula for the first year of the agreement: (i) 80% of the first $130 million of Aggregate Net Advertising Receipts; plus (ii) 55% of the incremental Aggregate Net Advertising Receipts above $130 million up to $230 million; plus (iii) 45% of the incremental Aggregate Net Advertising Receipts above $230 million. After the first year, the threshold levels (i.e., $130 million and $230 million) increase 3% annually.

   The Company incurs non-network marketing/promotional expenditures, programming expenditures and capital expenditures for its stations. All network programming costs are borne by the Network Company. As part of the Affiliation Agreement, the Network Company and the Company agreed, subject to various conditions, to incur certain programming, marketing/promotional and capital expenditures in each year. These expenditures may be reduced or eliminated based on financial tests, which assume such expenditures produce positive financial results (i.e., incremental revenue). The Company can also elect to incur a portion of such expenditures in a subsequent year.

3. THE RESTRUCTURING AND RELATED TRANSACTIONS

   The former stockholders of Holdings consummated a restructuring of interests on December 15, 2000 (the "Restructuring"). As part of the Restructuring, each of Sony Pictures, Station Partners and Liberty contributed, among other things, all of their capital stock in Holdings to Telemundo Communications Group, Inc., a Delaware corporation ("TCG"), in exchange for shares of common stock of TCG. In connection with the Restructuring, Holdings' voting interests are now beneficially owned, indirectly through ownership of voting interests of TCG, by Bron-Villanueva Capital, LLC ("BV Capital"), Sony Pictures, Liberty and Station Partners. Station Partners is currently owned by Council Tree Hispanic Broadcasters II, L.L.C. ("Council Tree") and Bastion Capital Fund, L.P. ("Bastion") through its subsidiary, BCF Media, LLC, a Delaware limited liability company ("BCF"). Bastion is an affiliate of BV Capital. Liberty's interest in TCG is subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all of the shares of common stock of TCG beneficially owned by Liberty.

   As a part of the Restructuring, Council Tree purchased all of Apollo Investment Fund III, L.P.'s ("Apollo") membership interests in Station Partners. Also in connection with the Restructuring, Council Tree (through an affiliate) contributed KMAS-TV ("KMAS"), valued at $15 million, Channel 24, Steamboat Springs, Colorado, KSBS-LP, Channel 67, Denver, Colorado, KMAS-LP, Channel 63, Estes Park, Colorado and K34FB, Channel 34, Pueblo, Colorado (collectively, the "Denver Stations") to Station Partners, which subsequently contributed the Denver Stations to the Company.

   As a result of the Restructuring, TCG, through its subsidiary, Telemundo Network Interest, Inc. ("TNI"), acquired 67% of the membership interests in the Network Company, all of whose membership interests were previously owned by Liberty and Sony Pictures. Specifically, Liberty contributed, through the contribution of 100% of the capital stock of one of its subsidiaries to TCG, 50% of the outstanding membership interests of the Network Company in exchange for shares of TCG. In addition, Sony Pictures contributed, through a subsidiary, 17% of the outstanding membership interests of the Network Company to TCG in exchange for shares of TCG. As a result, Sony Pictures retained 33% of the Network Company's membership interests and TCG is the managing member of the Network Company.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

   The components, useful lives and accumulated depreciation and amortization of the Company's property and equipment are as follows (dollars in thousands):

                                                 Estimated
                                                Useful Lives
December 31                                      (in years)    2000     1999
-----------                                     ------------ --------  -------
Land...........................................     N/A      $  7,690  $ 7,690
Buildings and improvements.....................   20 to 40     15,180   14,752
Broadcast and other equipment..................   2 to 13      52,270   37,732
Construction in progress.......................     N/A         9,191    2,696
Leasehold improvements.........................      *          4,237    3,415
                                                             --------  -------
                                                               88,568   66,285
Less: accumulated depreciation and amortization               (17,501)  (8,643)
                                                             --------  -------
                                                             $ 71,067  $57,642
                                                             ========  =======

--------
*Shorter of life of lease or useful life of asset.

5. BROADCAST LICENSES AND OTHER INTANGIBLE ASSETS

   The components, useful lives and accumulated amortization of the Company's broadcast licenses and other intangible assets are as follows (dollars in thousands):

                                Estimated
                               Useful Lives
December 31                     (in years)    2000      1999
-----------                    ------------ --------  --------
FCC broadcast licenses........      40      $437,313  $427,593
Goodwill......................      40       199,625   195,002
Affiliation Agreement.........      10         1,000     1,000
Advertiser base...............       5        25,110    25,110
Other.........................       3         3,271     3,271
                                            --------  --------
                                             666,319   651,976
Less: accumulated amortization               (52,183)  (30,391)
                                            --------  --------
                                            $614,136  $621,585
                                            ========  ========

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   The components of the Company's accounts payable and accrued expenses are as follows (in thousands):

December 31                           2000    1999
-----------                          ------- -------
Accounts payable.................... $10,656 $ 6,185
Accrued compensation and commissions   7,268   5,537
Accrued agency commissions..........   8,090   7,412
Accrued merger costs................   5,322   6,998
Accrued interest expense............     143   2,203
Other accrued expenses..............  10,826  10,322
                                     ------- -------
                                     $42,305 $38,657
                                     ======= =======

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

7. LONG-TERM DEBT

   The components of the Company's long-term debt are as follows (in thousands):

December 31                                                 2000      1999
-----------                                               --------  --------
Credit Facilities........................................ $241,532  $256,000
Senior Discount Notes....................................  163,393   146,126
10 1/2% Senior Notes.....................................      305       305
                                                          --------  --------
                                                           405,230   402,431
Less: current portion....................................   (5,031)   (5,469)
                                                          --------  --------
                                                          $400,199  $396,962
                                                          ========  ========

   Significant terms of the Company's debt agreements are as follows:

      Credit Facilities: The Credit Facilities provide for aggregate borrowings of up to $350 million ("Credit Facilities") (currently $241.5 million is outstanding). The Credit Facilities consist of a $25 million amortizing term loan with a final maturity of September 30, 2005 (the "Tranche A Term Loan"), a $175 million amortizing term loan with a final maturity of March 31, 2007 (the "Tranche B Term Loan") and a $150 million revolving credit facility with a final maturity of September 30, 2005 (the "Revolving Credit Facility").

      The Tranche A Term Loan amortizes quarterly beginning December 31, 1999 and the scheduled principal repayments increase each year. The Tranche B Term Loan requires equal quarterly principal repayments beginning December 31, 1999, with a $162.3 million balloon payment due March 31, 2007. The Revolving Credit Facility has scheduled annual reductions in availability beginning December 31, 2001. There was $47 million outstanding under the Revolving Credit Facility at December 31, 2000.

      The Tranche A Term Loan and the Revolving Credit Facility bear interest based upon either the London Interbank Offered Rates ("LIBOR") or the Alternate Base Rate (greater of the prime rate or federal funds rate plus 0.5%), plus an interest rate margin determined by reference to the ratio of TGI's debt to EBITDA (as defined in the Credit Facilities) for the four fiscal quarters most recently concluded (the "Leverage Ratio"). The interest rate margins applicable to LIBOR borrowing range from 0.75% to 1.875% per annum. The interest rate margins applicable to Alternate Base Rate borrowing range from zero to 0.875%. At December 31, 2000, the interest rate applicable to the Tranche A Term Loan and the Revolving Credit Facility was 7.438% and 7.4638%, respectively, which is based upon LIBOR and includes an interest rate margin of 1.0% (and excludes the effects of the interest rate hedges described below). The Revolving Credit Facility also provides for payment of a commitment fee of 0.5% per annum of the unused portion, which may be reduced based upon the Leverage Ratio, as defined in the Credit Facility. At December 31, 2000 the commitment fee was 0.25%.

      The interest rate margins applicable to the Tranche B Term Loan LIBOR borrowing and the Alternate Base Rate borrowing are fixed at 2.125% and 1.125%, respectively. At December 31, 2000, the interest rate applicable to the Tranche B Term Loan was 8.563%, which is based upon LIBOR and includes an interest rate margin of 2.125%.

      The Credit Facilities require mandatory prepayments under certain circumstances related to an asset sale, an equity issuance or the incurrence of additional indebtedness. In addition, the Company is required to prepay outstanding principal within 90 days of year end, beginning December 31, 2000, in an amount equal to 75% of excess cash flow (as defined in the Credit Facilities) if the Company's ratio of total debt to

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

   EBITDA (as defined in the Credit Facilities) is greater than or equal to five to one, less $5 million. If the Company's ratio of total debt to EBITDA is less than five to one, then the Company is required to pay outstanding principal in an amount equal to 50% of "excess cash flow", less $5 million. No principal payments pursuant to this provision were required for 2000. The Company can prepay the Credit Facilities at any time. Prepayments are allocated pro-rata to the Tranche A Term Loan and the Tranche B Term Loan in the inverse order of maturity. The Credit Facilities are collateralized by substantially all of the assets of Holdings and each wholly-owned domestic U.S. subsidiary of TGI.

      Senior Discount Notes: The 11.5% Senior Discount Notes were issued in August 1998 in aggregate principal amount at maturity of $218.8 million, which are unsecured obligations of the Company (the "Senior Discount Notes"). The Senior Discount Notes were issued at a substantial discount from their stated principal amount at maturity and were structured to produce a yield to maturity of 11.5% per annum. The Senior Discount Notes begin accruing cash interest on August 15, 2003 and require semi-annual interest payments beginning on February 15, 2004 on their principal amount at maturity at a rate of 11.5% per annum. The principal balance is due in its entirety on August 15, 2008.

      10.5% Senior Notes: The 10.5% Senior Notes were issued at a discount in February 1996 and were structured to produce a yield-to-maturity of 10.5% per annum (the "10.5% Senior Notes"). The 10.5% Senior Notes are unsecured obligations and require semi-annual interest payments at the rate of 7% per annum on their principal amount at maturity through and including February 15, 1999, and after such date bear interest at a rate of 10.5% per annum on their principal amount at maturity. The principal balance is due in its entirety on February 26, 2006. In connection with the Merger, 99.9% of the outstanding principal amount was repurchased.

      The Credit Facilities require the Company to maintain certain financial ratios and, along with the Senior Discount Notes, impose on the Company certain limitations or prohibitions, including those relating to: (i) the incurrence of indebtedness or the guarantee or assumption of indebtedness;
   (ii) the creation or incurrence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company; (v) the payment of dividends or the redemption or repurchase of any capital stock or subordinated indebtedness of the Company; (vi) change of control and (vii) investments and acquisitions.

      The Credit Facilities financial debt covenants require TGI to maintain certain ratios of consolidated debt to EBITDA, consolidated interest expense coverage ratios and consolidated fixed charge coverage ratios.

      Interest paid was $23.4 million, $20.0 million, $6.3 million and $13.8 million for 2000, 1999, for the period August 13 to December 31, 1998 and the period January 1 to August 12, 1998, respectively.

      Pursuant to the Credit Facilities, TGI is required to hedge the interest rate on 50% of the outstanding Tranche A and Tranche B Term Loans through August 13, 2000. The Company manages interest rate exposure by swapping floating rate for fixed rate interest. As part of such management of interest rate exposure, TGI entered into derivative instruments to swap a floating interest rate for a fixed rate for a portion of its debt. At December 31, 2000, TGI had two interest rate swap contracts exchanging a floating interest rate for a fixed rate for notional values of $100 million each. Under this type of interest rate swap, notional amounts do not quantify risk or represent assets or liabilities of TGI, but are only used in the calculation of cash interest settlements under the contracts. These contracts are effective from September 29, 1998 (with a fixed LIBOR equivalent interest rate of 5.145%) and December 10, 1998 (with a fixed LIBOR equivalent interest rate of 5.135%), respectively, to August 13, 2003. The fair value of these arrangements as of December 31, 2000 was $3.5 million. The Company does not currently reflect the fair value or changes in the fair value of these arrangements in the consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

8. INCOME TAXES

   For the year 2000, the Company and its domestic subsidiaries are part of a consolidated federal income tax return that includes TCG. For the year 1999 and the period August 13 to December 31, 1998, the Company and its domestic subsidiaries filed a consolidated federal income tax return. Prior to the Merger, the Predecessor and its domestic subsidiaries filed a consolidated federal income tax return. The Company files a separate Puerto Rico income tax return for its operations in Puerto Rico. The income tax benefit (provision) consisted of the following (dollars in thousands):

                                        Company                 Predecessor
                         -------------------------------------  -----------
                                                                 January 1
                          Year Ended   Year Ended  August 13 to     to
                         December 31, December 31, December 31, August 12,
                             2000         1999         1998        1998
                         ------------ ------------ ------------ -----------
Current:
Federal, state and other   $  (544)     $  (168)     $  (318)     $  (467)
Puerto Rico(a)..........    (2,946)      (2,034)      (1,666)      (2,646)
                           -------      -------      -------      -------
                            (3,490)      (2,202)      (1,984)      (3,113)
Deferred:
Federal and state.......     2,028        9,518          605           --
Puerto Rico.............    (1,786)      (2,849)          --           --
                           -------      -------      -------      -------
                               242        6,669          605           --
                           -------      -------      -------      -------
                           $ 3,248)     $ 4,467      $(1,379)     $(3,113)
                           =======      =======      =======      =======

--------
(a)Primarily a provision for withholding taxes related to intercompany interest.

   The following reconciles the amount which would be provided by applying the 35% federal statutory rate to net income (loss) before income taxes to the federal income taxes actually provided (in thousands):

                                                                         Company                 Predecessor
                                                          -------------------------------------  -----------
                                                                                                  January 1
                                                           Year Ended   Year Ended  August 13 to     to
                                                          December 31, December 31, December 31, August 12,
                                                              2000         1999         1998        1998
                                                          ------------ ------------ ------------ -----------
Income tax benefit (provision) assuming federal statutory
  rate...................................................   $   115      $ 6,306      $  (648)     $ 5,907
Puerto Rico withholding tax, net of federal benefit......    (1,295)      (1,214)      (1,083)      (1,720)
State and other taxes, net of federal benefit............      (201)         523         (146)        (304)
Goodwill.................................................    (1,712)      (1,751)        (684)          --
Other....................................................      (155)         603         (139)      (2,761)
Change in valuation allowance............................        --           --        1,321       (4,235)
                                                            -------      -------      -------      -------
Income tax benefit (provision)...........................   $(3,248)     $ 4,467      $(1,379)     $(3,113)
                                                            =======      =======      =======      =======

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

   The tax effects comprising the Company's net deferred taxes are as follows (in thousands):

                                                                                   December 31,
                                                                               --------------------
                                                                                 2000       1999
                                                                               ---------  ---------
Deferred Tax Assets:
   Net operating losses ("NOLs").............................................. $  90,883  $ 101,072
   Allowance for doubtful accounts............................................     2,908      2,808
   Senior Discount Notes original issue discount..............................    14,906      8,172
   Alternative minimum tax credits............................................       604        524
   Other......................................................................     4,394      6,389
                                                                               ---------  ---------
                                                                                 113,695    118,965
   Valuation allowance........................................................   (40,039)   (40,039)
                                                                               ---------  ---------
                                                                                  73,656     78,926
                                                                               ---------  ---------
Deferred Tax Liabilities:
   Amortization of FCC broadcast licenses and other identifiable intangibles, net......................................................................  (141,440)  (146,117)
   Accelerated depreciation...................................................    (1,954)    (2,789)
                                                                               ---------  ---------
                                                                                (143,394)  (148,906)
                                                                               ---------  ---------
Net deferred tax liability.................................................... $ (69,738) $ (69,980)
                                                                               =========  =========

   Limitations imposed by Section 382 of the Internal Revenue Code limit the amount of NOLs which will be available to offset the Company's future U.S. taxable income. Accordingly, a valuation allowance has been established to offset the NOLs that the Company will be unable to utilize.


   The Company has federal NOLs expiring as follows (in thousands):


2002............................................... $ 32,850
2003...............................................   31,227
2004...............................................    6,294
2005...............................................   31,855
2006...............................................   27,012
2007...............................................    8,779
2008...............................................      289
2009...............................................   10,843
2010...............................................   24,337
2011...............................................    8,363
2017...............................................    8,042
2018...............................................   43,142
                                                    --------
                                                    $233,033
                                                    ========

   The Company also has state tax NOLs in various jurisdictions.

   The Company paid federal, state and Puerto Rico income and withholding taxes of $5.4 million, $5.7 million and $210,000 during 2000, 1999 and for the period August 13 to December 31, 1998, respectively. In addition, the Predecessor paid federal and state income and foreign withholding taxes of $185,000 for the period January 1 to August 12, 1998.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

9. EMPLOYEE RETIREMENT AND INCENTIVE PLANS

   The Company maintains qualified defined contribution retirement and savings plans for its U.S. employees. The Company's contributions to these plans totaled $872,000, $662,000, $253,000, and $632,000 for 2000, 1999, the periods
August 13 to December 31, 1998 and January 1 to August 12, 1998, respectively.

   The Company's television station in Puerto Rico, WKAQ, maintains a defined benefit pension plan and a defined contribution retirement and savings plan, which cover substantially all of its union and non-union employees. For employees with one or more years of service, WKAQ's defined pension plan provides pension benefits which are computed based on each employee's annual compensation up to $170,000 and $160,000 for 2000 and 1999, respectively. WKAQ's policy is to fund pension costs as they accrue pursuant to ERISA guidelines.

   The following table sets forth the funded status of WKAQ's defined benefit pension plan and the amounts in the Company's balance sheets as of December 31, 2000 and 1999 (in thousands):

                                                    2000    1999
                                                   ------  ------
Change in Benefit Obligation:
Benefit obligation at beginning of year........... $4,989  $4,625
Service cost......................................    199     189
Interest cost.....................................    331     319
Actuarial gain....................................   (433)     --
Benefits paid.....................................   (205)   (144)
                                                   ------  ------
Benefit obligation at end of year................. $4,881  $4,989
                                                   ======  ======
Change in Plan Assets:
Fair value of plan assets at beginning of year.... $5,580  $5,257
Actual return on plan assets......................    200     467
Benefits paid.....................................   (205)   (144)
                                                   ------  ------
Fair value of plan assets at end of year.......... $5,575  $5,580
                                                   ======  ======
Funded Status..................................... $  694  $  591
Unrecognized net asset existing at January 1, 1987    (94)   (152)
Unrecognized net actuarial (gain) loss............    (72)     35
Unrecognized prior service cost...................    300     339
                                                   ------  ------
Prepaid benefit cost.............................. $  828  $  813
                                                   ======  ======
Weighted-average assumptions as of December 31:
Discount rate.....................................    7.5%    7.0%
Expected return on plan assets....................    9.0%    9.0%
Rate of compensation increase.....................    5.0%    5.0%
Components of net periodic (benefit) cost:
Service cost...................................... $  199  $  189
Interest cost.....................................    331     319
Expected return on plan assets....................   (526)   (467)
Amortization of prior service costs...............     39      39
Amortization of initial asset.....................    (58)    (58)
                                                   ------  ------
Net periodic (benefit) cost....................... $  (15) $   22
                                                   ======  ======

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

10. CONTINGENCIES AND COMMITMENTS

   The Company and its subsidiaries are involved in a number of legal proceedings arising out of the ordinary course of business and are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

   The Company is obligated under various leases, some of which contain renewal options and provide for cost escalation payments. At December 31, 2000, future minimum rental payments under such leases are as follows:

                               Operating
                                 Leases
                             (in thousands)
                             --------------
2001........................    $ 5,451
2002........................      5,280
2003........................      4,707
2004........................      4,024
2005........................      1,069
2006 and thereafter.........      3,942
                                -------
Total minimum lease payments    $24,473
                                =======

   Rent expense was $3.1 million, $3.0 million, $951,000, and $2.3 million for 2000, 1999, the periods August 13 to December 31, 1998, and January 1 to August 12, 1998, respectively.

   The Company has employment agreements with certain officers pursuant to which the Company has commitments for compensation through 2004 which also provide for compensation in the event such officers' employment is terminated under certain circumstances.

   The Company has contracted for certain audience measurement services in the U.S. and Puerto Rico. The Company is committed to pay $2.3 million, $1.3 million, $1.7 million, $2.2 million, $3.3 million and $4.3 million in 2001, 2002, 2003, 2004, 2005 and 2006 and thereafter, respectively, for these services.

   The Company has certain programming contracts for which the Company is committed to pay $6.0 million, $2.0 million and $20,000 in 2001, 2002 and 2003, respectively, for these services.

   As a result of the Affiliation Agreement, the Company's U.S. stations rely solely on the Network Company for all of their network programming. The Spanish-language television market share for the Company's stations is dependent upon the Network Company's ability to produce or acquire and distribute programming which attracts significant viewership levels. If the programming provided by the Network Company fails to attract viewers, each of the Company's and the Network Company's ability to attract advertisers and generate revenues and profits will be impaired. There can be no assurance that the programming provided by the Network Company will achieve or maintain satisfactory viewership levels or that the Company or the Network Company will be able to generate significant advertising revenues.

11. TRANSACTIONS WITH AFFILIATES

   Sony Pictures, through its subsidiary, is a member of the Network Company and a shareholder of TCG. Pursuant to the revenue sharing arrangement under the Affiliation Agreement, the Company recorded revenue of $26.1 million and $24.9 million in 2000 and 1999, respectively, the outstanding portion of which is included in

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES due from Network Company, net in the consolidated balance sheets. In addition, pursuant to other contractual arrangements, the Network Company pays certain costs on behalf of the Company and the Company pays certain costs on behalf of the Network Company, which are fully reimbursed. The Company believes these costs to be at fair value and are included in due from network company, net in the consolidated balance sheets.

   The Company purchases broadcast equipment in the normal course of its business from various equipment suppliers, including Sony Corporation of America and related companies ("Sony"), which are affiliates of Sony Pictures. The Company purchased approximately $3.0 million and $3.1 million of equipment from Sony in 2000 and 1999, respectively, and believes these purchases to be at fair market value.

12. FINANCIAL INSTRUMENTS

   Pursuant to SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," the estimated fair values of the Company's financial instruments are summarized as follows (in thousands):

                                       December 31, 2000   December 31, 1999
                                      ------------------- -------------------
                                      Carrying            Carrying
                                       Amount  Fair Value  Amount  Fair Value
                                      -------- ---------- -------- ----------
Cash and cash equivalents............ $  3,284  $  3,284  $  7,204  $  7,204
Accounts receivable, net.............   37,859    37,859    30,487    30,487
Interest rate swap contracts.........       --     3,482        --    11,131
Accounts payable and accrued expenses   42,305    42,305    38,657    38,657
Long-term debt:
   Credit Facilities.................  241,532   241,532   256,000   256,000
   Senior Discount Notes.............  163,393   148,810   146,126   133,491
   10 1/2% Senior Notes..............      305       305       305       305

   The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. The Credit Facilities approximate fair value because they are a variable rate instruments. Estimated fair values for the Senior Discount Notes and the interest rate swap contracts are based upon market prices. Estimated fair value for the 10 1/2% Notes is based upon the face amount of such notes.

13. SUBSEQUENT EVENTS

   On February 9, 2001, the Company entered into a definitive agreement to purchase the independent full-power Spanish-language television station KWHY-TV, Channel 22, in Los Angeles and its related low-power television station, KWHY-LP (collectively, "KWHY") for approximately $239.0 million (the "KWHY Acquisition"). The KWHY Acquisition is subject to the approval of the Federal Communications Commission (the "FCC") and the satisfaction of certain other conditions. The Company anticipates that it will fund the KWHY Acquisition through a combination of an equity contribution from TCG and borrowings to be obtained in connection with a refinancing of the Company's existing Credit Facilities.

   On February 8, 2001, Holdings entered into a letter agreement with Credit Suisse First Boston ("CSFB") pursuant to which CSFB has committed to provide $500.0 million senior secured credit facilities (the "Refinanced Credit Facilities"), and to structure, arrange and syndicate the Refinanced Credit Facilities. The closing of the Refinanced Credit Facilities is subject to satisfaction of customary conditions precedent, including the absence of material adverse changes in financial, banking or capital market conditions.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                (in thousands)

                                                         Three Months Ended  Six Months Ended
                                                              June 30,           June 30,
                                                         -----------------  ------------------
                                                           2001     2000      2001      2000
                                                         --------  -------  --------  --------
Net revenue............................................. $ 57,431  $50,763  $108,524  $ 95,007
                                                         --------  -------  --------  --------
Costs and expenses:
   Direct operating costs...............................   20,273   17,516    39,617    33,577
   Selling, general and administrative expenses.........   16,552   14,091    32,207    27,415
   Corporate expenses...................................    1,638    1,443     3,324     2,933
   Depreciation and amortization........................    9,171    7,706    17,549    15,133
                                                         --------  -------  --------  --------
                                                           47,634   40,756    92,697    79,058
                                                         --------  -------  --------  --------
Operating income........................................    9,797   10,007    15,827    15,949
Interest expense, net...................................  (10,754)  (9,341)  (20,502)  (18,696)
Other income, net.......................................      372       --       372        --
                                                         --------  -------  --------  --------
Income (loss) before income taxes, minority interest and
  extraordinary item....................................     (585)     666    (4,303)   (2,747)
Income tax benefit (provision)..........................      (84)    (951)      959      (331)
Minority interest.......................................     (586)    (442)   (1,200)     (884)
                                                         --------  -------  --------  --------
Loss before extraordinary item..........................   (1,255)    (727)   (4,544)   (3,962)
Extraordinary item--extinguishment of debt, net of taxes   (3,095)      --    (3,095)       --
                                                         --------  -------  --------  --------
Net loss................................................ $ (4,350) $  (727) $ (7,639) $ (3,962)
                                                         ========  =======  ========  ========

                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                                    June 30,   December 31,
                                                                                      2001         2000
                                                                                   ----------- ------------
                                                                                   (Unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents...................................................... $    5,179    $  3,284
   Accounts receivable, less allowance for doubtful accounts of $4,625 and $8,219.     48,089      37,859
   Television programming.........................................................      6,523       5,109
   Prepaid expenses and other.....................................................      5,022       4,111
   Due from Network Company, net..................................................     12,147      13,719
                                                                                   ----------    --------
       Total current assets.......................................................     76,960      64,082
Property and equipment, net.......................................................     78,130      71,067
Television programming............................................................      1,593       1,456
Other assets......................................................................     20,011      10,619
Broadcast licenses and other intangible assets, net...............................    842,083     614,136
                                                                                   ----------    --------
                                                                                   $1,018,777    $761,360
                                                                                   ==========    ========
                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable and accrued expenses.......................................... $   39,333    $ 42,305
   Television programming obligations.............................................      2,178       2,218
   Current portion of long-term debt..............................................         --       5,031
   Financial liabilities..........................................................      1,742          --
                                                                                   ----------    --------
       Total current liabilities..................................................     43,253      49,554
Long-term debt, net of current portion............................................    603,083     400,199
Deferred taxes, net...............................................................     69,394      69,738
Other liabilities.................................................................     23,983      24,192
                                                                                   ----------    --------
                                                                                      739,713     543,683
                                                                                   ----------    --------
Minority interest.................................................................      5,652       5,627
                                                                                   ----------    --------
Contingencies and commitments
Stockholder's equity:
   Common stock, $.01 par value, 10,000 shares authorized and outstanding.........         --          --
   Additional paid-in capital.....................................................    298,706     228,706
   Retained earnings (accumulated deficit)........................................    (24,295)    (16,656)
   Accumulated other comprehensive loss...........................................       (999)         --
                                                                                   ----------    --------
                                                                                      273,412     212,050
                                                                                   ----------    --------
                                                                                   $1,018,777    $761,360
                                                                                   ==========    ========

                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

       CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCKHOLDER'S EQUITY
                                  (Unaudited)
                       (in thousands, except share data)

                                                             Retained    Accumulated
                              Number of         Additional   Earnings       Other
                               Shares    Common  Paid-In   (Accumulated Comprehensive Stockholder's
                             Outstanding Stock   Capital     Deficit)       Loss         Equity
                             ----------- ------ ---------- ------------ ------------- -------------
Balance, December 31, 2000..   10,000     $--    $228,706    $(16,656)     $    --      $212,050
Capital contribution........       --       --     70,000          --           --        70,000
Net loss....................       --       --         --      (7,639)          --        (7,639)
Cumulative adoption of new
  accounting principle--SFAS
  No. 133...................       --       --         --          --        2,344         2,344
Other comprehensive loss....       --       --         --          --       (3,343)       (3,343)
                               ------     ----   --------    --------      -------      --------
Balance, June 30, 2001......   10,000     $ --   $298,706    $(24,295)     $  (999)     $273,412
                               ======     ====   ========    ========      =======      ========

                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (in thousands)

                                                                                           Six Months Ended
                                                                                                June 30
                                                                                          ------------------
                                                                                            2001      2000
                                                                                          ---------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................................................................. $  (7,639) $(3,962)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
   Depreciation and amortization.........................................................    17,549   15,133
   Interest accretion....................................................................     9,385    8,392
   Provision for losses on accounts receivable...........................................       616      580
   Minority interest.....................................................................     1,200      884
   Deferred taxes........................................................................    (1,439)  (1,151)
   Other income..........................................................................      (380)      --
   Extraordinary item--extinguishment of debt............................................     3,095       --
Changes in assets and liabilities:
   Accounts receivable...................................................................   (10,175)  (6,353)
   Television programming................................................................      (464)  (1,175)
   Television programming obligations....................................................      (324)     190
   Due from Network Company, net.........................................................     1,572    3,978
   Other assets..........................................................................   (14,465)   1,944
   Accounts payable and accrued expenses and other.......................................    (6,262)  (6,911)
                                                                                          ---------  -------
       Net cash (used in) provided by operating activities...............................    (7,731)  11,549
                                                                                          ---------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Dispositions of property and equipment...................................................       855       --
Additions to property and equipment......................................................    (7,302)  (6,642)
Business acquisitions, net of cash acquired..............................................  (240,403)      --
                                                                                          ---------  -------
       Net cash used in investing activities.............................................  (246,850)  (6,642)
                                                                                          ---------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution.....................................................................    70,000       --
Proceeds from borrowings under credit facilities.........................................   440,000       --
Payments under credit facilities.........................................................  (251,532)  (7,188)
Payments to minority interest partner....................................................    (1,992)  (1,810)
                                                                                          ---------  -------
       Net cash provided by (used in) financing activities...............................   256,476   (8,998)
                                                                                          ---------  -------
Increase (decrease) in cash and cash equivalents.........................................     1,895   (4,091)
Cash and cash equivalents, beginning of period...........................................     3,284    7,204
                                                                                          ---------  -------
Cash and cash equivalents, end of period................................................. $   5,179  $ 3,113
                                                                                          =========  =======
Supplemental cash flow information:
   Interest paid......................................................................... $   8,543  $12,638
                                                                                          =========  =======
   Income taxes paid, including Puerto Rico withholding taxes............................ $      62  $ 1,843
                                                                                          =========  =======

                See notes to consolidated financial statements.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BUSINESS

   Telemundo Holdings, Inc. ("Holdings", and collectively with its subsidiaries, the "Company") is one of two national Spanish-language television broadcast companies currently operating in the United States. The Company owns and operates nine full-power UHF television stations serving the following Hispanic Market Areas ("Market Areas" refers to Designated Market Area, a term developed by Nielsen Media Research, Inc. and used by the television industry to describe a geographically distinct television market) in the United States--Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio and Denver. Since June 1, 2001, the Company has owned and operated KWHY-TV in Los Angeles, California, the largest independent Spanish-language television station in the largest U.S. Hispanic market, in addition to its owned and operated Network affiliate in the Los Angeles Market Area. Since June 4, 2001, the Company has operated the full-power Spanish-language television station WEYS-TV, in Key West, Florida, serving the Miami Market Area pursuant to a local marketing agreement. The Company also owns and operates the leading full-power VHF television station and related production facilities in Puerto Rico. The Company's stations broadcast a wide variety of network programming, including telenovelas (soap operas), talk shows, movies, entertainment programs, national and international news, sporting events, children's programming, music, comedy and dramatic series. Network programming is provided by Telemundo Network Group LLC (the "Network Company"), an affiliate of the Company. In addition, the Company supplements its network programming with local programming focused on local news and community events.

2. MERGER AND RELATED TRANSACTIONS

   Holdings was originally formed as a holding company in connection with the August 1998 acquisition of Telemundo Group, Inc. (consequently a wholly-owned subsidiary of Holdings, "TGI") by Liberty Media Corporation (together with its subsidiaries, "Liberty"), Sony Pictures Entertainment Inc. (together with its subsidiaries, "Sony Pictures") and Station Partners, LLC ("Station Partners") (the "Merger").

   In connection with the Merger, the Network Company entered into an affiliation agreement with the Company and related affiliation agreements with the Company's stations (collectively, the "Affiliation Agreement"), pursuant to which the Network Company provides network programming to the Company, and the Company and the Network Company pool and share advertising revenue pursuant to a revenue sharing arrangement. Pursuant to the Affiliation Agreement, the Company receives a formula-based share of pooled advertising revenue generated by the Company and the Network Company. The following revenue sources (collectively, the "Aggregate Net Advertising Receipts") are included in the pooled revenue: (i) 61% of the net advertising revenue received by the Network Company pursuant to the sale of network advertising and (ii) 100% of the net advertising revenue received by the Company (excluding WKAQ in Puerto Rico, KWHY in Los Angeles and WEYS in Miami) from the sale of local and national spot advertising time. The pooled revenue is shared between the Company and the Network Company, with the Company's share based on the following formula for the first year of the agreement: (i) 80% of the first $130 million of Aggregate Net Advertising Receipts; plus (ii) 55% of the incremental Aggregate Net Advertising Receipts above $130 million up to $230 million; plus (iii) 45% of the incremental Aggregate Net Advertising Receipts above $230 million. After the first year, the threshold levels (i.e., $130 million and $230 million) increase 3% annually.

   The Company incurs non-network marketing/promotional expenditures, programming expenditures and capital expenditures for its stations. All network programming costs are borne by the Network Company. As part of the Affiliation Agreement, the Network Company and the Company agreed, subject to various conditions, to incur certain programming, marketing/promotional and capital expenditures in each year. These expenditures may be reduced or eliminated based on financial tests, which assume such expenditures produce positive financial results (i.e., incremental revenue). The Company can also elect to incur a portion of such expenditures in a subsequent year.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

3. THE RESTRUCTURING AND RELATED TRANSACTIONS

   The current and former stockholders of Holdings consummated a restructuring of interests on December 15, 2000 (the "Restructuring"). As part of the Restructuring, each of Sony Pictures, Station Partners and Liberty contributed, among other things, all of their capital stock in Holdings to Telemundo Communications Group, Inc., a Delaware corporation ("TCG"), in exchange for shares of common stock of TCG.

   As a part of the Restructuring, Council Tree Hispanic Broadcasters II, L.L.C. ("Council Tree") purchased membership interests in Station Partners from a former shareholder of Holdings and contributed (through an affiliate) KMAS-TV ("KMAS"), Channel 24, Steamboat Springs, Colorado, KSBS-LP, Channel 67, Denver, Colorado, KMAS-LP, Channel 63, Denver, Colorado and K34FB, Channel 34, Pueblo, Colorado (collectively, the "Denver Stations"), valued at $15 million, to Station Partners, which subsequently contributed the Denver Stations to the Company.

   In addition, TCG, through its subsidiary, Telemundo Network Interest, Inc. ("TNI"), acquired 67% of the membership interests in the Network Company, all of whose membership interests were previously owned by Liberty and Sony Pictures. Specifically, Liberty contributed, through the contribution of 100% of the capital stock of one of its subsidiaries to TCG, 50% of the outstanding membership interests of the Network Company in exchange for shares of TCG. In addition, Sony Pictures contributed, through a subsidiary, 17% of the outstanding membership interests of the Network Company to TCG in exchange for shares of TCG. As a result, Sony Pictures retained 33% of the Network Company's membership interests and TCG is the managing member of the Network Company.

4. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

   In the opinion of management, the accompanying unaudited consolidated financial statements of the Company include all material adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's unaudited financial position at June 30, 2001, and the results of operations and cash flows for all periods presented. The unaudited results of operations for interim periods are not necessarily indicative of the results to be expected for the year ending 2001. The unaudited pro forma condensed consolidated financials for the year ended December 31, 2000, the six months ended June 30, 2001 and for the twelve months ending June 30, 2001 are not necessarily indicative of the results to be expected for the year ending 2001.

   For a summary of significant accounting policies, which have not changed from December 31, 2000, and additional financial information, see the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

   Certain reclassifications have been made in the prior year's financial statements to conform with the current year's presentation.

5. TRANSACTIONS WITH AFFILIATES

   Sony Pictures and TCG, through subsidiaries, own the Network Company. TCG is the Company's sole shareholder. Pursuant to the Affiliation Agreement, the Company recorded $12.9 million and $12.0 million in incremental net revenue for the six months ended June 30, 2001 and 2000, respectively, the outstanding portion of which is included in Due from Network Company, net. In addition, the Network Company pays certain costs on behalf of the Company and the Company pays certain costs on behalf of the Network Company, which are fully reimbursed. The Company believes these costs to be at fair value and the outstanding balances are included in Due from Network Company, net.

   As a result of the Affiliation Agreement, the Company relies solely on the Network Company for all of its network programming and is dependent, to a significant extent, on the ability of the Network Company to generate advertising revenue. The Spanish-language television market share for the Company's stations are

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES dependent upon the Network Company's ability to produce or acquire and distribute programming which attracts significant viewer levels. If the programming provided by the Network Company fails to attract viewers, each of the Company's and the Network Company's ability to attract advertisers and generate revenue and profits will be impaired. There can be no assurance that the programming provided by the Network Company will achieve or maintain satisfactory viewership levels or that the Company or the Network Company will be able to generate significant advertising revenue.

6. DERIVATIVES

   Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS 133 requires that all derivatives be recorded as either assets or liabilities measured at fair value on the balance sheet and establishes criteria for designation and effectiveness of derivative transactions for which hedge accounting is applied. The Company assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policies. As a result of the adoption of this standard as of January 1, 2001, the Company recorded a transition adjustment reflecting a one-time after-tax unrealized gain of $2.3 million to other comprehensive income.

   The impact of the adoption of SFAS 133 relates to the Company's two interest rate swaps, which are used to manage financing costs associated with changes in variable interest rates on its $530 million senior secured credit facilities (as described below). The interest rate swap transactions qualify as cash flow hedges and are recorded on the consolidated balance sheet as of June 30, 2001 as follows: $1.7 million financial liabilities and $1.0 million accumulated other comprehensive loss, net of income taxes of $638,000. Using the hypothetical derivative method, the Company recognized a loss on the fair value on the interest rate swaps of $105,000, which is included in other income, net in the consolidated statements of operations. The Company will apply the assertions relating to SFAS 133 on a quarterly basis.

7. RECENT ACCOUNTING PRONOUNCEMENTS

   In July 2001, the Financial Accounting Standard Board ("FASB") released SFAS 141, Business Combinations, ("SFAS 141"), and SFAS 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 prohibits the use of the pooling-of-interests ("pooling") method of accounting for business combinations initiated after the issuance date of the financial statements. SFAS 142 reduces the maximum amortization period of goodwill and intangible assets to 20 years. However, it also requires that an identifiable intangible asset, that is determined to have an indefinite useful economic life and observable market not be amortized, but separately tested for impairment using a fair-value based approach. SFAS 142 is effective January 1, 2002, when it will be adopted by the Company. The impact on the consolidated financial statements, as a result of the adoption of SFAS 141 and SFAS 142 has not been determined.

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

8. COMPREHENSIVE LOSS

   Comprehensive loss consists of net loss and changes in the value of derivatives in accordance with the adoption of SFAS 133. The components of the Company's comprehensive loss is as follows (in thousands):

                                                                          Six Months
                                                                             Ended
                                                                         June 30, 2001
                                                                         -------------
Net loss................................................................    $(7,639)
Cumulative adoption of new accounting principle--SFAS 133, net of income
  taxes of $1,138.......................................................      2,344
Unrealized loss on derivatives, net of income taxes of $2,137...........     (3,343)
                                                                            -------
Comprehensive loss......................................................    $(8,638)
                                                                            =======

9. ACQUISITION AND RELATED FINANCING

   The Company acquired certain of the assets and assumed certain of the liabilities of independent full-power Spanish-language television station KWHY-TV, Channel 22, in Los Angeles, CA and its related low-power television station, KWHY-LP, Channel 22, in Santa Barbara, CA (collectively, "KWHY"), for approximately $239 million (the "KWHY Acquisition"). The KWHY Acquisition closed on June 1, 2001.

   The KWHY Acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations have been included in the consolidated statements of operations beginning on June 1, 2001.

   On June 1, 2001, TGI, as borrower, the Company, as parent guarantor, and a syndicate of lenders entered into an amended and restated credit agreement. The senior secured credit facilities are comprised of a reducing revolving credit facility in an aggregate principal amount of up to $100.0 million, a tranche A term credit facility in an aggregate principal amount of $75.0 million, and a tranche B term credit facility in an aggregate principal amount of $355.0 million (the "Credit Facilities").

   On May 31, 2001, in connection with the acquisition of KWHY, TCG issued shares of its Series A Convertible Preferred Stock and its Series B Convertible Preferred Stock in exchange for $70.0 million from certain of its stockholders. Shares of the Series A Convertible Preferred Stock, which have one vote per share and are convertible into TCG's Class A Common Stock, were issued to Liberty, Sony Pictures, SPE Mundo and TLMD LLC. Shares of the Series B Convertible Preferred Stock, which have three votes per share and are convertible into TCG's Class B Common Stock, were issued to Station Partners. Accordingly, on a voting basis, the issued and outstanding capital stock of TCG (including the Class A and Class B Common Stock and the Series A and Series B Convertible Preferred Stock on a combined basis) may be voted 15.67% by Sony Pictures (which includes the shares held by SPE Mundo), 24.92% by Liberty, 55.48% by Station Partners, 3.33% by Bron-Villanueva Capital, LLC ("BV Capital") and 0.59% by TLMD LLC. BV Capital and TLMD LLC are both affiliates of the managing partners of Bastion. Liberty's voting rights are subject to an irrevocable proxy, subject to certain conditions, in favor of Station Partners to vote all the shares of TCG held by Liberty.

   The unaudited pro forma information of the Company as if the KWHY Acquisition had occurred on January 1, is as follows (in thousands):

                                Six months ended June 30,
                                ------------------------
                                   2001          2000
                                 --------      --------
Revenue........................ $123,157      $112,117
Loss from continuing operations   (8,901)       (6,026)

                   TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

   The purchase price allocation was based on the fair values of the assets acquired and liabilities assumed, which were based on an independent valuation and allocation as follows (in thousands):

Television programming...................................... $  1,087
Prepaid expenses and other current assets...................      143
Property and equipment......................................    5,790
Broadcast license and other intangibles.....................  236,124
Accounts payable and accrued expenses.......................   (2,457)
Television program obligations..............................     (284)
                                                             --------
   Total purchase price..................................... $240,403
                                                             ========

   The allocation and related life of the intangibles are as follows (in thousands):

Broadcast licenses.................................... 40 years $206,724
Advertiser base.......................................  7 years   29,000
Workforce.............................................  5 years      400

10. PENDING ACQUISITION AND RELATED FINANCING

   On June 25, 2001, the Company entered into a definitive agreement to acquire the full-power independent television station KXTX-TV, Channel 39, in Dallas, Texas ("KXTX"), from Southwest Sports Television, L.P. for approximately $65.0 million plus costs and other liabilities (the "KXTX Acquisition"). The KXTX Acquisition is subject to the final approval of the Federal Communications Commission ("FCC") and certain other conditions. The application for approval of the KXTX Acquisition was filed with the FCC on July 10, 2001. On September 7, 2001, the FCC issued a public notice announcing its grant of the KXTX assignment application. Third party petitions for reconsideration of the FCC's action are due October 9, 2001, and the time period for the FCC to reconsider or review its action on its own motion expires on October 17, 2001. The Company has requested "early termination" of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which was granted effective August 6, 2001. Subject to the receipt of all regulatory approvals, the Company anticipates that it will close this transaction in the fourth quarter of 2001 and that it will fund the KXTX Acquisition through a combination of borrowings under the Company's Credit Facilities and funds to be received from the offering of the senior discount notes.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Southwest Sports Television, L.P.:

   We have audited the accompanying balance sheet of Southwest Sports Television, L.P. (a Texas limited partnership), as of December 31, 2000, and the related statements of income and invested capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southwest Sports Television, L.P. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                      /s/ ARTHUR ANDERSEN LLP

Dallas, Texas,
July 31, 2001

                       SOUTHWEST SPORTS TELEVISION, L.P.

                   STATEMENT OF INCOME AND INVESTED CAPITAL
                     For the Year Ended December 31, 2000

NET REVENUES.................................. $12,235,032

OPERATING COSTS AND EXPENSES:
   Direct operating...........................   3,599,692
   Selling, general, and administrative.......   4,040,331
   Amortization of program rights.............   2,616,869
   Depreciation and other amortization........   2,871,465
                                               -----------
       Total operating costs and expenses.....  13,128,357
                                               -----------

OPERATING LOSS................................    (893,325)

INTEREST EXPENSE..............................   3,116,583
                                               -----------

NET LOSS......................................  (4,009,908)

INVESTED CAPITAL, beginning of period.........  19,508,943
                                               -----------

INVESTED CAPITAL, end of period............... $15,499,035
                                               ===========

   The accompanying notes are an integral part of this financial statement.

                       SOUTHWEST SPORTS TELEVISION, L.P.

                       BALANCE SHEET--DECEMBER 31, 2000

                                  ASSETS

CURRENT ASSETS:
   Cash and cash equivalents................................................ $ 4,159,514
   Accounts receivable, net of allowances for doubtful accounts of $139,034.   1,448,074
   Program rights...........................................................   1,144,548
   Other current assets.....................................................      60,202
                                                                             -----------
       Total current assets.................................................   6,812,338
                                                                             -----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $2,343,803.......  10,829,807
PROGRAM RIGHTS, net of current..............................................   1,437,893
INTANGIBLE ASSETS, net of accumulated amortization of $1,563,202............  34,469,957
                                                                             -----------
       Total assets......................................................... $53,549,995
                                                                             ===========

                     LIABILITIES AND INVESTED CAPITAL

CURRENT LIABILITIES:
   Accounts payable and accrued expenses.................................... $   981,049
   Program obligations......................................................   1,032,724
   Due to related parties...................................................   1,800,478
   Debt.....................................................................  33,598,000
                                                                             -----------
       Total current liabilities............................................  37,412,251
                                                                             -----------
LONG-TERM LIABILITIES:
   Program obligations, net of current......................................     638,709
                                                                             -----------
       Total liabilities....................................................  38,050,960
                                                                             -----------
COMMITMENTS AND CONTINGENCIES
INVESTED CAPITAL............................................................  15,499,035
                                                                             -----------
       Total liabilities and invested capital............................... $53,549,995
                                                                             ===========

   The accompanying notes are an integral part of this financial statement.

                       SOUTHWEST SPORTS TELEVISION, L.P.

                            STATEMENT OF CASH FLOWS
                     For the Year Ended December 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss........................................................................... $(4,009,908)
   Adjustments to reconcile net income to net cash provided by operating activities--
       Amortization of program rights.................................................   2,616,869
       Depreciation and other amortization............................................   2,871,465
       Changes in assets and liabilities--
          Accounts receivable, net....................................................   1,822,365
          Other current assets........................................................     126,205
          Accounts payable and accrued expenses.......................................  (2,544,426)
          Deferred income.............................................................      53,707
                                                                                       -----------
              Net cash provided by operating activities...............................     936,277
                                                                                       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Payment of program liabilities.....................................................  (2,725,126)
   Additions to intangible assets.....................................................  (2,332,290)
   Capital expenditures...............................................................    (246,845)
   Disposals of property and equipment, net...........................................   2,509,268
                                                                                       -----------
              Net cash used in investing activities...................................  (2,794,993)
                                                                                       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on debt...................................................................  (1,402,000)
                                                                                       -----------
              Net cash used in financing activities...................................  (1,402,000)
                                                                                       -----------

NET DECREASE IN CASH..................................................................  (3,260,716)

CASH, beginning of year...............................................................   7,420,230
                                                                                       -----------

CASH, end of year..................................................................... $ 4,159,514
                                                                                       ===========

SUPPLEMENTAL DISCLOSURES:
   Cash paid for interest............................................................. $ 3,961,804
                                                                                       ===========

   The accompanying notes are an integral part of this financial statement.

                       SOUTHWEST SPORTS TELEVISION, L.P.


                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2000

1. Organizational Structure:

Organization

   On June 2, 1999, Southwest Sports Group Holdings LLC ("SSG"), a company controlled by Thomas O. Hicks, purchased the assets used in connection with the operations of KXTX-TV and LIN Productions (collectively "KXTX-TV") from LIN Television of Texas, L.P. ("LIN"), a company affiliated with Hicks, Muse, Tate and Furst, Inc. A Local Marketing Agreement ("LMA") with the owner of the FCC license of television station KXTX-TV (the "Company") in the Dallas/Fort Worth market and a 4.49% ownership interest in a corporate entity whose sole asset is the KXTX-TV FCC license was included in the assets acquired from LIN. SSG also acquired an option and put agreement ("Option and Put Agreement") from LIN that enables SSG or its successor to purchase the remaining 95.51% ownership interest in the FCC license for a fixed amount under certain circumstances. SSG issued 500,000 shares of SSG's Series A Convertible Preferred Stock, par value $100 per share to LIN and assumed $11,323,331 of liabilities as consideration for the purchase.

   SSG immediately contributed KXTX-TV to Southwest Sports Television, L.P. (the "Partnership" or "SST"), a Texas limited partnership.

   On June 30, 2000, SST exercised the option to purchase the license under the Option and Put Agreement. The Partnership received FCC approval for the purchase of the FCC license of KXTX-TV and the acquisition of the license was completed on December 29, 2000.

Liquidity and Sale of FCC License

   On June 25, 2001, the Partnership entered into an asset purchase agreement to sell the FCC license of KXTX-TV and certain operating assets of the Partnership for $65 million in cash. The Partnership anticipates that the sale will close upon FCC approval.

   The Partnership currently owes $33.6 million on a Borrowing Facility described in Note 5. During 2000, the Partnership was not in compliance with certain debt covenants relating to its revolving line of credit. On June 7, 2000, the Second Amendment to Loan Agreement and Limited Waiver and Consent ("Second Amendment") eliminated various financial covenants. Further, the Second Amendment required the Partnership to sell substantially all of the operating assets of the Partnership by January 2, 2001, or an event of default would occur. Subsequent to the Second Amendment, various amendments have been entered into by the Partnership to extend the required date of sale. The current amendment has extended the required date of sale to January 2, 2002. The Partnership has classified the debt as a current liability, as it anticipates settling the debt in 2001 with proceeds from the sale of the Partnership's assets described above.

   Until such time as the Partnership has completed its sale of certain assets, the Partnership's ability to make scheduled principal payments, to pay interest on its indebtedness and to satisfy its other obligations will depend on its future operating performance, which will be affected by general economic, competitive, financial, legislative, regulatory, business and other factors beyond its control. In the event that the sale of the FCC license of KXTX-TV and certain operating assets does not close prior to January 2, 2002, the Partnership expects to meet its operating cash flow and debt service requirements from cash generated from operations and funds from SSG.

2. Summary of Significant Accounting Policies:

Risks and Uncertainties

   The Partnership's primary operations and a substantial portion of its net revenues are derived from the Dallas/Fort Worth market. A significant downturn in the economy of that market could substantially affect the operating results of the Partnership.

                       SOUTHWEST SPORTS TELEVISION, L.P.

                               December 31, 2000


Cash and Cash Equivalents

   All highly liquid investments purchased with a remaining maturity of three months or less at the date acquired are considered cash and cash equivalents.

Property and Equipment, net

   Property and equipment, net acquired from LIN in connection with the June 2, 1999, acquisition were recorded at estimated fair market value. Property and equipment, net is recorded at cost and is depreciated by the straight-line method over the estimated useful lives of the assets. The estimated useful lives for the broadcasting equipment range from three to ten years and the estimated useful lives for buildings and building improvements range from ten to fifteen years.

Program Rights and Obligations

   Program rights and obligations are recorded as assets and liabilities, respectively, when the license period begins and the programs are available for broadcasting. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast subsequently are considered noncurrent. The program costs are charged to expense as the programs are aired. Program obligations are classified as current or noncurrent liabilities in accordance with the payment terms of the license agreement.

Intangible Assets

   Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business acquisitions and are attributable to the LMA and the Option and Put Agreement. On December 29, 2000, SSG exercised its option to purchase the remaining 95.51% ownership interest in the FCC license of KXTX-TV under the Option and Put Agreement (see
Note 4). Accordingly, the intangible asset previously attributable to the LMA and the Option and Put Agreement and additional amounts paid during 2000 to extend the Option and Put Agreement are attributable to the FCC license of KXTX-TV at December 31, 2000. Intangible assets are amortized over a 40-year life. The Partnership periodically assesses the realizability of its long-lived assets based on estimates of future cash flows. If a long-lived asset is determined to be impaired, the Partnership writes down the asset to its net realizable value based on its discounted future cash flows.

Revenue Recognition

   Broadcast revenue is recognized during the period in which the advertising is aired. Barter revenue is recognized based on the estimated fair value of the product or service received.

Advertising Expense

   The cost of advertising is expensed as incurred. The Partnership recorded advertising expense of $574,978 for the year ended December 31, 2000.

Income Taxes

   No provision for income taxes is made in the accompanying financial statements since the taxable income or loss and other tax attributes flow through to the partners and are includable in the partners' respective tax returns.

                       SOUTHWEST SPORTS TELEVISION, L.P.

                               December 31, 2000


Use of Estimates in Preparation of Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

   Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Under SFAS No. 107, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, due to related parties, and debt reported in the balance sheet approximate fair values.

3. Property and Equipment, net:

   The major classifications of property and equipment, net were as follows at December 31, 2000:

Land.......................... $   248,236
Buildings.....................   2,246,529
Broadcasting equipment........  10,678,845
                               -----------
                                13,173,610
                               -----------
Less--Accumulated depreciation  (2,343,803)
                               -----------
                               $10,829,807
                               ===========

   The Partnership recorded depreciation expense of $1,686,195 for the year ended December 31, 2000.

4. Local Marketing Agreement:

   Under the LMA, the Partnership was required to pay fixed periodic fees and incur programming and operating costs relating to the LMA station but retained all advertising revenues.

   In connection with the LMA, the Partnership held a 4.49% ownership interest in the licensee of the station and was the assignee of an option and put agreement that enabled or required the Partnership to purchase the remaining ownership interest in the license for a fixed amount under certain conditions, including a change by the FCC in its "duopoly" rules to permit such acquisitions. SST has received FCC approval for the transfer of the remaining 95.51% ownership interest in the FCC license of KXTX-TV to SST. On June 30, 2000, SST exercised the option to purchase the license under the Option and Put Agreement. The acquisition of the license was completed on December 29, 2000.

                       SOUTHWEST SPORTS TELEVISION, L.P.

                               December 31, 2000


5. Debt:

   On June 2, 1999, the Partnership entered into a term loan for $35,000,000 and a revolving line of credit commitment for $10,000,000 (the "Borrowing Facility"). Thomas O. Hicks obtained the Borrowing Facility from the lender and entered into mirroring agreements with SSG and the Partnership. On September 30, 1999, the Borrowing Facility was amended to provide letters of credit under the revolving line of credit. Amounts received by the Partnership under the term loan were immediately distributed to SSG for the purpose of repaying other debt.

   The annual interest rate applicable to all borrowers under the Borrowing Facility is, at the Partnership's option, (i) the higher of the Federal Funds Rate plus 0.5% or the bank's prime lending rate plus 0.50% to 1.75% depending on the financial leverage of the Partnership or (ii) a rate based on LIBOR plus 1.50% to 2.75% depending on the financial leverage of the Partnership. Interest is payable quarterly for base rate loans or the earlier of quarterly or the expiration of the LIBOR period. All outstanding borrowings were subject to a LIBOR-based rate of 6.7% as of December 31, 2000.

   The facility expires on June 30, 2006; however, during 2000, the Partnership was not in compliance with certain debt covenants relating to its revolving line of credit. On June 7, 2000, the Second Amendment to Loan Agreement and Limited Waiver and Consent ("Second Amendment") eliminated various financial covenants. Further, the Second Amendment required the Partnership to sell substantially all of the operating assets of the Partnership by January 2, 2001, or an event of default would occur. Subsequent to the Second Amendment, various amendments have been entered into by the Partnership to extend the required date of sale. The current amendment has extended the required date of sale to January 2, 2002. The Partnership has classified the debt as a current liability, as it anticipates settling the debt in 2001 with proceeds from the sale of the Partnership's assets described in Note 1.

   As of December 31, 2000, $10,000,000 of letters of credit were outstanding under the revolving line of credit. The letters of credit are subject to a 1.75% per annum fee. The letters of credit were issued on behalf of a subsidiary of SSG in connection with the construction of the American Airlines Center.

   On February 12, 2001, Emerald Diamond L.P., a subsidiary of SSG, was named a guarantor to the Borrowing Facility.

6. Retirement Plans:

   Substantially all full-time employees of the Partnership are eligible for the Southwest Sports Group 401(k) Savings Plan (the "SSG Plan"). The SSG Plan was established on October 1, 1999, and is sponsored and maintained by SSG. Eligible employees can elect to contribute up to 20% of their annual compensation. Employee contributions up to 6% are matched at 50% by the Partnership. The Partnership contributed $54,040 to the SSG Plan for the year ended December 31, 2000.

7. Related Parties:

   The Partnership entered into an agreement with the Texas Rangers Baseball Partners (the "Rangers"), another subsidiary of SSG, for the local television rights and the right to sublicense certain cable television rights. The Partnership did not receive any revenue from the Rangers for advertising production services for the year ended December 31, 2000, and did not incur any related costs. On March 21, 2000, prior to the start of the 2000 season, the Partnership effectively terminated its television broadcasting agreement with the Rangers. The television broadcasting rights for the Rangers' 2000 season and future seasons were licensed to a third party broadcaster.

                       SOUTHWEST SPORTS TELEVISION, L.P.

                               December 31, 2000


   The Partnership paid $75,691 to Emerald Diamond L.P. for the rental of office space occupied by the Partnership at The Ballpark in Arlington for the year ended December 31, 2000.

   On August 12, 1999, the Partnership entered into a Television Distribution Agreement with the Dallas Stars L.P. (the "Stars"), a subsidiary of SSG, whereby the Partnership televised 12 regular season Stars games in 2000 not subject to other broadcast agreements of the Stars. As consideration, the Partnership grants the right to the Stars to sell and retain the proceeds for 43 of a standard 71 commercial spots. The Partnership retains the right to sell and retain the proceeds from the remaining 28 commercial spots. The Partnership is responsible for the cost of producing the games. The Partnership did not receive any revenue from the Stars for advertising production services for the year ended December 31, 2000. This agreement, as it affects games after the 1999-2000 season, was effectively terminated by the Partnership on March 21, 2000. The television broadcasting rights for the Stars 2001 season and future seasons were licensed to a third party broadcaster.

   The amounts owed to related parties of $1.8 million is comprised of certain operating expenses paid by SSG and other affiliates of the Partnership paid on behalf of the Partnership.

8. Commitments and Contingencies:

   The Partnership leases its broadcast center located in Dallas, Texas, as well as equipment under lease agreements that expire in various years through 2003. Future payments associated with these lease commitments subsequent to December 31, 2000, are as follows:

Year                                                  Amount
----                                                 --------
2001................................................ $139,638
2002................................................  131,938
2003................................................  104,312
2004................................................  113,881
2005................................................   90,000
Thereafter..........................................  285,000
                                                     --------
                                                     $864,769
                                                     ========

   The Partnership has also entered into commitments for future programming. Future payments associated with these commitments subsequent to December 31, 2000, are as follows:

Year                                                  Amount
----                                                ----------
2001............................................... $1,032,724
2002...............................................    591,080
2003...............................................     47,629
                                                    ----------
                                                    $1,671,433
                                                    ==========

   The Partnership is involved in litigation incidental to the conduct of its business. The Partnership is not a party to any lawsuit or proceeding that, in the opinion of management, is likely to have a material adverse effect on the Partnership's financial condition, results of operations, or cash flows.

9. Other Subsequent Events:

   On June 13, 2001, the Partnership received a termination fee of approximately $3.0 million from a company that terminated a prior asset purchase agreement with the Partnership.

   On June 28, 2001, the Partnership distributed approximately $7.6 million of invested capital to SSG.

                       SOUTHWEST SPORTS TELEVISION, L.P.

              CONDENSED STATEMENT OF INCOME AND INVESTED CAPITAL
                    For the Six Months Ended June 30, 2001
                                  (Unaudited)

NET REVENUES.................................. $ 3,691,477
OPERATING COSTS AND EXPENSES:
   Direct operating...........................     541,786
   Selling, general, and administrative.......   1,010,739
   Amortization of program rights.............     590,635
   Depreciation and other amortization........   1,258,403
                                               -----------
       Total operating costs and expenses.....   3,401,563
                                               -----------
OPERATING INCOME..............................     289,914
OTHER INCOME, net.............................   2,849,978
INTEREST EXPENSE..............................   1,471,391
                                               -----------
NET INCOME....................................   1,668,501
INVESTED CAPITAL, beginning of period.........  15,499,035
DISTRIBUTION OF INVESTED CAPITAL..............  (7,630,000)
                                               -----------
INVESTED CAPITAL, end of period............... $ 9,537,536
                                               ===========




   The accompanying notes are an integral part of this financial statement.

                       SOUTHWEST SPORTS TELEVISION, L.P.


                    CONDENSED BALANCE SHEET--JUNE 30, 2001
                                  (Unaudited)


                            ASSETS

         CURRENT ASSETS:
            Cash and cash equivalents...................... $   182,954
            Accounts receivable, net.......................     350,701
            Program rights.................................   1,006,576
            Other current assets...........................      89,570
                                                            -----------
                Total current assets.......................   1,629,801
                                                            -----------
         PROPERTY AND EQUIPMENT, net.......................  10,255,405
         PROGRAM RIGHTS, net of current....................     925,306
         INTANGIBLE ASSETS, net............................  33,849,373
                                                            -----------
                Total assets............................... $46,659,885
                                                            ===========
               LIABILITIES AND INVESTED CAPITAL

         CURRENT LIABILITIES:
            Accounts payable and accrued expenses.......... $   825,549
            Program obligations............................     687,281
            Due to related parties.........................   1,745,487
            Debt...........................................  33,598,000
                                                            -----------
                Total current liabilities..................  36,856,317
                                                            -----------
         LONG-TERM LIABILITIES:
            Program obligations, net of current............     266,032
                                                            -----------
                Total liabilities..........................  37,122,349
                                                            -----------
         COMMITMENTS AND CONTINGENCIES
         INVESTED CAPITAL..................................   9,537,536
                                                            -----------
                Total liabilities and invested capital..... $46,659,885
                                                            ===========



   The accompanying notes are an integral part of this financial statement.

                       SOUTHWEST SPORTS TELEVISION, L.P.


                       CONDENSED STATEMENT OF CASH FLOWS
                    For the Six Months Ended June 30, 2001
                                  (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income......................................................................... $ 1,668,501
   Adjustments to reconcile net income to net cash provided by operating activities--
       Amortization of program rights.................................................     590,634
       Depreciation and other amortization............................................   1,258,403
       Changes in assets and liabilities--
          Accounts receivable, net....................................................   1,097,373
          Other assets................................................................      29,313
          Accounts payable and accrued expenses.......................................    (210,491)
                                                                                       -----------
              Net cash provided by operating activities...............................   4,433,733
                                                                                       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payment of program liabilities.....................................................    (718,120)
   Additions to property and equipment, net...........................................     (62,173)
                                                                                       -----------
              Net cash used in investing activities...................................    (780,293)
                                                                                       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Distribution of invested capital...................................................  (7,630,000)
                                                                                       -----------
              Net cash used in financing activities...................................  (7,630,000)
                                                                                       -----------
NET DECREASE IN CASH..................................................................  (3,976,560)
CASH, beginning of period.............................................................   4,159,514
                                                                                       -----------
CASH, end of period................................................................... $   182,954
                                                                                       ===========
SUPPLEMENTAL DISCLOSURES:
   Cash paid for interest............................................................. $ 1,605,142
                                                                                       ===========


   The accompanying notes are an integral part of this financial statement.

                       SOUTHWEST SPORTS TELEVISION, L.P.


                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 June 30, 2001
                                  (Unaudited)

1. Organization and Basis of Presentation:

Basis of Presentation

   The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and have not been audited by independent public accountants. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly our financial position and results of operations have been made. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from these statements unless significant changes have taken place since the end of the most recent fiscal year. Operating results for interim periods reflected do not necessarily indicate the results that may be expected for a fiscal year. You should read these financial statements in conjunction with the year ended December 31, 2000 financial statements and the accompanying notes, included elsewhere in the registration statement.

Organization

   On June 2, 1999, Southwest Sports Group Holdings LLC ("SSG"), a company controlled by Thomas O. Hicks, purchased the assets used in connection with the operations of KXTX-TV and LIN Productions (collectively "KXTX-TV") from LIN Television of Texas, L.P. ("LIN"), a company affiliated with Hicks, Muse, Tate and Furst, Inc. A Local Marketing Agreement ("LMA") with the owner of the FCC license of television station KXTX-TV (the "Company") in the Dallas/Fort Worth market and a 4.49% ownership interest in a corporate entity whose sole asset is the KXTX-TV FCC license was included in the assets acquired from LIN. SSG also acquired an option and put agreement ("Option and Put Agreement") from LIN that enables SSG or its successor to purchase the remaining 95.51% ownership interest in the FCC license for a fixed amount under certain circumstances. SSG issued 500,000 shares of SSG's Series A Convertible Preferred Stock, par value $100 per share to LIN and assumed $11,323,331 of liabilities as consideration for the purchase.

   SSG immediately contributed KXTX-TV to Southwest Sports Television, L.P. (the "Partnership" or "SST"), a Texas limited partnership.

   On June 30, 2000, SST exercised the option to purchase the license under the Option and Put Agreement. The Partnership received FCC approval for the purchase of the FCC license of KXTX-TV and the acquisition of the license was completed on December 29, 2000.

Debt, Liquidity, and Sale of FCC License

   On June 25, 2001, the Partnership entered into an asset purchase agreement to sell the FCC license of KXTX-TV and certain operating assets of the Partnership for $65 million in cash. The Partnership anticipates that the sale will close upon FCC approval.

   As of June 30, 2001, the Partnership owed $33.6 million on a Borrowing Facility described in Note 5 of the year ended December 31, 2000 financial statements. The current amendment to the Borrowing Facility has extended the required date to complete the sale of the FCC license and certain operating assets to January 2, 2002. The Partnership has classified the debt as a current liability, as it anticipates settling the debt in 2001 with proceeds from the sale of the Partnership's assets described above. On February 12, 2001, Emerald Diamond L.P., a subsidiary of SSG, was named a guarantor to the Borrowing Facility.

                       SOUTHWEST SPORTS TELEVISION, L.P.

                                 June 30, 2001
                                  (Unaudited)


   On September 28, 2001, the Partnership completed the sale of the FCC license of KXTX-TV and certain operating assets of the Partnership for approximately $65 million less approximately $0.6 million of working capital adjustments. The proceeds of the sale will be used to retire the $33.6 million owed on the Borrowing Facility.

2. Other Income:

   On June 13, 2001, the Partnership received a termination fee of approximately $3.0 million from a company that terminated a prior asset purchase agreement with the Partnership, which is included in other income.

3. Distribution of Invested Capital:

   On June 28, 2001, the Partnership distributed approximately $7.6 million of invested capital to SSG.

[LOGO]
Telemundo

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Article Fifth of Telemundo Holdings' Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") eliminates the liability of directors to Telemundo Holdings or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

    . for any breach of the director's duty of loyalty to the corporation or its stockholders;

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

    . for any transaction from which the director derived an improper personal benefit.

   Article VIII of the Amended and Restated By-laws of Telemundo Holdings provides that Telemundo Holdings will indemnify any person that was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company. Section 145 of the DGCL provides, in substance, that a Delaware corporation has the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. The Company also maintains officers' and directors' liability insurance that insures against liabilities that officers and directors of the Company may incur in such capacities.

   Reference is made to sections of the Registration Rights Agreement filed as
Exhibit 4.3 to this Registration Statement that provide for indemnification for the officers and directors of the Company and certain control persons of the Company against certain liabilities, including liabilities caused by any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact in any registration statement, preliminary prospectus, prospectus or any amendments thereto.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits


Exhibit
  No.                                        Description of Exhibit
-------                                      ----------------------

  1.1*  Purchase Agreement dated as of July 30, 2001 among Telemundo Holdings, Inc., Credit Suisse First
          Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  2.1   Asset Purchase Agreement dated as of June 25, 2001 among Southwest Sports Television, L.P.,
          Telemundo of Dallas, L.P., Telemundo of Dallas License Corp. and Telemundo Communications
          Group, Inc. (incorporated herein by reference to Exhibit 2.1 filed as part of Form 10-Q for
          Telemundo Holdings, Inc. for the quarter ended June 30, 2001).

Exhibit
  No.                                          Description of Exhibit
-------                                        ----------------------

  2.2   First Amendment to Asset Purchase Agreement dated July 10, 2001 among Southwest Sports
          Television, L.P., Telemundo of Dallas, L.P., Telemundo of Dallas License Corp. and Telemundo
          Communications Group, Inc. (incorporated herein by reference to Exhibit 2.2 filed as part of
          Form 10-Q for Telemundo Holdings, Inc. for the quarter ended June 30, 2001).

  2.3   Agreement and Plan of Merger by and among General Electric Company, National Broadcasting
          Company, Inc., TN Acquisition Corp., SPE Mundo Investment Inc. and Telemundo
          Communications Group, Inc., dated as of October 11, 2001.

  3.1   Restated Certificate of Incorporation of Telemundo Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended
          December 31, 2000).

  3.2   Amended and Restated Bylaws of Telemundo Holdings, Inc. (incorporated herein by reference to
          Exhibit 3.2 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended
          December 31, 2000).

  4.1*  Indenture dated August 10, 2001 among Telemundo Holdings, Inc. and The Bank of New York, as trustee, relating to the 111/2% Senior Discount Notes due 2008 of Telemundo Holdings, Inc.

  4.2*  Registration Rights Agreement dated August 10, 2001 among Telemundo Holdings, Inc., Credit
          Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  4.3   Indenture dated August 12, 1998 among Telemundo Holdings, Inc. and Bank of Montreal Trust
          Company, as trustee, relating to the 111/2% Senior Discount Notes due 2008 of Telemundo
          Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 filed as part of the Registration
          Statement on Form S-4 for Telemundo Holdings, Inc., as amended, filed with the Commission on
          September 29, 1998).

  5.1   Opinion of Latham & Watkins, special counsel to Telemundo Holdings, Inc., dated November 1,
          2001.

  8.1   Opinion of Latham & Watkins regarding tax consequences.

 10.1   Memorandum of Agreement Re: Umbrella Affiliation Agreement dated August 12, 1998 between
          Telemundo Network Group LLC and Telemundo Group, Inc. (incorporated herein by reference to
          Exhibit 10.1 filed as part of the Registration Statement on Form S-4 for Telemundo Holdings, Inc.,
          as amended, filed with the Commission on September 29, 1998).

 10.2   Memorandum of Agreement Re: Cable Payments dated as of August 12, 1998 between Telemundo
          Network Group LLC and Telemundo Group, Inc. (incorporated herein by reference to Exhibit 10.2 filed as part of the Registration Statement on Form S-4 for Telemundo Holdings, Inc., as amended, filed with the Commission on September 29, 1998).

 10.3   Form of High Power Station Affiliation Agreement (incorporated herein by reference to Exhibit 10.3 filed as part of the Registration Statement on Form S-4 for Telemundo Holdings, Inc., as amended, filed with the Commission on September 29, 1998).

 10.4   Stockholders' Agreement dated as of December 15, 2000 between Telemundo Communications
          Group, Inc., Station Partners, LLC, Council Tree Hispanic Broadcasters II, L.L.C., BCF Media,
          LLC, Bastion Capital Fund, L.P., Bron-Villanueva Capital, LLC, Sony Pictures Entertainment Inc.
          and Liberty Media Corporation (incorporated herein by reference to Exhibit 10.4 filed as part of
          Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.5   Amended and Restated Employment Agreement dated as of September 10, 1997 between Telemundo
          Holdings, Inc. and Roland A. Hernandez (incorporated herein by reference to Exhibit 10.20 filed as part of Form 10-K for Telemundo Group, Inc. for the fiscal year ended December 31, 1997).

 10.6   Employment Agreement dated as of November 17, 1999 between Telemundo Holdings, Inc. and
          Richard J. Blangiardi (incorporated herein by reference to Exhibit 10.11 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 1999).

 10.7   Amended and Restated Employment Agreement dated as of November 1, 1999 between Telemundo
          Holdings, Inc. and Peter J. Houseman II (incorporated herein by reference to Exhibit 10.12 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 1999).

Exhibit
  No.                                          Description of Exhibit
-------                                        ----------------------

  10.8  Employment Agreement dated as of January 1, 2000 between Telemundo Holdings, Inc. and
          Vincent L. Sadusky (incorporated herein by reference to Exhibit 10.13 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 1999).

  10.9  Employment Agreement dated as of July 1, 1999 between Telemundo Network Group LLC and
          James M. McNamara (incorporated herein by reference to Exhibit 10.13 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.10  Amendment No. 1 to Employment Agreement dated as of September 17, 1999 between Telemundo
          Network Group LLC and James M. McNamara (incorporated herein by reference to Exhibit 10.14 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31,
          2000).

 10.11  Amendment No. 2 to Employment Agreement dated as of September 6, 2000 between Telemundo
          Network Group LLC, Telemundo Communications Group LLC and James M. McNamara
          (incorporated herein by reference to Exhibit 10.15 filed as part of Form 10-K for Telemundo
          Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.12  Employment Agreement dated as of August 12, 1998 between Telemundo Network Group LLC and
          Alan Sokol (incorporated herein by reference to Exhibit 10.16 filed as part of Form 10-K for
          Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.13  Amendment No. 1 to Employment Agreement dated as of September 17, 1999 between Telemundo
          Network Group LLC and Alan Sokol (incorporated herein by reference to Exhibit 10.17 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.14  Amendment No. 2 to Employment Agreement dated as of November 30, 2000 between Telemundo
          Network Group LLC, Telemundo Communications Group, Inc. and Alan Sokol (incorporated herein by reference to Exhibit 10.18 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.15  Effectiveness Agreement dated as of June 1, 2001 among Telemundo Group, Inc., Telemundo
          Holdings, Inc., the Lenders (as named therein) and Credit Suisse First Boston Corporation
          (incorporated herein by reference to Exhibit 10.1 filed as part of Form 8-K for Telemundo
          Holdings, Inc. dated June 1, 2001).

 10.16  Amended and Restated Credit Agreement dated as of June 1, 2001 among Telemundo Group, Inc., as borrower, Telemundo Holdings, Inc., as parent guarantor, the Lenders (as named therein) and
          Credit Suisse First Boston Corporation (incorporated herein by reference to Exhibit 10.2 filed as part of Form 8-K for Telemundo Holdings, Inc. dated June 1, 2001).

 10.17  Amended and Restated Pledge Agreement dated as of June 1, 2001 among Telemundo Group, Inc.,
          Telemundo Holdings, Inc., the Subsidiary Pledgors (as named therein) and Credit Suisse First
          Boston Corporation (incorporated herein by reference to Exhibit 10.3 filed as part of Form 8-K for
          Telemundo Holdings, Inc. dated June 1, 2001).

 10.18  Amended and Restated Security Agreement dated as of June 1, 2001 among Telemundo Group, Inc.,
          Telemundo Holdings, Inc., the Subsidiary Guarantors (as named therein) and Credit Suisse First
          Boston Corporation (incorporated herein by reference to Exhibit 10.4 filed as part of Form 8-K for
          Telemundo Holdings, Inc. dated June 1, 2001).

 10.19  Amended and Restated Subsidiary Guarantee Agreement dated as of June 1, 2001 among Telemundo
          Group, Inc., Telemundo Holdings, Inc., the Subsidiary Guarantors (as named therein) and Credit
          Suisse First Boston Corporation (incorporated herein by to reference Exhibit 10.5 filed as part of
          Form 8-K for Telemundo Holdings, Inc. dated June 1, 2001).

Exhibit
  No.                                          Description of Exhibit
-------                                        ----------------------
 10.20  Amended and Restated Stockholders' Agreement dated as of May 31, 2001 among Telemundo
          Communications Group, Inc., Station Partners, LLC, Sony Pictures Entertainment Inc., Liberty
          Media Corporation, Council Tree Hispanic Broadcasters II, L.L.C., BCF Media, LLC, Bastion
          Capital Fund, L.P., TLMD LLC, Villanueva Investments, Inc., The Bron 2000 Trust and Bron-
          Villanueva Capital, LLC (incorporated herein by reference to Exhibit 10.6 filed as part of Form
          8-K for Telemundo Holdings, Inc. dated June 1, 2001).
 10.21* First Amendment and Waiver, dated as of August 3, 2001, to the Amended and Restated Credit
          Agreement dated as of June 1, 2001, among Telemundo Group, Inc., as borrower, Telemundo
          Holdings, Inc., as parent guarantor, the Lenders (as named therein) and Credit Suisse First Boston
          Corporation.
 10.22  Employment Agreement dated as of November 1, 2000 by and between Telemundo Communications
          Group, Inc. and Vincent L. Sadusky.
 10.23  Amendment to Employment Agreement dated as of October 8, 2001 by and between Telemundo
          Communications Group, Inc. and Vincent L. Sadusky.
 10.24  Amendment No. 3 to Employment Agreement dated as of October 11, 2001 by and between
          Telemundo Communications Group, Inc. and James M. McNamara.
 10.25  Amendment No. 3 to Employment Agreement dated as of October 11, 2001 by and between
          Telemundo Communications Group, Inc. and Alan Sokol.
  12.1* Computation of Ratio of Earnings to Fixed Charges.
  21.1* Subsidiaries of Telemundo Holdings, Inc.
  23.1  Consent of Deloitte & Touche LLP
  23.2  Consent of Arthur Andersen LLP
  23.3  Consent of Latham & Watkins, special counsel to Telemundo Holdings, Inc. (included in Exhibit 5.1 above).
  24.1* Power of Attorney (included on signature page of the previously filed Registration Statement).
  25.1* Statement of Eligibility of The Bank of New York, as trustee, on Form T-1.
  99.1* Form of Letter of Transmittal
  99.2* Form of Notice of Guaranteed Delivery
  99.3* Form of Letter from Telemundo Holdings, Inc. to Registered Holders and DTC Participants.
  99.4* Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
  99.5* Form of Letter to Clients.
  99.6* Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

--------

* Previously filed.


Item 22. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of NewYork, New York, on November 1, 2001.


                                          TELEMUNDO HOLDINGS, INC.


                                          By:       /s/ GLENN A. DRYFOOS
                                           ------------------------------------
                                                      Glenn A. Dryfoos
                                                 Senior Vice President and
                                                      General Counsel




   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


         Signature                      Title                     Date
         ---------                      -----                     ----

             *            Chief Executive Officer           November 1, 2001
   ----------------------
     James M. McNamara

             *            Chief Operating Officer           November 1, 2001
   ----------------------
       Alan J. Sokol

   /s/ VINCENT L. SADUSKY Chief Financial Officer and       November 1, 2001
   ----------------------   Treasurer
     Vincent L. Sadusky

             *            President                         November 1, 2001
   ----------------------
   Richard J. Blangiardi

    /s/ GLENN A. DRYFOOS  Senior Vice President and General November 1, 2001
   ----------------------   Counsel
      Glenn A. Dryfoos

             *            Director                          November 1, 2001
   ----------------------
       Guillermo Bron

             *            Director                          November 1, 2001
   ----------------------
      Paul J. Finnegan

             *            Director                          November 1, 2001
   ----------------------
     Leonard J. Grossi

             *            Director                          November 1, 2001
   ----------------------
         Mel Harris

             *            Director                          November 1, 2001
   ----------------------
     Stephen C. Hillard

             *            Director                          November 1, 2001
   ----------------------
      Brian W. McNeill

             *            Director                          November 1, 2001
   ----------------------
    Daniel D. Villanueva

             *            Director                          November 1, 2001
   ----------------------
      Edward M. Yorke

                                                            November 1, 2001
   *By /s/ GLENN A. DRYFOOS
   ----------------------
      Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit
  No.                                          Description of Exhibit
-------                                        ----------------------

  1.1*  Purchase Agreement dated as of July 30, 2001 among Telemundo Holdings, Inc., Credit Suisse First
          Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  2.1   Asset Purchase Agreement dated as of June 25, 2001 among Southwest Sports Television, L.P.,
          Telemundo of Dallas, L.P., Telemundo of Dallas License Corp. and Telemundo Communications
          Group, Inc. (incorporated herein by reference to Exhibit 2.1 filed as part of Form 10-Q for
          Telemundo Holdings, Inc. for the quarter ended June 30, 2001).

  2.2   First Amendment to Asset Purchase Agreement dated July 10, 2001 among Southwest Sports
          Television, L.P., Telemundo of Dallas, L.P., Telemundo of Dallas License Corp. and Telemundo
          Communications Group, Inc. (incorporated herein by reference to Exhibit 2.2 filed as part of Form
          10-Q for Telemundo Holdings, Inc. for the quarter ended June 30, 2001).

  2.3   Agreement and Plan of Merger by and among General Electric Company, National Broadcasting
          Company, Inc., TN Acquisition Corp., SPE Mundo Investment Inc. and Telemundo
          Communications Group, Inc., dated as of October 11, 2001.

  3.1   Restated Certificate of Incorporation of Telemundo Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended
          December 31, 2000).

  3.2   Amended and Restated Bylaws of Telemundo Holdings, Inc. (incorporated herein by reference to
          Exhibit 3.2 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended
          December 31, 2000).

  4.1*  Indenture dated August 10, 2001 among Telemundo Holdings, Inc. and The Bank of New York, as trustee, relating to the 11 1/2% Senior Discount Notes due 2008 of Telemundo Holdings, Inc.

  4.2*  Registration Rights Agreement dated August 10, 2001 among Telemundo Holdings, Inc., Credit
          Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  4.3   Indenture dated August 12, 1998 among Telemundo Holdings, Inc. and Bank of Montreal Trust
          Company, as trustee, relating to the 11 1/2% Senior Discount Notes due 2008 of Telemundo
          Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 filed as part of the Registration
          Statement on Form S-4 for Telemundo Holdings, Inc., as amended, filed with the Commission on
          September 29, 1998).

  5.1   Opinion of Latham & Watkins, special counsel to Telemundo Holdings, Inc., dated November 1,
          2001

  8.1   Opinion of Latham & Watkins regarding tax consequences.

 10.1   Memorandum of Agreement Re: Umbrella Affiliation Agreement dated August 12, 1998 between
          Telemundo Network Group LLC and Telemundo Group, Inc. (incorporated herein by reference to
          Exhibit 10.1 filed as part of the Registration Statement on Form S-4 for Telemundo Holdings, Inc.,
          as amended, filed with the Commission on September 29, 1998).

 10.2   Memorandum of Agreement Re: Cable Payments dated as of August 12, 1998 between Telemundo
          Network Group LLC and Telemundo Group, Inc. (incorporated herein by reference to Exhibit 10.2 filed as part of the Registration Statement on Form S-4 for Telemundo Holdings, Inc., as amended, filed with the Commission on September 29, 1998).

 10.3   Form of High Power Station Affiliation Agreement (incorporated herein by reference to Exhibit 10.3 filed as part of the Registration Statement on Form S-4 for Telemundo Holdings, Inc., as amended, filed with the Commission on September 29, 1998).

 10.4   Stockholders' Agreement dated as of December 15, 2000 between Telemundo Communications
          Group, Inc., Station Partners, LLC, Council Tree Hispanic Broadcasters II, L.L.C., BCF Media,
          LLC, Bastion Capital Fund, L.P., Bron-Villanueva Capital, LLC, Sony Pictures Entertainment Inc.
          and Liberty Media Corporation (incorporated herein by reference to Exhibit 10.4 filed as part of
          Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

Exhibit
  No.                                          Description of Exhibit
-------                                        ----------------------

  10.5  Amended and Restated Employment Agreement dated as of September 10, 1997 between Telemundo
          Holdings, Inc. and Roland A. Hernandez (incorporated herein by reference to Exhibit 10.20 filed as part of Form 10-K for Telemundo Group, Inc. for the fiscal year ended December 31, 1997).

  10.6  Employment Agreement dated as of November 17, 1999 between Telemundo Holdings, Inc. and
          Richard J. Blangiardi (incorporated herein by reference to Exhibit 10.11 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 1999).

  10.7  Amended and Restated Employment Agreement dated as of November 1, 1999 between Telemundo
          Holdings, Inc. and Peter J. Houseman II (incorporated herein by reference to Exhibit 10.12 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 1999).

  10.8  Employment Agreement dated as of January 1, 2000 between Telemundo Holdings, Inc. and
          Vincent L. Sadusky (incorporated herein by reference to Exhibit 10.13 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 1999).

  10.9  Employment Agreement dated as of July 1, 1999 between Telemundo Network Group LLC and
          James M. McNamara (incorporated herein by reference to Exhibit 10.13 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.10  Amendment No. 1 to Employment Agreement dated as of September 17, 1999 between Telemundo
          Network Group LLC and James M. McNamara (incorporated herein by reference to Exhibit 10.14 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31,
          2000).

 10.11  Amendment No. 2 to Employment Agreement dated as of September 6, 2000 between Telemundo
          Network Group LLC, Telemundo Communications Group LLC and James M. McNamara
          (incorporated herein by reference to Exhibit 10.15 filed as part of Form 10-K for Telemundo
          Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.12  Employment Agreement dated as of August 12, 1998 between Telemundo Network Group LLC and
          Alan Sokol (incorporated herein by reference to Exhibit 10.16 filed as part of Form 10-K for
          Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.13  Amendment No. 1 to Employment Agreement dated as of September 17, 1999 between Telemundo
          Network Group LLC and Alan Sokol (incorporated herein by reference to Exhibit 10.17 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.14  Amendment No. 2 to Employment Agreement dated as of November 30, 2000 between Telemundo
          Network Group LLC, Telemundo Communications Group, Inc. and Alan Sokol (incorporated herein by reference to Exhibit 10.18 filed as part of Form 10-K for Telemundo Holdings, Inc. for the fiscal year ended December 31, 2000).

 10.15  Effectiveness Agreement dated as of June 1, 2001 among Telemundo Group, Inc., Telemundo
          Holdings, Inc., the Lenders (as named therein) and Credit Suisse First Boston Corporation
          (incorporated herein by reference to Exhibit 10.1 filed as part of Form 8-K for Telemundo
          Holdings, Inc. dated June 1, 2001).

 10.16  Amended and Restated Credit Agreement dated as of June 1, 2001 among Telemundo Group, Inc., as borrower, Telemundo Holdings, Inc., as parent guarantor, the Lenders (as named therein) and
          Credit Suisse First Boston Corporation (incorporated herein by reference to Exhibit 10.2 filed as part of Form 8-K for Telemundo Holdings, Inc. dated June 1, 2001).

 10.17  Amended and Restated Pledge Agreement dated as of June 1, 2001 among Telemundo Group, Inc.,
          Telemundo Holdings, Inc., the Subsidiary Pledgors (as named therein) and Credit Suisse First
          Boston Corporation (incorporated herein by reference to Exhibit 10.3 filed as part of Form 8-K for
          Telemundo Holdings, Inc. dated June 1, 2001).

Exhibit
  No.                                          Description of Exhibit
-------                                        ----------------------

 10.18  Amended and Restated Security Agreement dated as of June 1, 2001 among Telemundo Group, Inc.,
          Telemundo Holdings, Inc., the Subsidiary Guarantors (as named therein) and Credit Suisse First
          Boston Corporation (incorporated herein by reference to Exhibit 10.4 filed as part of Form 8-K for
          Telemundo Holdings, Inc. dated June 1, 2001).

 10.19  Amended and Restated Subsidiary Guarantee Agreement dated as of June 1, 2001 among Telemundo
          Group, Inc., Telemundo Holdings, Inc., the Subsidiary Guarantors (as named therein) and Credit
          Suisse First Boston Corporation (incorporated herein by to reference Exhibit 10.5 filed as part of
          Form 8-K for Telemundo Holdings, Inc. dated June 1, 2001).

 10.20  Amended and Restated Stockholders' Agreement dated as of May 31, 2001 among Telemundo
          Communications Group, Inc., Station Partners, LLC, Sony Pictures Entertainment Inc., Liberty
          Media Corporation, Council Tree Hispanic Broadcasters II, L.L.C., BCF Media, LLC, Bastion
          Capital Fund, L.P., TLMD LLC, Villanueva Investments, Inc., The Bron 2000 Trust and
          Bron-Villanueva Capital, LLC (incorporated herein by reference to Exhibit 10.6 filed as part of
          Form 8-K for Telemundo Holdings, Inc. dated June 1, 2001).

 10.21* First Amendment and Waiver, dated August 3, 2001, to the Amended and Restated Credit Agreement
          dated as of June 1, 2001, among Telemundo Group, Inc., as borrower, Telemundo Holdings, Inc., as parent guarantor, the Lenders (as named therein) and Credit Suisse First Boston Corporation.

 10.22  Employment Agreement dated as of November 1, 2000 by and between Telemundo Communications
          Group, Inc. and Vincent L. Sadusky.

 10.23  Amendment to Employment Agreement dated as of October 8, 2001 by and between Telemundo
          Communications Group, Inc. and Vincent L. Sadusky.

 10.24  Amendment No. 3 to Employment Agreement dated as of October 11, 2001 by and between
          Telemundo Communications Group, Inc. and James M. McNamara.

 10.25  Amendment No. 3 to Employment Agreement dated as of October 11, 2001 by and between
          Telemundo Communications Group, Inc. and Alan Sokol.

  12.1* Computation of Ratio of Earnings to Fixed Charges.

  21.1* Subsidiaries of Telemundo Holdings, Inc.

  23.1  Consent of Deloitte & Touche LLP

  23.2  Consent of Arthur Andersen LLP

  23.3  Consent of Latham & Watkins, special counsel to Telemundo Holdings, Inc. (included in Exhibit 5.1 above).

  24.1* Power of Attorney (included on signature page of the previously filed Registration Statement).

  25.1* Statement of Eligibility of The Bank of New York, as trustee, on Form T-1.

  99.1* Form of Letter of Transmittal

  99.2* Form of Notice of Guaranteed Delivery

  99.3* Form of Letter from Telemundo Holdings, Inc. to Registered Holders and DTC Participants.

  99.4* Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.

  99.5* Form of Letter to Clients.

  99.6* Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

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* Previously filed.